UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

NETOPIA, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

Common stock, par value $0.001 per share, of Netopia, Inc. (“Netopia common stock”)

2.	Aggregate number of securities to which transaction applies:

26,554,051 shares of outstanding Netopia common stock and 7,350,503 shares subject to outstanding options or rights to purchase Netopia common stock with an exercise or purchase price of less than $7.00

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based on the sum of (a) the product of (i) 26,554,051 shares of Netopia common stock and (ii) $7.00; (b) the product of (i) 7,060,890 shares of Netopia common stock subject to outstanding options with an exercise price of less than $7.00 and (ii) $3.1754 per share (which is the difference between $7.00 and the weighted average exercise price per share); and (c) the product of (i) 289,613 shares of Netopia common stock subject to outstanding purchase rights under Netopia’s employee stock purchase plan and (ii) $4.3338 per share (which is the difference between $7.00 and the weighted average purchase price per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.000107 by the sum of the preceding sentence.

4.	Proposed maximum aggregate value of transaction:

$209,554,632

5.	Total fee paid:

$22,423

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SUBJECT TO COMPLETION

Preliminary Proxy Materials, dated December 12, 2006

Netopia, Inc.

6001 Shellmound Street, 4th floor

Emeryville, CA 94608

December [    ], 2006

Merger Proposal

Dear Stockholder:

We cordially invite you to attend a special meeting of stockholders of Netopia, Inc. to be held at 6001 Shellmound Street, 4th floor, Emeryville, CA 94608, at [        ] a.m., Pacific Time, on [                        ], 2007. Holders of record of Netopia common stock at the close of business on December [    ], 2006, will be entitled to vote at the special meeting or any adjournment of the special meeting.

At the special meeting, we will ask you to adopt the Agreement and Plan of Merger, dated as of November 13, 2006, among Motorola, Inc., Motorola GTG Subsidiary IV Corp., a wholly-owned subsidiary of Motorola, and Netopia. If the merger is completed, Netopia will become a wholly-owned subsidiary of Motorola.

We are also asking you to expressly grant the authority to vote your shares to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

If the merger is completed, you will be entitled to receive $7.00 in cash, without interest and less any applicable tax withholding, for each share of Netopia common stock that you own (unless you have properly exercised your appraisal rights), and you will have no ongoing ownership interest in the continuing business of Netopia or Motorola. We cannot complete the merger unless all of the conditions to the completion of the merger, including the adoption of the merger agreement by Netopia stockholders, are satisfied or waived by Motorola.

Our board of directors has unanimously determined that each of the merger agreement and the merger is fair to, and in the best interests of, Netopia and our stockholders. Accordingly, our board of directors has unanimously approved the merger agreement and declared its advisability, and recommends that you vote “FOR” adoption of the merger agreement.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about Netopia from documents we have filed with the Securities and Exchange Commission.

Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Netopia common stock. If you fail to vote on the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement for purposes of the vote referred to above.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

We hope you will join us on [                        ], 2007 for our special meeting, but we know that not every stockholder will be able to do so. Whether or not you plan to attend, please return your signed proxy as soon as possible.

I personally support this transaction and join the other members of our board of directors in recommending that you vote for the adoption of the merger agreement.

Sincerely,

Alan B. Lefkof

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

THIS PROXY STATEMENT IS DATED DECEMBER [    ], 2006 AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT DECEMBER [    ], 2006.

YOUR VOTE IS VERY IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE STRONGLY ENCOURAGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT CAREFULLY AND THEN SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD(S) IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR USE THE ELECTRONIC OR TELEPHONIC VOTING PROCEDURES BY FOLLOWING THE INSTRUCTIONS IN THE ACCOMPANYING PROXY CARD(S). IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, INCLUDING IF YOU INTEND TO ATTEND AND VOTE AT THE SPECIAL MEETING IN PERSON, YOU MAY DO SO IN THE MANNER SET FORTH IN THE ACCOMPANYING PROXY STATEMENT.

Netopia, Inc.

6001 Shellmound Street, 4th floor

Emeryville, CA 94608

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On [                        ], 2007

To Our Stockholders:

Notice is hereby given that a Special Meeting of Stockholders of Netopia, Inc., a Delaware corporation (also referred to as “we” or “Netopia”), will be held at 6001 Shellmound Street, 4th floor, Emeryville, CA 94608, at [        ] a.m., Pacific Time, on [                        ], 2007 for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 13, 2006, among Motorola, Inc., a Delaware corporation, Motorola GTG Subsidiary IV Corp., a Delaware corporation, and Netopia.

2. To consider and vote to adjourn the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

3. To transact such other business as may properly come before the meeting and any and all adjourned sessions thereof.

Only stockholders of record at the close of business on December [    ], 2006 are entitled to notice of, and to vote at, the special meeting and any and all adjourned sessions thereof. A list of stockholders entitled to vote at the special meeting will be open to examination by stockholders at the meeting and during normal business hours from December [    ], 2006 to the date of the meeting at 6001 Shellmound Street, 4th floor, Emeryville, CA 94608.

Your vote is important, regardless of the number of shares of Netopia’s common stock you own. The adoption of the merger agreement requires the affirmative approval of the holders of a majority of the outstanding shares of Netopia’s common stock entitled to vote thereon. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the meeting and thus ensure that your shares will be represented at the meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by telephone or the Internet, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the meeting and will have the same effect as a vote against the adoption of the merger agreement and against adjournment of the meeting, if necessary, to solicit additional proxies. If you are a stockholder of record and do attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Under applicable Delaware law, if you do not vote in favor of the adoption of the merger agreement, you will have the right to seek appraisal of the fair value of your shares if the merger is completed. You will only be entitled to such appraisal rights if you submit a written demand for an appraisal prior to the vote to adopt the merger agreement, do not vote in favor of the proposal to adopt the merger agreement, and otherwise comply with the Delaware law procedures explained in this proxy statement. See “Dissenters Rights of Appraisal” beginning on page 47 and Annex C of the enclosed proxy statement, which contains the text of Section 262 of the General Corporation Law of the State of Delaware.

BY ORDER OF THE BOARD OF DIRECTORS:

David A. Kadish Secretary

Emeryville, CA

December [    ], 2006

i

ANNEXES:

Annex A—Agreement and Plan of Merger

Annex B—Opinion of Thomas Weisel Partners LLC

Annex C—Section 262 of the General Corporation Law of the State of Delaware

ii

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, its annexes, and the other documents to which we have referred you. The merger agreement is attached as Annex A to this proxy statement. See also “Where You Can Find Additional Information” on page 54. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Merger (see page 35 and Annex A)

Structure of the Merger (see page 35). Subject to the terms and conditions of the merger agreement, upon consummation of the merger, Motorola GTG Subsidiary IV Corp., which we refer to in this proxy statement as Merger Sub, a wholly-owned subsidiary of Motorola, Inc., which we refer to in this proxy statement as Motorola, will merge with and into Netopia. Netopia will survive the merger and continue to exist after the merger as a wholly-owned subsidiary of Motorola.

Consideration for Common Stock (see page 35). If we complete the merger, you will have the right to receive $7.00 in cash for each share you hold of Netopia common stock (NASDAQCM: NTPA), par value $0.001 per share, which we refer to as our common stock or Netopia common stock, unless you do not vote in favor of the adoption of the merger agreement and you otherwise properly perfect your appraisal rights under Delaware law.

Consideration for Options (see page 35). If we complete the merger, all of our outstanding stock options will vest immediately prior to consummation of the merger. At the effective time of the merger, each outstanding stock option to purchase our common stock will be cancelled, and holders of in-the-money options will be entitled to receive a cash payment for each option equal to the product of (a) the excess of $7.00 over the exercise price per share of such option, multiplied by (b) the total number of shares of our common stock underlying such option at the effective time of the merger. The cash payment will be reduced by applicable withholding taxes. Pursuant to the merger agreement, we have agreed to take all actions necessary with respect to outstanding options under our option plans that are not exercised as of the closing date of the merger so that such options are either terminated or cancelled immediately prior to the effective time of the merger, with the holders receiving the cash payment as set forth above. In lieu of an optionee exercising his or her Netopia stock options, the optionee may choose to consent to the cancellation, effective immediately prior to the effective time, of each of his or her outstanding Netopia stock options in consideration for a cash payment equal to (i) the product of (x) the number of shares of Netopia common stock subject to such Netopia stock option held by such optionee, whether or not then vested or exercisable, and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Netopia common stock subject to such Netopia stock option, provided the optionee executes a written consent to the cancellation.

Employee Stock Purchase Plan (see page 36). We have agreed to terminate our employee stock purchase plan immediately prior to the effective time of the merger. If the closing of the merger occurs prior to the next purchase date (January 31, 2007) under our employee stock purchase plan, all purchase rights then outstanding will be terminated in exchange for a return to each purchase plan participant of his or her accumulated payroll deductions plus a payment to each participant equal to the product of (a) the number of shares of our common stock that could be purchased by the participant’s accumulated payroll deductions as of the closing of the merger and (b) the excess of $7.00 over the applicable purchase price per share of our common stock under our purchase plan. The cash payment will be reduced by applicable withholding taxes. If the closing of the merger occurs after the next purchase date, all outstanding purchase rights under the plan will be converted into our common stock in accordance with the terms of the purchase plan. Pursuant to the merger agreement, we have also agreed to limit participation in the purchase plan after the date of the merger agreement to only those employees that were participants on the date of the merger agreement, to restrict participants from increasing their payroll deductions or purchase elections from those in effect on the date of the merger agreement, and to not commence a new purchase plan period after the date of the merger agreement.

No Interest Payable; Payments Subject to Withholding Taxes (see page 35). No interest will be paid on the cash consideration you will be entitled to receive as described above, and all payments are subject to applicable withholding taxes.

Stockholder Vote Required (see page 15)

The affirmative vote of the holders of a majority of the shares of our common stock outstanding as of the close of business on the record date and entitled to vote is required to adopt the merger agreement. Approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies requires the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote at the meeting.

The Merger Will Generally Be a Taxable Transaction (see page 32)

The receipt of cash for shares pursuant to the merger will be a taxable transaction for United States federal income tax purposes. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to fully understand the tax consequences of the merger for you. You should read “The Merger—Material U.S. Federal Income Tax Consequences” for a more complete discussion of the federal income tax consequences of the merger.

Our Board of Directors Unanimously Recommends You Vote “FOR” the Transaction (see page 22)

Our board of directors has unanimously determined that each of the merger agreement and merger is fair to, and in the best interests of, Netopia and our stockholders. Our board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement.

Reasons for the Merger (see page 20)

In the course of reaching its decision approve the merger agreement, declare the advisability of the merger agreement and recommend that our stockholders adopt the merger agreement, our board of directors considered a number of factors described on pages 20-22, including, among other, the following:

•	the business, operations, management, financial condition, earnings and cash flows of our company on a historical and prospective basis;

•	the current and prospective environment in which we operate, including national economic conditions, the competitive environment in the broadband equipment and software industry generally and the likely effect of those factors on us;

•	the financial presentation of Thomas Weisel Partners, and the opinion of Thomas Weisel Partners presented orally on November 13, 2006 and subsequently delivered in writing on November 13, 2006, that, as of the date of its opinion, and based upon the assumptions made, matters considered and limits on review set forth in its written opinion, the merger consideration to be received by holders of our common stock (other than stockholders who exercise dissenters’ rights or Motorola and its affiliates) pursuant to the merger agreement was fair to such stockholders from a financial point of view;

•	the fact that the merger consideration of $7.00 per Netopia share was a 25.2% premium to the closing trading price of our common stock $5.59 on November 13, 2006, a 19.6% premium to the average closing price of our common stock $5.85 for the 10 trading days ended November 13, 2006, a 13.7% premium to the average closing price of our common stock $6.16 for the 30 trading days ended November 13, 2006, a 23.1% premium to the average closing price of our common stock $5.69 for the 60 trading days ended November 13, 2006 and a 30.8% premium to the average closing price of our common stock $5.35 for the 90 trading days ended November 13, 2006;

•	the fact that the cash form of the merger consideration provides certainty and immediate value to our stockholders;

•	the fact that, subject to the non-solicitation limitations, conditions and requirements contained in the merger agreement, we can furnish information to and negotiate with third parties other than Motorola and, subject to payment of a termination fee of $7.3 million, plus certain third party expenses, we can enter into a merger agreement with such a third party that makes an unsolicited superior proposal to acquire us;

•	the availability of appraisal rights under Delaware law to stockholders who dissent from the merger (taking into account, however, a closing condition permitting Motorola not to close under certain specified circumstances due to the exercise of appraisal rights); and

•	the possibility that the merger may not be completed, which would divert significant resources and would have a negative impact on our operations.

Market Price (see page 52)

Our common stock is listed on the NASDAQ Capital Market under the symbol “NTPA.” On November 13, 2006, the last full trading day prior to the public announcement on November 14, 2006, of the proposed merger, our common stock closed at $5.59. On December [    ], 2006, the last full trading day prior to the date of the notice of the special meeting, our common stock closed at $[            ].

Opinion of Thomas Weisel Partners LLC to Our Board of Directors (see page 22)

We retained Thomas Weisel Partners LLC, referred to in this proxy statement as Thomas Weisel Partners, as our financial advisor in connection with the proposed merger and to deliver a fairness opinion to our board of directors in connection with the proposed merger. On November 13, 2006, Thomas Weisel Partners delivered its written opinion to our board of directors that, as of the date of its opinion, and based upon the assumptions made, matters considered and limits on review set forth in its written opinion, the merger consideration to be received by holders of our common stock (other than stockholders who exercise appraisal rights or Motorola and its affiliates) pursuant to the merger agreement was fair to such stockholders from a financial point of view. The full text of Thomas Weisel Partners’ written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken by Thomas Weisel Partners in rendering its opinion, is included in this proxy statement as Annex B and is incorporated by reference into this proxy statement. We urge you to read the opinion carefully and in its entirety. The opinion was directed to our board of directors, addresses only the fairness, from a financial point of view, as of the date of such opinion, of the merger consideration to be received by the holders of our common stock (other than stockholders who exercise appraisal rights or Motorola and its affiliates) and does not address any other aspect of the merger or constitute a recommendation to any holder of our common stock as to how to vote at the special meeting.

Our Directors and Executive Officers Have Financial Interests in the Merger that are Different From Your Interests (see page 28)

As you consider the recommendation of our board of directors to vote “FOR” the adoption of the merger agreement, you should be aware that certain members of our board of directors and our executive officers have interests in the merger that are, or may be, different from or in addition to your interests. These interests include the following:

•	all of our directors and executive officers will benefit from the merger because at the effective time of the merger, all of their respective unvested stock options will become fully vested and will be converted into the right to receive a cash payment equal to the difference between the $7.00 per share merger consideration and the exercise price for each in-the-money stock option (subject to applicable tax withholding);

•	certain of our executive officers have entered into retention agreements with Motorola which, among other things, provide annual incentive bonuses, cash retention bonuses, and retention equity awards, if the officer remains with Motorola or a subsidiary during specified retention periods, and, in certain cases, upon the individual’s earlier termination of employment due to death or disability, termination by the Motorola employer without cause, or voluntary resignation due to a relocation; and

•	the terms of the merger agreement provide for the continued indemnification of our current and former directors and officers and maintenance of a directors and officers insurance policy for a period of six years following the effective time of the merger.

Our board of directors was aware of these interests and considered them, among other matters, when approving the merger. Our board consists of one director who is also an executive officer, and at the time of the approval of the merger, five independent directors. For a more complete description, see “The Merger—Interests of Our Directors and Executive Officers in the Merger.”

You Will Have Appraisal Rights in the Merger (see page 47)

Stockholders who do not wish to accept the cash consideration payable pursuant to the merger agreement may seek, under Delaware law, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more or less than or the same as the $7.00 per share merger consideration. This right of appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, you must comply with the requirements of Delaware law, including among other things:

•	you must make a written demand to us for appraisal in compliance with Delaware law before the vote on the proposal to adopt the merger agreement at the special meeting;

•	you must not vote in favor of the proposal to adopt the merger agreement; and

•	you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger.

Merely voting against the adoption of the merger agreement or failing to vote will not preserve your right of appraisal under Delaware law. Also, because a submitted executed proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of an executed proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by the statute, you will lose your right of appraisal.

Annex C to this proxy statement contains the relevant provisions of Delaware law relating to your right of appraisal. We encourage you to read these provisions carefully and in their entirety.

Regulatory Filings and Approvals Required to Complete the Merger (see page 34)

The merger is subject to discretionary review by the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission to determine whether it is in compliance with applicable antitrust laws. The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission, and the required waiting period has ended. We and Motorola each intend to file the required notification and report form with the Antitrust Division of the Department of Justice and the Federal Trade Commission and request early termination of the waiting period. Netopia conducts operations in a number of other jurisdictions where other merger control filings or approvals may be required or advisable in connection with the completion of the merger. We are currently in the process of reviewing whether merger control filings or approvals may be required or desirable in those jurisdictions. Objections from antitrust or competition authorities in certain jurisdictions could delay or prevent completion of the merger.

The Merger Agreement (see page 35)

The merger agreement, dated as of November 13, 2006, contains our representations and warranties to Motorola, covenants relating to the conduct of our business prior to consummation of the merger, consents and approvals required for and conditions to the completion of the merger and our ability to consider other acquisition proposals. The merger agreement also provides for the automatic conversion of shares of our common stock into the right to receive the per share merger consideration at the effective time of the merger. We encourage you to read the merger agreement carefully and in its entirety.

The Merger Agreement May Be Terminated Under Some Circumstances; We May be Obligated to Pay Motorola a Termination Fee (see page 45)

We and Motorola may mutually agree in writing to terminate the merger agreement at any time without completing the merger, even after our stockholders approve it.

In addition, either we or Motorola may terminate the merger agreement without the consent of the other if:

•	our stockholders do not vote to adopt the merger agreement at the special meeting;

•	the merger has not been completed by April 30, 2007, unless the date is mutually extended by the parties;

•	any court or governmental entity issues or enacts a final and non-appealable ruling or order which permanently restrains, enjoins or otherwise prohibits the consummation of the merger; or

•	if the other party fails to cure its breach of its closing conditions relating to the accuracy of its representations and warranties, and such breach would result in a material adverse effect, or relating to the performance in all material respects of its obligations under the merger agreement, within 20 days after receiving notice of such breach from the terminating party, in each case if the terminating party is not at that time in material breach of the merger agreement.

However, neither we nor Motorola may terminate the merger agreement because of the failure of our stockholders to adopt the merger agreement or because of the failure of the merger to be completed by April 30, 2007 if the terminating party has breached or failed to perform in any material respect its obligations under the merger agreement in any manner that shall have been the principal cause of or resulted in the failure of the merger to be completed.

We may terminate the merger agreement without Motorola’s consent if our board of directors, in compliance with its non-solicitation obligations in the merger agreement, has determined that a competing transaction is a superior proposal, and:

•	our board of directors has approved or recommended the superior proposal to our stockholders;

•	a three business day period has expired since our board of directors provided Motorola with the right to match the competing superior proposal, and Motorola failed to match such proposal as determined by our board of directors; and

•	we have paid to Motorola the termination fee described below.

Motorola can terminate the merger agreement without our consent, and we are obligated to pay Motorola a termination fee of $7.3 million, plus certain third-party expenses, if any of the following occur:

•	our board of directors resolves to change, or changes, its recommendation of the Motorola transaction;

•	our board of directors publicly announces that it intends to recommend, or recommends, a competing takeover proposal to our stockholders;

•	our board of directors enters into any other acquisition agreement;

•	a tender offer or exchange offer for our outstanding shares is commenced and our board of directors fails to recommend against acceptance of such tender offer or exchange offer by our stockholders;

•	our board of directors, following receipt of a competing takeover proposal, and after being requested by Motorola, fails to reaffirm its approval or recommendation of Motorola’s transaction as promptly as practicable, but in any event within five (5) business days, after such request; or

•	we or any of our officers, directors, representatives or agents knowingly and materially breach our obligations under the merger agreement’s non-solicitation provisions or specified provisions related to the special stockholders’ meeting.

We are also required to pay Motorola the termination fee at the time we approve, recommend to our stockholders, consummate or enter into a transaction with a third party for 35% or more (or equity securities representing 35% or more) of the consolidated assets of Netopia and our subsidiaries, if such approval, recommendation, consummation or entry into such transaction occurs within 12 months after any termination by us or Motorola based upon failure of the vote of our stockholders or the merger failing to be completed by April 30, 2007, and if there had been a third-party takeover proposal for 35% or more (or equity securities representing 35% or more) of the consolidated assets of Netopia and our subsidiaries prior to the special stockholders’ meeting.

Motorola and the Merger Sub have agreed that payment of the termination fee and expenses, to the extent paid and accepted, are their sole and exclusive remedy upon termination of the merger agreement.

The Special Meeting (see page 15)

Date, Time and Place (see page [    ]). You are cordially invited to attend the special meeting of our stockholders, which will begin at [        ] a.m., Pacific Time, on [                        ], 2007. The meeting will be held at 6001 Shellmound Street, 4th floor, Emeryville, CA 94608.

At the special meeting, our stockholders will be asked to adopt the merger agreement, and to adjourn the meeting, if necessary or appropriate, to solicit additional proxies.

We do not know of any other business or proposals to be considered at the special meeting other than the items described in this proxy statement. If any other business is properly brought before the special meeting or any adjournments thereof, the signed proxies received from you and our other stockholders give the proxies the authority to vote on the matter according to their discretion.

Record Date, Voting Power (see page 15). Stockholders who own Netopia common stock as of the close of business on December [    ], 2006, the record date, will be entitled to vote at the special meeting. On that date there were [            ] shares of our common stock outstanding and entitled to vote. Each share is entitled to one vote on each matter properly brought before the meeting.

Voting (see page 16). Netopia is offering you four methods of voting:

•	You may indicate your vote on the enclosed proxy card, sign and date the card and return the card in the enclosed prepaid envelope;

•	You may vote by telephone by calling the toll-free number that appears on the enclosed proxy card and following the instructions given;

•	You may vote via the Internet by going to the Internet site that appears on the enclosed proxy card and following the instructions given; or

•	You may attend the meeting and vote in person.

All shares entitled to vote and represented by a properly completed and executed proxy received before the meeting and not revoked will be voted at the meeting as you instruct in such proxy. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed and executed proxy will be voted as our board of directors recommends, which is “FOR” the adoption of the merger agreement.

Please do not send in your stock certificates with your proxy. After completion of the merger, you will receive written instructions from the exchange agent for returning your Netopia stock certificates. These instructions will tell you how and where to send your Netopia stock certificates in order to receive the merger consideration.

Revocation of Proxies (see page 16). You can revoke your proxy at any time before it is voted by delivery of a properly completed and executed, later-dated proxy card or telephone or Internet vote, or by voting in person by ballot at the special meeting.

Vote Required (see page 15). The adoption of the merger agreement requires the affirmative vote of stockholders holding a majority of the shares of our common stock outstanding at the close of business on the record date. Abstentions, votes withheld and broker “non-votes” will have the effect of a vote “AGAINST” the merger agreement and the merger. A broker “non-vote” occurs when you hold your shares in “street name” through a broker or other nominee and you do not give your broker or nominee instructions on how to vote with respect to the adoption of merger agreement. Brokers and other nominees do not have discretionary authority to vote on the proposal to adopt the merger agreement, and will not cast votes on that proposal without timely written instructions from the beneficial owners.

Approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies requires the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote at the meeting. Abstentions will have the effect of a vote “AGAINST” this proposal. Broker non-votes will have no effect on this proposal because the underlying shares would not be considered present and entitled to vote (due to the lack of beneficial owner instructions).

Shares Owned by Our Directors and Executive Officers (see page 50). On the record date, our directors and executive officers beneficially owned and were entitled to vote [            ] shares of our common stock, which represented approximately [    ]% of the shares of our common stock outstanding on that date. These numbers do not give effect to outstanding stock options or purchase rights, which are not entitled to vote at the special meeting. Pursuant to the voting agreement entered in connection with the merger agreement, our directors have agreed to vote all shares of our common stock beneficially owned by them in favor of the adoption of the merger agreement and in favor of the proposal to adjourn the special meeting to solicit additional proxies, against approval of any proposal made in opposition to, or in competition with, the merger agreement or the merger, against any other merger or other business combination transaction and any other matter that would result in a breach of any of our obligations or agreements in the merger agreement or any other action that is intended, or could reasonably be expected, to, in any manner, impede, frustrate, prevent, nullify, interfere with, delay, postpone, discourage or otherwise adversely affect the merger agreement, the merger or any of the other transactions contemplated by the merger agreement.

Solicitation of Proxies and Expenses (see page 16). Netopia is paying the costs of soliciting proxies. We have also made arrangements with brokerage houses and other custodians, nominees and fiduciaries of shares to send proxy materials to our stockholders of record as of December [    ], 2006. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock as of the record date. Certain of our officers and directors may solicit the submission of proxies authorizing the voting of shares in accordance with our board of directors’ recommendations, but no additional remuneration will be paid by us for the solicitation of proxies by our officers and directors.

Adjournment of Meeting (see page 16). We may adjourn the special meeting after consultation with Motorola, but only to the extent necessary to ensure that any required supplement or amendment to the proxy statement is provided to our stockholders or, if as of the time for which the special meeting is originally scheduled, there are insufficient shares of our common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting or to obtain stockholder approval of the proposal to adopt the merger agreement.

Help in Answering Questions

If you have questions about the special meeting or the merger after reading this document, you may contact us:

•	By mail addressed to:

Netopia, Inc.

Investor Relations

6001 Shellmound Avenue, 4th floor

Emeryville, CA 94608

•	By calling (510) 420-7400; or

•	By visiting our Web site at http://www.netopia.com.

Information about the Companies (see page 14)

Netopia, Inc., 6001 Shellmound Avenue, 4th floor Emeryville, California 94608, Telephone: (510) 420-7400. Netopia delivers broadband service assurance solutions through high-performance broadband customer premises equipment and carrier-class remote device management and support software. Netopia’s broadband gateways feature advanced technology, high reliability, and remote manageability to assure delivery of triple-play and IPTV services. Netopia’s service assurance software platforms empower carriers, service providers, and enterprises with remote device management, centralized support, and value-added services to speed deployment of innovative new broadband applications across home and business networks. Netopia has established strategic distribution relationships with leading carriers and broadband service providers, including AT&T Inc., BellSouth Corporation, Covad Communications Group, Inc., eircom Group plc, and Swisscom AG.

Motorola, Inc., 1303 East Algonquin Rd., Schaumburg, Illinois 60196, Telephone: (847) 576-5000. Motorola is a communications company providing end-to-end seamless mobility products. A Fortune 100 company with global presence and impact, Motorola had sales of US $35.3 billion in 2005. In March 2006, Motorola announced its decision to realign its businesses into three operating business segments, effective as of the second quarter of 2006. As a result of the realignment, Motorola now reports financial results for the following business segments:

•	The Mobile Devices segment designs, manufactures, sells and services wireless handsets, with integrated software and accessory products.

•	The Networks and Enterprise segment designs, manufactures, sells, installs and services: (i) analog and digital two-way radio, voice and data communications products and systems, as well as wireless broadband systems, to a wide range of public safety, government, utility, transportation and other worldwide enterprise markets (referred to as the “private networks” market), and (ii) cellular infrastructure systems and wireless broadband systems to public carriers and other wireless service providers (referred to as the “public networks” market).

•	The Connected Home Solutions segment designs, manufactures and sells a wide variety of broadband products, including: (i) set-top boxes for cable television, Internet Protocol (“IP”) video and broadcast networks (“digital entertainment set-top devices”) and digital systems, (ii) high speed data products, including cable modems and cable modem termination systems, and IP-based telephony products, (iii) hybrid fiber coaxial network transmission systems used by cable television operators, (iv) digital satellite program distribution systems, (v) direct-to-home satellite networks and private networks for business communications, (vi) advanced video communications products, and (vii) fiber-to-the-premise and fiber-to-the-node transmission systems supporting high-speed data, video and voice.

Motorola GTG Subsidiary IV Corp., 1303 East Algonquin Rd., Schaumburg, Illinois 60196, Telephone: (847) 576-5000. Merger Sub was formed by Motorola solely for the purpose of completing the merger. Merger Sub is wholly-owned by Motorola and has not engaged in any business except in anticipation of the merger.

A COPY OF THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT. WE STRONGLY ENCOURAGE YOU TO READ IT CAREFULLY AND IN ITS ENTIRETY.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following discussion addresses briefly some questions you may have regarding the special meeting of stockholders and the proposed merger. These questions and answers do not, and are not intended to, address all questions that may be important to you as a stockholder of Netopia. Please refer to the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement. In this proxy statement, unless the context indicates otherwise, the terms “Netopia,” “we,” “our,” “ours,” and “us” refer to Netopia, Inc. and its subsidiaries.

Q:	What am I being asked to vote on?

A:	You are being asked to vote to adopt the merger agreement entered into between Netopia and Motorola. In the merger, Motorola GTG Subsidiary IV Corp., a wholly-owned subsidiary of Motorola, will be merged with and into Netopia. After the merger is completed, Netopia will be a wholly-owned subsidiary of Motorola, and our common stock will no longer be listed on the NASDAQ Capital Market.

The merger agreement is attached as Annex A to this proxy statement. We strongly encourage you to read it carefully and in its entirety.

Q:	What will I be entitled to receive in the merger?

A:	Upon completion of the merger, you will be entitled to receive $7.00 in cash, without interest and less any applicable withholding tax, for each share of Netopia common stock that you own. For example, if you own 100 shares of Netopia common stock, you will receive $700.00 in cash, less any applicable withholding tax, in exchange for these shares.

Q:	How does Netopia’s board of directors recommend I vote?

A:	Our board of directors, at a meeting held on November 13, 2006, unanimously determined that each of the merger agreement and the merger is fair to, and in the best interests of, Netopia and our stockholders. Accordingly, our board of directors has unanimously approved the merger agreement and declared its advisability, and recommends that you vote “FOR” the adoption of the merger agreement.

Q:	Who is eligible to vote at the special meeting?

A:	Holders of our common stock at the close of business on December [ ], 2006 are entitled to receive notice of the special meeting and to vote the shares of our common stock that they held at that time at the special meeting, or at any adjournments of the special meeting.

Q:	What is the vote required to adopt the merger agreement?

A:	The affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote is required to adopt the merger agreement. Approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies requires the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote at the meeting.

Q:	When do you expect to consummate the merger?

A:	Assuming holders of at least a majority of all outstanding shares of our common stock entitled to vote adopt the merger agreement, we expect to consummate the merger promptly following the special meeting and receipt of all necessary regulatory approvals. However, we cannot assure you that all conditions to the merger will be satisfied or, if satisfied, the date by which they will be satisfied.

Q:	Is the approval of the stockholders of Motorola or its subsidiaries required to effectuate the merger?

A:	No. Only the approval of Motorola as the sole stockholder of Merger Sub is required to effectuate the merger, which approval has already been obtained.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, consider how the merger would affect you as a stockholder, and then vote. After you read this proxy statement, if you choose to vote by proxy, you should complete, sign and date your proxy card and mail it in the enclosed return envelope as soon as possible, or vote via the Internet or telephone as described below, even if you plan to attend the special meeting in person, so that your shares may be represented at the special meeting of our stockholders. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendation of our board of directors “FOR” the adoption of the merger agreement. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our board of directors or, if no recommendation is given, in their own discretion.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker cannot vote your shares on the proposal to adopt the merger agreement without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker.

Q:	What happens if I do not send in my proxy, if I do not vote via the Internet or telephone, if I do not instruct my broker to vote my shares or if I abstain from voting?

A:	If you do not send in your proxy, do not vote via the Internet or telephone, do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect as a vote “AGAINST” adoption of the merger agreement.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting of our stockholders and vote your shares in person, regardless of whether you sign and return your proxy card prior to the special meeting.

Q:	May I vote via the Internet or telephone?

A:	Yes. If your shares are registered in your name, you may submit a proxy authorizing the voting of your shares over the Internet at [ ] or telephonically by calling [ ]. Proxies submitted over the Internet or by telephone must be received by [ ] Pacific Time on [ ], 2007. You must have the enclosed proxy card available, and follow the instructions on such proxy card, in order to submit a proxy over the Internet or telephone.

If your shares are held in “street name” through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank, or by the Internet or telephone through your broker or bank if such a service is provided. To vote via the Internet or telephone through your broker or bank, you should follow the instructions on the voting form provided by your broker or bank.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. If your shares are registered in your name, you can do this by completing, executing and delivering to the Secretary of Netopia a new, later-dated proxy card for the same shares. If you are submitting this later-dated proxy by Internet or telephone, the new proxy must be received by [ ] Pacific Time on [ ], 2007. Alternatively, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy.

Any subsequent proxy should be delivered to Netopia Technologies, Inc. at 6001 Shellmound Street, 4th floor, Emeryville, CA 94608, Attention: Secretary, or hand-delivered to the Secretary at or before the taking of the vote at the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive to assure that all your shares are voted.

Q:	What happens if I sell my shares of Netopia common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting. The record date and the date of the special meeting are both earlier than the date that the merger is expected to be completed. If you transfer your shares of Netopia common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the merger consideration.

Q:	What are the U.S. federal tax consequences of the merger to me?

A:	The exchange of our common stock for cash pursuant to the merger will constitute a fully taxable transaction for the Netopia stockholders for U.S. federal income tax purposes. As a result, each Netopia stockholder will recognize gain or loss as a result of the merger. For a more complete description of the U.S. federal income tax consequences of the merger, see the section entitled “The Merger—Material U.S. Federal Income Tax Considerations” beginning on page 32 below. The U.S. federal income tax consequences described above may not apply to some holders of Netopia stock. You should consult with your tax advisors as to the specific tax consequences to you of the merger, including the applicability and effect of United States federal, state, local and foreign income and other tax laws in light of your particular circumstances.

Q:	Am I entitled to appraisal rights?

A:	Yes. Under Delaware law, if you are a holder of Netopia common stock and you do not vote in favor of the adoption of the merger agreement, you will have the right to seek appraisal of the fair value of your shares, as determined by the Delaware Court of Chancery, if the merger is completed. You will only be entitled to such appraisal rights if you submit a written demand for an appraisal prior to the vote on the merger agreement and the merger, vote against, or abstain from voting for, the proposal to adopt the merger agreement and otherwise comply with the Delaware law procedures explained in this proxy statement. Please see “Dissenters’ Rights of Appraisal” beginning on page 47 below and Annex C to this proxy statement.

Q:	Should I send in my Netopia stock certificates now?

A:	No. After the merger is completed, you will receive written instructions from the exchange agent for exchanging your shares of our common stock for the merger consideration.

Q.	When do you expect the merger to be completed?

A.	We are working to complete the merger as quickly as possible. In addition to obtaining stockholder approval, we must obtain applicable antitrust approvals and all other closing conditions must be satisfied or waived. We cannot assure you that all conditions to the merger will be satisfied or, if satisfied, as to the date by which they will be satisfied.

Q.	When will I receive the cash consideration for my shares of Netopia common stock?

A.	After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration payable in the merger. When you properly return and complete the required documentation described in the written instructions, you will promptly receive from the exchange agent the cash consideration for your shares.

Q.	Who can help answer my additional questions?

A.	If you would like additional copies, without charge, of this proxy statement or if you have additional questions about the merger, including with respect to the procedures for voting your shares, you should contact us, as follows:

Netopia, Inc.

Investor Relations

6001 Shellmound Avenue, 4th floor

Emeryville, CA 94608

Telephone: (510) 420-7400

Internet: http://www.netopia.com

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Certain statements contained in this proxy statement, including the completion and timing of the merger, any other statements regarding Netopia’s future expectations, beliefs, goals or prospects, and any statements that are not statements of historical facts, might be considered forward-looking statements. While these forward-looking statements represent our management’s current judgment of future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those stated in the forward-looking statements. Important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements include: (i) the parties’ ability to consummate the transaction; (ii) the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; and (iii) the parties’ ability to meet expectations regarding the timing and completion of the transaction. Netopia assumes no obligation to update or revise any forward-looking statement in this proxy statement, and such forward-looking statements speak only as of the date of this proxy statement.

THE COMPANIES

Netopia, Inc.

6001 Shellmound Avenue, 4th floor

Emeryville, CA 94608

(510) 420-7400

Netopia delivers broadband service assurance solutions through high-performance broadband customer premises equipment and carrier-class remote device management and support software. Netopia’s broadband gateways feature advanced technology, high reliability, and remote manageability to assure delivery of triple-play and IPTV services. Netopia’s service assurance software platforms empower carriers, service providers, and enterprises with remote device management, centralized support, and value-added services to speed deployment of innovative new broadband applications across home and business networks. Netopia has established strategic distribution relationships with leading carriers and broadband service providers, including AT&T Inc., BellSouth Corporation, Covad Communications Group, Inc., eircom Group plc, and Swisscom AG.

Motorola, Inc.

1303 East Algonquin Rd.

Schaumburg, Illinois 60196

(847) 576-5000

Motorola is a communications company providing end-to-end seamless mobility products. A Fortune 100 company with global presence and impact, Motorola had sales of US $35.3 billion in 2005. In March 2006, Motorola announced its decision to realign its businesses into three operating business segments, effective as of the second quarter of 2006. As a result of the realignment, Motorola now reports financial results for the following business segments:

•	The Mobile Devices segment designs, manufactures, sells and services wireless handsets, with integrated software and accessory products.

•	The Networks and Enterprise segment designs, manufactures, sells, installs and services: (i) analog and digital two-way radio, voice and data communications products and systems, as well as wireless broadband systems, to a wide range of public safety, government, utility, transportation and other worldwide enterprise markets (referred to as the “private networks” market), and (ii) cellular infrastructure systems and wireless broadband systems to public carriers and other wireless service providers (referred to as the “public networks” market).

•	The Connected Home Solutions segment designs, manufactures and sells a wide variety of broadband products, including: (i) set-top boxes for cable television, Internet Protocol (“IP”) video and broadcast networks (“digital entertainment set-top devices”) and digital systems, (ii) high speed data products, including cable modems and cable modem termination systems, and IP-based telephony products, (iii) hybrid fiber coaxial network transmission systems used by cable television operators, (iv) digital satellite program distribution systems, (v) direct-to-home satellite networks and private networks for business communications, (vi) advanced video communications products, and (vii) fiber-to-the-premise and fiber-to-the-node transmission systems supporting high-speed data, video and voice.

Motorola is incorporated in the State of Delaware, and is the successor by merger to Motorola, Inc., an Illinois corporation that commenced operations in 1928.

Motorola GTG Subsidiary IV Corp.

1303 East Algonquin Rd.

Schaumburg, Illinois 60196

(847) 576-5000

Merger Sub was formed by Motorola solely for the purpose of completing the merger. Merger Sub is wholly-owned by Motorola and has not engaged in any business except in anticipation of the merger. Merger Sub is incorporated in the State of Delaware.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on [                    ], 2007, starting at [            ] Pacific Time, at [            ]. The purpose of the special meeting is for our stockholders to consider and vote upon proposals to adopt the merger agreement, to adjourn the meeting, if necessary or appropriate, to solicit additional proxies, and to transact such other business as may properly come before the meeting and any and all adjourned sessions thereof. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement, the notice of the special meeting and the enclosed form of proxy are first being mailed to our stockholders on or about December [    ], 2006.

Record Date, Quorum and Voting Power

The holders of record of Netopia common stock at the close of business on December [    ], 2006, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. As of the record date, there were [            ] shares of Netopia common stock issued and outstanding, all of which are entitled to be voted at the special meeting.

Each outstanding share of Netopia common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for a vote at the special meeting.

The holders of a majority of the outstanding common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote

For us to complete the merger, stockholders holding at least a majority of the shares of Netopia common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement. Approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies requires the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote at the meeting. In order for your shares of Netopia common stock to be included in the vote, if you are a stockholder of record, you must vote your shares by returning the enclosed proxy, by voting over the Internet or by telephone, as indicated on the proxy card, or by voting in person at the special meeting.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and it can give you directions on how to vote your shares. A broker “non-vote” generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes and abstentions will count for the purpose of determining whether a quorum is present.

Broker non-votes and abstentions will have the same effect as a vote against the adoption of the merger agreement. Abstentions will have the effect of a vote against the proposal to adjourn the meeting to solicit additional proxies. Broker non-votes will have no effect on the adjournment proposal.

Voting by Directors and Executive Officers

As of December [    ], 2006, the record date, the directors and executive officers of Netopia held and are entitled to vote, in the aggregate, [            ] shares of Netopia common stock, representing approximately [    ]%

of the outstanding shares of Netopia common stock. The directors of Netopia have entered into a voting agreement with Motorola pursuant to which they have agreed to vote all of their shares of Netopia common stock “FOR” the adoption of the merger agreement and “FOR” any proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies.

Proxies; Revocation

If you vote your shares of Netopia common stock by signing a proxy, or by voting over the Internet or by telephone, as indicated on the proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” any proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies, and, if any other matters are properly brought before the meeting for a vote, the persons appointed as proxies or their substitutes will have discretion to vote or act on the matter according to their best judgment and applicable law unless the proxy indicates otherwise.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise our Secretary in writing, deliver a new proxy or submit another vote over the Internet or by telephone, in each case dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

Netopia does not expect that any matter other than the proposals to adopt the merger agreement will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment of the special meeting, the persons appointed as proxies will vote the shares in accordance with the recommendations of Netopia’s board of directors.

Expenses of Proxy Solicitation

Netopia will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Netopia may solicit proxies personally and by telephone, facsimile or other similar means. These persons will not receive additional or special compensation for such solicitation services. Netopia will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in forwarding proxy materials to their customers who are beneficial owners of the shares they hold of record.

Adjournments

Any adjournment may be made by an announcement at the special meeting by the chairman of the meeting. If persons named as proxies by you are asked to vote for one or more adjournments of the meeting or for other matters incidental to the conduct of the meeting, such persons will have the authority to vote in their discretion on such matters. However, if persons named as proxies by you are asked to vote for one or more adjournments of the meeting to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement, such persons will only have the authority to vote on such matter as instructed by you or your proxy, or, if no instructions are provided on your signed proxy card, in favor of such adjournment. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow Netopia stockholders who have already sent in their proxies to revoke them at any time prior to their use in the manner provided herein.

THE MERGER

Background of the Merger

As a regular part of our business, our board of directors and management have from time to time considered opportunities to expand and strengthen our technology, products, research and development capabilities and distribution channels, including opportunities through strategic acquisitions, business combinations, investments, licenses, development agreements and joint ventures, with the objective of enhancing stockholder value. These activities have included consideration of whether it would be in the best interests of Netopia and our stockholders to continue as a stand alone company and expand through organic growth, acquisitions or a combination of the two, or to combine with or be acquired by another company.

On various occasions starting in the middle of 2005 and continuing through early 2006, members of the management teams of Netopia and Motorola discussed the possibility of a business combination or strategic alliance between the companies. These informal discussions occurred at industry conferences and periodic telephone conversations. As discussed in further detail below, these exploratory discussions eventually became more focused on a potential acquisition of Netopia by Motorola. On February 28, 2006, we executed a non-disclosure agreement with Motorola governing the exchange of information with respect to a potential business combination.

These preliminary discussions eventually led to a proposal from Motorola to jointly develop an outdoor network termination unit for use by a significant telecom operator for deployment of new broadband services (the “Motorola Project”). During March and April 2006, Netopia and Motorola technical teams worked on the development of the Motorola Project. During this time, members of Motorola’s management and technical teams met with Netopia’s development team at various times and locations to review the progress of development of the Motorola Project and Alan Lefkof, our President and Chief Executive Officer, met with, and had several telephone conversations with, Darren Marino, Vice President of Business Development of the Connected Home Solutions Division of Motorola exploring a possible business combination transaction. As part of these interactions, we began reviewing corporate and financial information with Motorola.

On April 14, 2006, Mr. Lefkof and Mr. Marino met in Horsham, Pennsylvania, the headquarters of Motorola’s Connected Home Solutions division, and discussed the status of the Motorola Project. Mr. Marino indicated that the feedback from Motorola’s technical team had been positive, and he suggested that the parties engage in exploratory discussions regarding a possible business combination.

On April 20, 2006, the Netopia and Motorola teams jointly presented the Motorola Project to the target telecom operator. Through May 2006 and early summer 2006, the development teams continued to work on the Motorola Project, and our executive management team became more focused on exploring a possible business combination transaction.

Through May 2006, Messrs. Lefkof and Marino periodically spoke about both the Motorola Project and the possibility, on a preliminary basis, of a business combination. At each meeting, general discussions ensued but no specific terms of a transaction were proposed or discussed. We also provided high level, but more detailed, financial information to Motorola during this time.

On May 31, 2006, Mr. Lefkof met with Dan Moloney, Executive Vice-President of Motorola and President of Connected Home Solutions division. Mr. Lefkof provided a high level update of the Motorola Project. Messrs. Lefkof and Moloney also discussed generally the complementary qualities of Netopia’s business with the Connected Home Solutions division and other strategic matters.

In mid-June, 2006, Motorola expressed a preliminary interest in acquiring us, subject to a better understanding of certain diligence issues, including financial and technology matters as well as the status of the litigation brought against us related to our restatement of financial statements from our 2002 and 2003 fiscal years and interim periods of our 2004 fiscal year.

In late June, Motorola, through its legal counsel, submitted a detailed due diligence request to Netopia relating to its interest in exploring an acquisition of us.

On July 5, 2006, our management and internal legal team, Motorola’s internal legal team, and Motorola’s outside legal counsel, Baker & McKenzie, held an introductory telephone conference to review due diligence matters and process.

During the first week of July 2006, our management met with several potential financial advisors in order to select a financial advisor to assist us as we further explored our strategic alternatives, including a possible business combination with Motorola.

On July 10, 2006, our board of directors held a special telephonic board meeting to discuss, the status of preliminary discussions with Motorola and whether the board should retain a financial advisor with respect to the discussions with Motorola and any related prospective strategic business combination opportunities. Mr. Lefkof informed our board that Motorola had made an informal non-binding indication of interest that included a preliminary range of values ($5.75 to $6.00 per share) at which Motorola would consider acquiring Netopia for cash, subject to a comprehensive due diligence review and that Motorola would engage in a due diligence review. After extensive discussions, the board authorized Mr. Lefkof to continue discussions with Motorola and to permit Motorola to continue its due diligence review. Our board of directors also supported management’s efforts to engage an outside financial advisor and authorized management to negotiate the terms of an engagement with Thomas Weisel Partners.

At a regular meeting of our board of directors on July 18, 2006, Thomas Weisel Partners reviewed with our board, among other things, the current mergers and acquisitions market, especially with respect to the communications equipment industry, its understanding of our current strategic financial position, and our takeover defenses, including potential responses to unsolicited offers. The board approved the engagement of Thomas Weisel Partners as our financial advisor to, among other things, assist us with offers (if any) from Motorola or other potential acquirers, and advise and assist us in evaluating various plans, strategies and alternative transactions for maximizing our value to our stockholders. On July 19, 2006, we formally retained Thomas Weisel Partners as our financial advisor.

On August 3, 2006, Motorola hosted a meeting in Chicago where members of our management, Thomas Weisel Partners and Motorola’s financial advisors reviewed our products, customers, and recent financial performance and discussed other due diligence matters. Our outside counsel and Motorola’s internal legal counsel participated in these meetings by telephone.

On August 14 and 15, 2006, Motorola and its finance team and outside accounting advisors conducted additional financial due diligence and attended presentations by our management at our headquarters in Emeryville, California.

On August 16, 2006, Mr. Lefkof met with Messrs. Moloney and Marino and other members of Motorola’s Connected Home Solutions division’s management in Horsham, Pennsylvania. At this meeting, Mr. Lefkof reviewed Netopia’s business strategy and discussed other due diligence matters.

On August 17, 2006, Thomas Weisel Partners had a telephone conference with Motorola’s financial advisors, who indicated that Motorola had made significant progress in its due diligence and was proposing for consideration a cash purchase price in the range of $5.75-$6.00 per share, subject to the ongoing review of certain due diligence matters, including the status of the litigations brought against us arising from our restatement of prior financial statements.

At a special telephonic meeting of our board of directors on August 21, 2006, Thomas Weisel Partners reviewed Motorola’s revised valuation perspective with the board and reviewed an analysis of various valuation models based on Motorola’s non-binding indication of valuation. Based in part on Thomas Weisel Partners’ analysis, the board instructed Thomas Weisel Partners to communicate that Motorola’s current view of valuation was inadequate and to seek a higher valuation in the range of $225 - $250 million enterprise value (or $7.50 to $8.30 on a per share basis) for Netopia’s business. On August 25, 2006, Mr. Marino sent an email to Mr. Lefkof expressing disappointment with our view on valuation and informing him that Motorola was not at that time prepared to proceed with a price that exceeded their current valuation perspective.

On August 31, 2006 and again on September 12, 2006, Thomas Weisel Partners and Motorola’s financial advisors held conference calls to discuss our rationale supporting our higher valuation perspective.

On September 25, 2006, Mr. Marino communicated to Mr. Lefkof that Motorola would be willing, on a preliminary basis, to increase Motorola’s proposal to $7.00 per share, payable in cash, subject to continuing due diligence of various matters, and the resolution of our ongoing litigation. That same day, our board held a special telephonic board meeting at which the board received an update on management’s discussions with Motorola and Thomas Weisel Partners discussed with our board the various financial and valuation analyses it had performed, and provided an update of the mergers and acquisitions environment in the communications equipment industry. After discussion, our board of directors authorized management to continue their negotiations with Motorola.

On September 29, 2006, Motorola provided an initial draft of a merger agreement. Throughout the month of October, members of our and Motorola’s management teams, along with their respective legal and financial advisors, held numerous meetings and telephone conferences to continue Motorola’s due diligence review, including financial and technical due diligence, legal due diligence and status of our ongoing litigation, discuss operational, leadership and strategy issues of the potential combined company and to negotiate the terms and conditions of the merger agreement and related ancillary documents. During this period, extensive discussions continued between Mr. Marino and Mr. Lefkof concerning the ongoing due diligence review, including the status of our litigation. On October 30, 2006, Mr. Marino informed Mr. Lefkof that its due diligence review was nearly complete and that Motorola was willing to seek final internal approval for a transaction to acquire Netopia at a price of $7.00 per share in cash without any contingencies relating to our outstanding litigation.

On October 31, 2006, our board held a special meeting to receive and discuss an updated report from management and Thomas Weisel Partners on the status of the possible transaction with Motorola. Our board held a general discussion among members of the board, management, Thomas Weisel Partners and outside counsel on the merits and drawbacks of the proposed merger, including questions of valuation, whether additional consideration could be obtained from Motorola, benefits to our stockholders from a sale at the proposed price, risks to our stockholders in the absence of an acquisition by Motorola, and our business prospects on a stand-alone basis. Our board instructed management to work toward completion of the proposed definitive transaction agreement on favorable terms.

During the first week of November, Motorola and Mr. Lefkof initiated discussions regarding retention agreements for Mr. Lefkof and certain other executive officers. During the week of November 6, 2006, Motorola provided initial drafts of the retention agreement for Mr. Lefkof and such other executive officers, as more fully described in “The Merger—Interests of Our Directors and Executive Officers in the Merger” section beginning on page     .

During this same period, Motorola and its advisors conducted additional due diligence, and the parties and their respective outside counsel continued negotiating the terms of the merger agreement. We exchanged information and materials relating to our due diligence reviews with Motorola and its advisors, as well as our legal counsel. Senior management of both companies held numerous telephone conferences and in-person meetings.

On November 10, 2006, our board of directors held a special meeting to consider the merger agreement and financial analysis of the proposed transaction. Thomas Weisel Partners reviewed with our board of directors a financial analysis of the merger consideration, including a review of the market performance of our stock and recent financial results and a presentation of various valuation analyses. Netopia’s outside legal counsel reviewed in detail the terms and conditions of the merger agreement and related documents (copies of which had been previously distributed to the members of the board for their evaluation), the remaining outstanding issues and tentative timelines to signing and closing. Outside counsel also discussed with the board the fiduciary duties of directors under Delaware law in transactions similar to the proposed transaction. Our board discussed the proposed merger and merger agreement, including the fact that we would be restricted from initiating, participating in or encouraging offers or proposals relating to any acquisition of our material assets or the entire company, except under limited circumstances after receiving an unsolicited proposal, and in any event with a $7.3 million breakup fee we would be required to pay to Motorola should the board recommend such an alternative proposal or withdraw its recommendation for the Motorola merger. Mr. Lefkof also informed the board of the terms of the retention agreements for himself and certain other executive officers. Our board instructed management to continue to work toward completion of the proposed transaction.

From November 10, 2006 through November 13, 2006, numerous telephone calls between us and Motorola and our respective legal advisors took place to negotiate the remaining issues in the merger agreement. On November 12, Motorola obtained final internal approval for the proposed transaction.

On November 13, 2006, our board of directors held special telephonic meetings in the morning and again in the early evening to consider the merger agreement and the transactions contemplated thereby. During the morning meeting, the board received updates on final terms of the merger agreement and resolution of outstanding issues. At this meeting, Thomas Weisel Partners reviewed with our board of directors an updated financial analysis of the merger consideration and rendered to our board an oral opinion, which was confirmed by delivery of a written opinion dated November 13, 2006, to the effect that, as of the date of its opinion, and based upon the assumptions made, matters considered and limits on review set forth in its written opinion, the merger consideration to be received by holders of our common stock (other than stockholders who exercise dissenters’ rights or Motorola and its affiliates) pursuant to the merger agreement was fair to such stockholders from a financial point of view. Following extensive discussion, our board of directors determined that the merger agreement with Motorola was fair to, and in the best interests of, Netopia and its stockholders. During the evening meeting, the board received final updates from management and outside legal counsel on the final terms of the merger agreement. Our board then passed resolutions unanimously approving (and declaring the advisability of) the merger agreement with Motorola, approving the merger and unanimously recommending to our stockholders that they vote their shares in favor of adoption of the merger agreement.

Late on November 13, 2006 the merger agreement and related documents were finalized, executed and delivered by Netopia and Motorola. Our executive officers also finalized and entered into the retention agreements described in “The Merger—Interests of Our Directors and Executive Officers in the Merger” section beginning on page 28. Prior to the opening of the NASDAQ market on November 14, 2006, the parties announced the execution of the merger agreement.

Reasons for the Merger

In reaching its decision approve the merger agreement, declare the advisability of the merger agreement and recommend that our stockholders adopt the merger agreement, our board of directors consulted with our management, as well as its legal and financial advisors, and considered a number of factors in its deliberations, including the following factors which our board of directors viewed as generally supporting its decision to approve the merger agreement, the merger, and recommend that our stockholders adopt the merger agreement:

•	the business, operations, management, financial condition, earnings and cash flows of our company on a historical and prospective basis; a

•	the current and prospective environment in which we operate, including national economic conditions, the competitive environment in the broadband equipment and software industry generally and the likely effect of those factors on us;

•	the financial presentation of Thomas Weisel Partners, and the opinion of Thomas Weisel Partners presented orally on November 13, 2006 and subsequently delivered in writing on November 13, 2006, that, as of the date of its opinion, and based upon the assumptions made, matters considered and limits on review set forth in its written opinion, the merger consideration to be received by holders of our common stock (other than stockholders who exercise dissenters’ rights or Motorola and its affiliates) pursuant to the merger agreement was fair to such stockholders from a financial point of view;

•	the fact that the merger consideration of $7.00 per Netopia share was a 25.2% premium to the closing trading price of our common stock $5.59 on November 13, 2006, a 19.6% premium to the average closing price of our common stock $5.85 for the 10 trading days ended November 13, 2006, a 13.7% premium to the average closing price of our common stock $6.16 for the 30 trading days ended November 13, 2006, a 23.1% premium to the average closing price of our common stock $5.69 for the 60 trading days ended November 13, 2006 and a 30.8% premium to the average closing price of our common stock $5.35 for the 90 trading days ended November 13, 2006;

•	presentations and discussions with our senior management and representatives of our outside legal counsel, Gunderson Dettmer, and our financial advisor, Thomas Weisel Partners, regarding the principal terms of the merger agreement and other related documents;

•	the fact that the cash form of the merger consideration provides certainty and immediate value to our stockholders;

•	the possible alternatives to the merger (including the possibility of continuing to operate Netopia as an independent entity and the desirability and perceived risks of that alternative), the range of potential benefits to our stockholders of the possible alternatives and the timing and likelihood of accomplishing the goals of such alternatives, and our board of directors’ assessment that none of such alternatives were reasonably likely to present superior opportunities for Netopia or to create greater value for our stockholders, taking into account risks of execution as well as business, competitive, industry and market risks, than the merger;

•	the fact that, subject to the non-solicitation limitations, conditions and requirements contained in the merger agreement, we can furnish information to and negotiate with third parties other than Motorola and, subject to payment of a termination fee of $7.3 million, plus certain third party expenses, we can enter into a merger agreement with such a third party that makes an unsolicited superior proposal to acquire us;

•	the fact that Motorola’s obligation to complete the merger is not subject to any financing condition;

•	the availability of appraisal rights under Delaware law to stockholders who dissent from the merger (taking into account, however, a closing condition permitting Motorola not to close under certain specified circumstances due to the exercise of appraisal rights);

•	the prospective complementary fit of our business with Motorola’s business;

•	the probability that the merger would be completed given the financial capabilities of Motorola and Motorola’s history of successfully completing acquisitions; and

•	the required regulatory consents needed for the completion of the merger and the likelihood that such required regulatory consents would be received.

Each of these factors favored the determination by our board of directors that each of the merger and the merger agreement is fair to, and in the best interests of, Netopia and our stockholders.

Our board of directors also considered a variety of risks and other potentially countervailing factors relating to the merger agreement and the transactions contemplated by it, including the merger. These factors included:

•	the fact that, following the merger, we will no longer exist as an independent public company and our stockholders will cease to participate in any of our future earnings or benefit from any future increase in our value;

•	the fact that certain of our directors and our executive officers may have interests that are different from those of our stockholders generally, as described in “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page [ ].

•	the limitations contained in the merger agreement on our ability to solicit other offers, as well as the possibility that we may be required to pay to Motorola a termination fee of $7.3 million plus certain third party expenses;

•	the possibility that the merger may not be completed, which would divert significant resources and would have a negative impact on our operations;

•	the risks and contingencies related to the announcement and pendency of the merger, including the effects of the announcement of the merger on employees and customers, including the potential negative reaction of those parties to the fact that we would be merging with Motorola;

•	the transaction costs that would be incurred in connection with the merger;

•	the risk that we might not obtain regulatory approvals required to consummate the merger;

•	the conditions to Motorola’s obligation to complete the merger and the right of Motorola to terminate the merger agreement in certain circumstances;

•	the fact that, for U.S. federal income tax purposes, the merger consideration generally will be taxable to our stockholders;

•	that, under the terms of the merger agreement, we agreed that we would conduct our business in the ordinary and usual course of business and that we would not take a number of actions related to the conduct of our business without the prior consent of Motorola (which consent cannot be unreasonably withheld or delayed).

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but rather includes the material factors considered by our board of directors. In reaching its decision approve the merger agreement, declare the advisability of the merger agreement and recommend that our stockholders adopt the merger agreement, our board of directors as a whole did not specifically quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. Our board of directors considered all these factors as a whole, including discussions with, and questioning of, our management and advisors, and overall considered these factors to be favorable to, and to support, its determination.

Recommendation of Our Board of Directors

Our board of directors has unanimously determined that each of the merger agreement and the merger is fair to, and in the best interests of, Netopia and our stockholders. Accordingly, our board of directors has unanimously approved the merger agreement and declared its advisability, and recommends that you vote “FOR” adoption of the merger agreement.

Opinion of Thomas Weisel Partners LLC

Thomas Weisel Partners LLC has acted as exclusive financial advisor to us in connection with the merger. Our board of directors selected Thomas Weisel Partners to render an opinion as to fairness, from a financial standpoint of the consideration to be received by our stockholders (other than stockholders who exercise appraisal rights or Motorola and its affiliates) because Thomas Weisel Partners is an internationally recognized investment banking firm based on its qualifications, expertise and reputation and its knowledge of our business and affairs and the communications equipment industry.

On November 13, 2006, Thomas Weisel Partners rendered to our board of directors its written opinion that, as of that date, and based upon the assumptions made, matters considered and limits on review set forth in Thomas Weisel Partners’ written opinion, the merger consideration to be received by holders of our common stock (other than stockholders who exercise appraisal rights or Motorola and its affiliates) pursuant to the merger agreement, is fair to such stockholders from a financial point of view.

The full text of the written opinion of Thomas Weisel Partners, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken by Thomas Weisel Partners in delivering its opinion, is attached as Annex B to this proxy statement. Stockholders should read this opinion carefully and in its entirety. The following description of the opinion of Thomas Weisel Partners is only a summary of the written opinion and as such the following description is qualified by reference to the full text of the written opinion and is not a substitute for the written opinion.

The opinion of Thomas Weisel Partners was directed to our board of directors in its consideration of the merger, and our board was permitted to rely on the opinion. The opinion does not constitute a recommendation to our stockholders as to how they should vote with respect to the merger. The opinion addresses only the fairness, from a financial point of view, of the consideration to our stockholders (other than stockholders who exercise appraisal rights or Motorola and its affiliates) as of the date of the opinion. It does not address the relative merits of the merger, any alternatives to the merger, our underlying decision to proceed with or effect the merger, or any other aspect of the merger.

In connection with its opinion, Thomas Weisel Partners, among other things:

•	reviewed certain publicly available financial and other data with respect to Netopia, including the consolidated financial statements for recent years and certain other relevant financial and operating data relating to Netopia made available to Thomas Weisel Partners from published sources and from our own internal records;

•	reviewed the financial terms and conditions of the merger as set forth in the merger agreement;

•	compared Netopia from a financial point of view with certain other companies in the communications equipment industry that Thomas Weisel Partners deemed to be relevant;

•	considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the communications equipment industry that Thomas Weisel Partners deemed to be comparable, in whole or in part, to the merger;

•	reviewed and discussed with representatives of our management certain information of a business and financial nature regarding Netopia, furnished to Thomas Weisel Partners by us, including financial forecasts and related assumptions of Netopia;

•	made inquiries regarding and discussed the merger and the merger agreement and other matters related thereto with our counsel; and

•	performed such other analyses and examinations as Thomas Weisel Partners deemed appropriate.

In preparing its opinion, Thomas Weisel Partners did not assume any obligation to independently verify any of the information referred to above and relied on such information being accurate and complete in all material respects. Thomas Weisel Partners also made the following assumptions:

•	with respect to our financial forecasts provided to Thomas Weisel Partners by our management, upon the advice of such management and with our consent, Thomas Weisel Partners assumed for purposes of its opinion that the forecasts had been reasonably prepared on bases reflecting the best available estimates and judgments of our management at the time of preparation as to the future financial performance of Netopia, and that such forecasts provided a reasonable basis upon which Thomas Weisel Partners could form its opinion;

•	that there have been no material changes in the assets, financial condition, results of operations, business or prospects of Netopia since the respective dates of our last financial statements made available to Thomas Weisel Partners; and

•	that the merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations.

Thomas Weisel Partners relied on advice of our counsel and our independent accountants as to all legal and financial reporting matters with respect to us, the merger and the merger agreement, including with respect to litigation in which we are involved. In addition, Thomas Weisel Partners did not assume responsibility for making an independent evaluation, appraisal or physical inspection of the assets or liabilities (contingent or otherwise) of Netopia, nor was Thomas Weisel Partners furnished with any such appraisals.

The opinion of Thomas Weisel Partners was based on economic, monetary, market and other conditions as in effect on, and the information made available to Thomas Weisel Partners as of, the date of the opinion. Accordingly, although subsequent developments may affect its opinion, Thomas Weisel Partners has not assumed any obligation to update, revise or reaffirm its opinion.

Thomas Weisel Partners further assumed, with our consent, that the merger would be consummated in accordance with the terms described in the merger agreement, without any further amendment thereto, and without waiver by Netopia of any of the conditions to its obligations thereunder.

The following represents a brief summary of the material financial analyses performed by Thomas Weisel Partners in connection with providing its opinion to our board of directors. Some of the summaries of financial analyses performed by Thomas Weisel Partners include information presented in tabular format. In order to fully understand the financial analyses performed by Thomas Weisel Partners, stockholders should read the tables together with the text of each summary. The tables alone do not constitute a complete summary of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Thomas Weisel Partners.

Selected Public Companies Analysis

Based on public and other available information, Thomas Weisel Partners calculated the implied enterprise value of Netopia (which Thomas Weisel Partners defined as market capitalization plus total debt, less cash, cash equivalents, and marketable securities), the implied equity value of Netopia and the implied per share value of Netopia, each as a multiple of projected revenue for calendar year 2006 and 2007 and based on projected price to earnings ratios (PE ratios) for calendar year 2007, which multiples were implied by the estimated enterprise values and revenues of the companies listed below in the Broadband Consumer Premises Equipment (CPE) and Management Software industries for calendar year 2006 and 2007, and the estimated P/E ratios of the companies listed below for calendar year 2007. Because Netopia’s revenues come from both hardware and software sales, Thomas Weisel Partners conducted a “sum of the parts analysis” by applying the multiples derived from the Broadband CPE companies listed below to Netopia’s projected hardware revenues, applying the multiple derived from the Management Software companies listed below to Netopia’s projected software revenues and then adding the two together to derive the total implied enterprise value, equity value and per share value of Netopia. Projected calendar year 2006 and 2007 information for Netopia was based on projections of our management. Projections for the other selected companies were based on Thomas Weisel Partners’ research and other publicly available investment banking research. Thomas Weisel Partners believes that the 12 companies listed below have operations similar to some of our operations, but noted that none of these companies has the same management, composition, size or combination of businesses as us:

Hardware—Broadband CPE	Software—Management Software
ARRIS	Altiris
NETGEAR	Keynote
Novatel	MetaSolv
Option	OPNET
Westell	Quest
ZyXEL	SupportSoft

The following tables set forth the multiples indicated by this analysis:

	Enterprise Value/ Revenue 2006E		Enterprise Value/ Revenue 2007E		P/E 2007E
Hardware—Broadband CPE Companies
Third Quartile	1.34	x	1.17	x	17.7	x
Mean	1.09	x	0.93	x	13.8	x
Median	1.21	x	1.02	x	15.7	x
First Quartile	1.00	x	0.81	x	9.7	x

Software—Management Software Companies
Third Quartile	2.60	x	2.31	x	27.3	x
Mean	2.32	x	2.01	x	25.5	x
Median	2.31	x	2.08	x	22.1	x
First Quartile	1.95	x	1.67	x	20.3	x

Implied Netopia Valuations
Implied Netopia Enterprise Value (millions)	$137 - $185		$151 - $217		$84 - $118
Implied Netopia Equity Value (millions)	$165 - $212		$179 - $245		$112 - $145
Implied Netopia Per Share Value	$5.75 - $7.16		$6.16 - $8.13		$4.09 - $5.14

The implied Netopia values above were each based on a range of multiples of first quartile to third quartile.

The multiples derived from the implied estimated enterprise values, revenues and PE ratios of the companies listed above were calculated using data that excluded all extraordinary items, non recurring charges and merger-related expenses and for Netopia assumed a tax rate equal to 28.2% (based on the mean tax rate of the selected public companies).

Selected Transactions Analysis

Based on public and other available information, Thomas Weisel Partners calculated the implied enterprise value of Netopia, the implied equity value of Netopia and the implied per share value of Netopia, each as a multiple of revenue for the latest twelve months (LTM) and for the next twelve months (NTM), in 11 selected acquisitions of communications equipment companies that have been announced since January 1, 2003. The acquisitions reviewed in this analysis were the following:

Acquiror	Target
ADVA Optical Networking	Movaz Networks
Sycamore Networks	Eastern Research
Consortium led by Alcatel	2Wire
Cisco Systems	Scientific-Atlanta
Ericsson	Marconi’s telecom equipment business
EAS Group, Inc. (Excel Switching)	Brooktrout, Inc.
Zhone Technologies	Paradyne Networks
Ericsson	AXXESIT
Tellabs	Advanced Fibre Communications
Advanced Fibre Communications	Marconi’s North American Access Business
Cisco Systems	Linksys Systems

The following table sets forth the multiples indicated by this analysis:

	Enterprise Value/ LTM Revenue		Enterprise Value/ NTM Revenue
Third Quartile	1.92	x	1.37	x
Mean	1.73	x	1.36	x
Median	1.58	x	1.34	x
First Quartile	1.45	x	1.20	x

Implied Netopia Valuations
Implied Netopia Enterprise Value (millions)	$133 - $216		$159 - $212
Implied Netopia Equity Value (millions)	$160 - $244		$186 - $239
Implied Netopia Per Share Value	$5.60 - $8.10		$6.38 - $7.95

The implied Netopia values above were each based on a range of multiples selected by Thomas Weisel Partners.

No transaction used in the selected transactions analysis is identical to the merger, and no company used in the selected public company analysis is identical to Netopia. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Netopia and the merger are being compared.

Discounted Cash Flow Analysis

Thomas Weisel Partners used cash flow forecasts of Netopia for calendar years 2007 through 2012, as projected by our management, to perform a discounted cash flow analysis. In conducting this analysis, Thomas Weisel Partners assumed that we would perform in accordance with these forecasts. Thomas Weisel Partners first estimated the discounted value of the projected cash flows using discount rates ranging from 16% to 20%, which range of discount rates were selected based upon a weighted average cost of capital analysis for Netopia and the other companies used in the selected public companies analysis. Thomas Weisel Partners then calculated a terminal value based on two methodologies: (i) price to earning multiples of 10.0x - 14.0x (based on the 2007 price to earnings multiples of the selected public companies), and (ii) perpetual growth rates of 5.0% - 7.0%. These terminal values were discounted to present value using the discount rates ranging from 16% to 20%. This analysis indicated a range of enterprise value, to which cash, cash equivalents and marketable securities were added and from which debt was subtracted, to calculate a range of equity value. This analysis implied per share values ranging from $6.80 to $9.45 using price to earnings exit multiples for the terminal value, and $4.61 to $6.43 using perpetual growth rates for the terminal value.

Premiums Paid Analysis

Thomas Weisel Partners reviewed the consideration paid in 26 acquisition transactions with a purchase price of between $100 million and $300 million involving public technology companies and 100% cash consideration announced from January 1, 2003. Thomas Weisel Partners calculated the premiums paid in these transactions over the applicable average stock price of the acquired company (i.e., the amount by which the price that the acquiror paid for the target shares exceeded the average closing market price of such shares) one day, one week, one month, three months, and six months prior to the announcement of the acquisition offer, and calculated the enterprise value, equity value and per share value implied by such premiums. The following table summarizes the results of this analysis.

	Premium Over Average Target Stock Price as of the Following Periods Prior to Announcement
	One Day	One Week	One Month	Three Months	Six Months
Third Quartile	37.0%	34.2%	43.9%	46.8%	58.2%
Mean	28.9%	29.4%	33.6%	36.2%	38.7%
Median	22.5%	24.3%	28.5%	31.6%	33.4%
First Quartile	14.5%	14.5%	19.6%	22.9%	21.6%
Implied Netopia Per Share Value	$6.40 - $7.66	$6.66 - $7.81	$7.35 - $8.85	$6.91 - $8.25	$6.24 - $8.12

The implied Netopia values above were each based on a range of premiums of first quartile to third quartile.

The foregoing description is only a summary of the analyses and examinations that Thomas Weisel Partners deems material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Thomas Weisel Partners. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Thomas Weisel Partners believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to our board of directors. In addition, Thomas Weisel Partners may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis.

Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Thomas Weisel Partners with respect to the actual value of Netopia.

In performing its analyses, Thomas Weisel Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. The analyses performed by Thomas Weisel Partners are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by Thomas Weisel Partners with respect to the fairness, from a financial point of view, of the consideration to be received by our stockholders pursuant to the merger as of the date of the opinion, and were provided to our board of directors in connection with the delivery of the Thomas Weisel Partners opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

As described above, the opinion of Thomas Weisel Partners was among many factors that our board of directors took into consideration in making its determination to approve, and to recommend that the stockholders adopt, the merger agreement.

Under its engagement letter dated July 19, 2006, we agreed to pay Thomas Weisel Partners for its financial advisory services a fee of $375,000 upon delivery of its opinion and a success fee based upon the consideration payable in the transaction, which success fee is contingent upon consummation of the merger. Based on the number of shares of Netopia common stock outstanding on November 30, 2006, the success fee payable to Thomas Weisel Partners by Netopia would be equal to approximately $2.8 million less the $375,000 fee paid upon delivery of Thomas Weisel Partners’ opinion. Our board of directors was aware of the fee arrangement and took it into account in considering the Thomas Weisel Partners opinion and in approving the merger. Further, we agreed to reimburse Thomas Weisel Partners for its reasonable out-of-pocket expenses and to indemnify Thomas Weisel Partners, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against specific liabilities, including liabilities under the federal securities laws.

In the ordinary course of its business, Thomas Weisel Partners actively trades the equity securities of Netopia and Motorola for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities, including as distributing broker. Thomas Weisel Partners has also performed various investment banking services for Motorola.

The merger consideration was determined by arms-length negotiations between Netopia and Motorola, in consultation with their respective financial advisors and other representatives, and was not established by such financial advisors.

Consideration

At the effective time of the merger, Merger Sub will be merged with Netopia. When the merger is completed:

•	Each share of our common stock issued and outstanding immediately before the merger, other than treasury shares, dissenting shares, if any, and shares owned by Motorola, Merger Sub or any other direct or indirect subsidiaries of Motorola, if any, will automatically be canceled, will cease to exist and will be converted into the right to receive $7.00 in cash, without interest and less any applicable withholding tax.

•	Each holder of a certificate representing any of these shares of our common stock will no longer have any rights with respect to the shares, except that if a holder validly exercises appraisal rights, the holder will have the right to receive payment of the judicially determined fair value of its shares upon compliance with the requirements of Delaware law.

•	Each share, if any, of our common stock held by Motorola, Merger Sub or any other direct or indirect subsidiaries of Motorola, or by us as treasury shares, at the time of the merger will be canceled without any payment.

•	Each option to acquire shares of Netopia common stock outstanding immediately prior to the effective time of the merger will be canceled. In consideration of this cancellation, the holder will have the right to receive a cash payment, less applicable withholding taxes, in an amount equal to the product of:

•	the excess, if any, of $7.00 over the exercise price per share of common stock for such stock option; and

•	the number of shares of common stock then subject to such stock option (to the extent not previously exercised).

•	If the closing of the merger occurs prior to January 31, 2007 (the next purchase date under our employee stock purchase plan), then all outstanding purchase rights under our employee stock purchase plan will be terminated in exchange for a return to each purchase plan participant of his or her accumulated payroll deductions plus a payment to each participant equal to the product of:

•	the number of shares of our common stock that could be purchased by the participant’s accumulated payroll deductions as of the closing of the merger; and

•	the excess of $7.00 over the applicable purchase price per share of our common stock under our purchase plan.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors that you vote “FOR” the adoption of the merger agreement, you should be aware that Netopia’s directors, executive officers and certain other key employees may have interests in the merger that are different from, and/or in addition to, the interests of Netopia stockholders generally.

The board of directors carefully evaluated and negotiated the terms of the merger agreement, determined that each of the merger agreement and the merger, upon the terms and conditions set forth in the merger agreement, are fair to, and in the best interest of, Netopia and its stockholders, and unanimously approved (and declared the advisability of) the merger agreement.

The board of directors was aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the stockholders that the merger agreement be adopted.

Netopia Stock Options

Stock options granted prior to the effective time that have become vested and exercisable as of the effective time may be exercised prior to the effective time in accordance with their existing terms and conditions and upon such exercise shall result in the issuance of shares of Netopia common stock. Stock options granted prior to the effective time, whether or not vested and exercisable as of the effective time, including all stock options held by our directors and executive officers, that are unexercised prior to the effective time shall thereafter no longer be exercisable but shall entitle the holder of such stock option to receive an amount, in cancellation and settlement therefore, equal to the product of (A) the excess, if any, of (1) $7.00 over (2) the exercise price per share of our common stock subject to such stock option, multiplied by (B) the total number of shares of our common stock subject to such stock option immediately prior to the effective time.

The table below summarizes in-the-money stock option holdings of our directors and executive officers, including the number of shares of our common stock covered by unvested in-the-money stock options held by our directors and executive officers as of December 1, 2006 that are expected to vest in full in connection with the merger, the number of shares of our common stock covered by vested in-the-money stock options held by our directors and executive officers as of December 1, 2006, and the cash payments to be made to each officer for such options in connection with the merger. The table below does not include any stock options (vested or unvested) having an exercise price equal to or greater than $7.00.

Name of Director or Executive Officer	Unvested Options Accelerated	Total Cash to be Paid for Unvested Options Accelerated	Existing Vested Options	Total Cash to be Paid for Existing Vested Options	Total Cash to be Paid for Options*
Alan B. Lefkof	230,201	$947,468	788,799	$2,128,702	$3,076,170
Charles Constanti	137,497	$483,739	82,503	$290,261	$774,000
Brooke A. Hauch	56,247	$198,739	261,852	$702,214	$900,953
David A. Kadish	43,749	$143,121	382,401	$992,229	$1,135,350
Raymond J. Smets	156,250	$578,125	93,750	$346,875	$925,000
J. Francois Crepin	52,500	$214,875	12,500	$53,125	$268,000
Reese M. Jones	15,000	$55,500	60,500	$206,035	$261,535
Robert Lee	20,000	$74,000	70,000	$256,070	$330,070
Howard T. Slayen	32,500	$134,875	57,500	$259,625	$394,500
Harold S. Wills	20,000	$74,000	52,500	$234,350	$308,350

*	The cash payment will be reduced by applicable withholding taxes.

Employee Stock Purchase Plan

If the closing of the merger occurs after January 31, 2007, under our employee stock purchase plan, eligible employees and officers may each purchase up to 5,000 shares of Netopia common stock through payroll deductions on January 31, 2007 at a purchase price that will not exceed $2.553, $2.788, or $4.08 per share, depending upon when the individual enrolled in the employee stock purchase plan. Immediately following the purchase on January 31, 2007, Netopia shall thereafter terminate the employee stock purchase plan. In addition, no new participants may enroll in the employee stock purchase plan and participants may not increase their payroll deduction elections or purchase elections from those in effect on the date of the merger agreement. If the purchase occurs on January 31, 2007, we estimate that an aggregate of 18,686 shares will be purchased by our executive officers under existing elections.

If the closing of the merger occurs prior to January 31, 2007, then all outstanding purchase rights under our employee stock purchase plan will be terminated in exchange for a return to each purchase plan participant of his or her accumulated payroll deductions plus a payment to each participant equal to the product of (a) the number of shares of our common stock that could be purchased by the participant’s accumulated payroll deductions as of the closing of the merger and (b) the excess of $7.00 over the applicable purchase price per share of our common stock under our purchase plan. If the closing were to occur immediately prior to January 31, 2007, we estimate that an aggregate cash payment of $81,116 will be made to our executive officers under existing elections, in addition to the return of their accumulated payroll deductions.

Existing Severance Agreements and New Retention Agreements

Chief Executive Officer Alan B. Lefkof.

Netopia and Alan B. Lefkof, its President and Chief Executive Officer, are currently parties to an Employment Agreement entered into on December 9, 2005 (the “Employment Agreement”). Under the terms of the Employment Agreement, Netopia agreed to continue to employ Mr. Lefkof as its President and Chief Executive Officer and Mr. Lefkof agreed to continue to serve as a member of Netopia’s Board of Directors. The initial term of the Employment Agreement is for a three-year period that commenced as of October 1, 2005, with annual renewals of one year each unless either party provides written notice of non-renewal. The Employment Agreement provides that Mr. Lefkof will receive a base salary in the amount of $350,000 during the first year of the term, subject to adjustment in subsequent years. In addition, Mr. Lefkof will be eligible to earn an annual bonus in accordance with Netopia’s then current bonus program for senior executives. The target amount of the annual bonus will not be less than 50% of Mr. Lefkof’s then current base salary. Mr. Lefkof will be entitled to participate in specified employee health and benefit programs. The Employment Agreement provides that Netopia will ensure that Mr. Lefkof continues to receive all health related benefits through September 30, 2015 unless he receives comparable benefits from a subsequent employer.

Pursuant to the terms of the Employment Agreement, on December 9, 2005, Mr. Lefkof was awarded options to purchase 300,000 shares of Netopia’s common stock. 3/36ths (or 8.33%) of the option shares became exercisable on December 31, 2005, and the remainder vest 1/36th (or 2.78%) per month on the last day of each month thereafter through September 30, 2008. The exercise price of the options is $2.65 per share, the closing price of Netopia’s common stock on December 9, 2005.

Pursuant to the terms of the Employment Agreement, in the event that Mr. Lefkof’s employment is terminated for cause, he will receive payment of his salary through the date of termination. In the event Mr. Lefkof’s employment is terminated without cause or for good reason, as defined in the Employment Agreement, death or disability, and such termination occurs on or before September 30, 2007, Mr. Lefkof will continue to receive employment benefits (base salary, vesting of options and other benefits) through the end of the initial term. If such termination occurs after September 30, 2007, Mr. Lefkof will continue to receive employment benefits (base salary, vesting of options and other benefits) for a period of twelve months after termination. In either case, Mr. Lefkof shall also receive a bonus payment equal to the greater of (a) $100,000 and (b) the target amount of the annual bonus for the fiscal year in which the termination occurs, pro rated through the date of termination. The Employment Agreement provides that in the event that any payment to Mr. Lefkof is determined to be subject to the excise tax imposed by the Internal Revenue Code, or any interest or penalties are incurred by Mr. Lefkof with respect to such excise tax, Mr. Lefkof shall receive an additional “gross up” payment in an amount such that after payment by Mr. Lefkof of all income taxes and excise tax, including interest or penalties, imposed on the “gross up” payment, Mr. Lefkof will retain an amount of the “gross up” payment equal to the excise tax, including interest or penalties, imposed on the payment.

From November 4, 2006 through November 13, 2006, Motorola negotiated and entered into a retention agreement with Mr. Lefkof. The retention agreement becomes effective only upon completion of the merger, and when effective, will supersede Mr. Lefkof’s current employment agreement with Netopia described above and end his rights to any benefits under that employment agreement, including severance benefits. Under the retention agreement, Mr. Lefkof is eligible to receive:

•	initial base annual salary of $350,000 (the same as his current salary at Netopia),

•	a target bonus for 2007 of $227,550 if earned under a Motorola incentive plan (his current Netopia target bonus amount is $175,000),

•	Motorola common stock shares valued at $58,333, at 50% of base salary as target opportunity with performance measured over 3 years, subject to the terms and conditions of the Motorola Long Range Incentive Plan and applicable award agreement.

•	a cash payment of $933,750 if he remains employed as defined in the agreement through the second anniversary of the merger closing date,

•	Motorola restricted stock units valued at $933,750 that vest if he remains employed as defined in the agreement and applicable plan through the third anniversary of the merger closing date, and

•	Motorola restricted stock units valued at $175,000 that vest if he remains employed as defined in the applicable plan through the fifth anniversary of the grant date.

If Mr. Lefkof’s employment is terminated before the second anniversary of the merger closing date due to his death or disability, by his Motorola employer without cause, or by his voluntary resignation due to a relocation, and in exchange for executing a release in favor of Motorola, he will be entitled to receive his accrued but unpaid wages, any bonus amount relating to a prior year that has been earned under the applicable plan but not yet paid to him, and the greater of $450,000 or a pro rata portion of the last three cash and equity awards listed above (as all of the foregoing are defined in, and subject to the other specific terms of, his retention agreement). If one of these termination events occurs after the second anniversary and before the fifth anniversary of the merger closing date, he will be entitled to a pro rata portion of the last two equity awards listed above not already paid (subject to the other specific terms of his retention agreement).

Mr. Lefkof also executed a non-competition agreement with Motorola that becomes effective if the merger is completed, in which he agrees not to engage in any line of business that is the same as, similar to or competitive with the business of Netopia or its subsidiaries within the geographical areas that Netopia and its subsidiaries conducted business, and not to solicit customers, suppliers, employees or other service providers of Netopia, during a period of two years after his employment ends.

Other Executive Officers Entitled to Change in Control Payments.

Each of the following officers is a party to a severance letter agreement with Netopia that provides the following benefits upon a defined termination or resignation following a change in control:

Name of Executive Officer	Period of Benefits	Monthly Base Salary		Number of months of additional option vesting*	Target Bonus	Other benefits
Charles Constanti	12 months		$20,417	12	Pro-rated annual bonus	12 months
Brooke A. Hauch	6 months		$19,583	12	Pro-rated annual bonus	6 months
David A. Kadish	12 months	$ €	19,750 + 2,500	12	Pro-rated annual bonus	12 months
Raymond J. Smets	6 months		$20,000	12	Pro-rated annual bonus	6 months

*	Under the merger agreement and applicable equity compensation plan, the officers and other plan participants are entitled to full acceleration of all unvested options.

From November 4, 2006 through November 13, 2006, Motorola negotiated and entered into retention or transition agreements with executive officers Constanti, Hauch, and Smets that become effective only upon completion of the merger. When effective, these agreements will supersede each individual’s current severance letter agreement with Netopia described above and end the individual’s rights to any payments or benefits under that severance letter agreement.

Under these retention or transition agreements with Motorola, the payments and equity awards vary by individual, and the aggregate payments and awards to these three individuals as a group consist of:

•	annual rate of base salary during the initial year or shorter applicable period after the merger closing estimated to be approximately $720,000 in the aggregate (compared to current aggregate base salary for this group of $696,000),

•	target bonuses, if earned under the applicable Motorola plan, payable at the annual rate of approximately $264,000 in the aggregate (compared to current aggregate target bonuses for this group of $200,000),

•	cash retention bonuses, if earned by remaining employed through applicable retention dates defined in the agreements, estimated to be approximately $638,000 in the aggregate,

•	retention equity awards with grant date values estimated to be approximately $465,000 in the aggregate, subject to vesting and other provisions of the applicable Motorola plan.

These agreements provide for payment of defined portions of retention awards or other payments if, during specified retention periods, the individual’s employment is terminated due to death or disability, termination by the Motorola employer without cause, or voluntary resignation due to a relocation (as all of the foregoing are defined in, and subject to the other specific terms of, each retention or transition agreement).

Motorola and David Kadish are discussing a transition agreement that is expected to provide a payment to him in an amount to be agreed upon in respect of his existing severance letter agreement with Netopia, and for his consulting services after the merger closing as may be requested by Motorola, for payments and a duration to be agreed upon.

Other Key Employees. Motorola has also entered into retention agreements with other key employees of Netopia who are not executive officers.

No Tax Payments. None of the Netopia executive officers will receive tax “gross up” payments from Netopia or Motorola in connection with the merger or under the retention or transition agreements described above.

Chief Executive Officer Car Lease Buyout

In connection with the merger, Netopia intends to buy out the car lease for the car used by Mr. Lefkof prior to the closing of the merger, and to transfer the car to Mr. Lefkof for $1. The total cost to buy out the car lease is presently $17,593 plus taxes, license and registration fees, and certain other charges.

Indemnification and Insurance

The merger agreement also provides that Motorola shall cause the surviving corporation’s certificate of incorporation and bylaws to contain, in all material respects, the same provisions with respect to the indemnification of and advancement of expenses to directors and officers that are set forth in Netopia’s certificate of incorporation and bylaws as of the date of the merger agreement, which provisions shall not be amended or modified in a manner that would adversely affect the persons entitled to indemnification (unless required by law). The merger agreement also provides that Motorola will cause the surviving corporation to indemnify and hold harmless, for a period of six years after the effective time of the merger, each current and former director or officer, and each person who before the effective time of the merger becomes a director or officer, against all claims, liabilities, damages, judgments, fines and other losses, including reasonable fees, costs and expenses (including attorney’s fees), incurred by any of them in connection with any claim, suit, proceeding or investigation arising out of or pertaining to their service as an officer or director of Netopia or any of its subsidiaries or any action or omission occurring before the effective time of the merger, whether asserted prior to, at or after the effective time of the merger (including acts or omissions in connection with the merger agreement and the consummation of the merger), to the fullest extent permitted under Delaware law. The merger agreement also provides that the surviving corporation will maintain, and Motorola shall cause it to maintain, our current officers’ and directors’ liability insurance policies, for a period of six years after the effective time of the merger, subject to a cap on the annual premium required to be paid by the surviving corporation.

Material U.S. Federal Income Tax Consequences

IN ACCORDANCE WITH U.S. TREASURY DEPARTMENT CIRCULAR 230, INFORMATION IN THIS PROXY STATEMENT ADDRESSING OR OTHERWISE RELATING TO THE TAX

CONSEQUENCES OF THE MERGER (THE “TAX INFORMATION”) IS NEITHER INTENDED NOR PROVIDED TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON SUCH TAXPAYER. ADDITIONALLY, THE TAX INFORMATION WAS PREPARED, AND IS BEING PROVIDED, TO SUPPORT THE

PROMOTION OR MARKETING OF THE MERGER. THE TAX CONSEQUENCES OF THE MERGER WILL VARY IN ACCORDANCE WITH THE SPECIFIC CIRCUMSTANCES OF EACH TAXPAYER. IN LIGHT OF THE FOREGOING, EACH TAXPAYER SHOULD CONSULT HIS OR HER OWN INDEPENDENT TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER.

The following discussion summarizes certain material U.S. federal income tax considerations arising from the exchange of shares of Netopia common stock for cash pursuant to the merger. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder and administrative rulings and court decisions, each as in effect as of the date of this proxy statement and all of which are subject to change or differing interpretations. Any such change, which may or may not be retroactive, or differing interpretation could alter the tax consequences to the holders of our common stock as described herein. Netopia stockholders should be aware that this summary is not comprehensive with respect to U.S. federal income tax considerations.

This discussion only addresses Netopia stockholders who are U.S. citizens or residents (or other persons or entities treated as U.S. holders for federal income tax purposes) and who hold our common stock as a capital asset. It does not address all aspects of the U.S. federal income tax that may be important to a holder of our common stock in light of that stockholder’s particular circumstances or to a holder of our common stock who is subject to special rules, such as Netopia stockholders who are brokers or dealers in securities or foreign currency, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons or entities, who are financial institutions or insurance companies, who are mutual funds, who hold our common stock through individual retirement or other tax-deferred accounts, who are tax-exempt organizations, who hold their shares as “qualified small business stock” pursuant to Section 1202 of the Code, who acquired their Netopia common stock in connection with stock option or stock purchase plans or other employee plans or compensatory arrangements, whose functional currency is not the U.S. dollar, who hold our common stock as part of an integrated investment (including a “straddle,” pledge against currency risk, hedge, “constructive” sale or “conversion” transaction) comprised of shares of our common stock and one or more other positions, or who may have acquired our common stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code. In addition, this summary does not address any tax consequences other than certain U.S. federal income tax consequences of the merger, including the tax consequences of the merger under state, local or foreign tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not any such transactions are consummated in connection with the merger) including without limitation any transaction in which shares of our common stock are acquired, or the tax consequences to holders of options, warrants or similar rights to acquire our common stock.

Neither Netopia, Motorola nor Merger Sub has requested a ruling from the Internal Revenue Service (“IRS”) in connection with the merger or related transactions. Accordingly, the discussion below neither binds the IRS nor precludes it from adopting a contrary position. Furthermore, no opinion of counsel has been or will be rendered with respect to the tax consequences of the merger or related transactions.

In view of the foregoing and because the following discussion is intended as a general summary only, each Netopia stockholder should consult such stockholder’s own tax advisor regarding the tax consequences, including the applicable federal, state, local and foreign tax consequences, and any tax reporting requirements, of the merger and related transactions in light of such stockholder’s own tax situation.

Consequences of the Merger to U.S. Holders

The exchange of our common stock for cash pursuant to the merger will constitute a fully taxable transaction for the Netopia stockholders for U.S. federal income tax purposes. Each Netopia stockholder will therefore be required to recognize gain or loss currently with respect to such stockholder’s shares of Netopia common stock surrendered in the merger equal to the difference between that Netopia stockholder’s adjusted tax basis in such stock and the amount of cash paid at the closing of the merger for such stock. The amount, character and timing of such gain or loss generally will be determined separately with respect to each block of stock owned by a Netopia stockholder. For purposes of the foregoing, a block of stock is generally comprised of those shares of a particular class of stock of a company which were acquired at the same time and at the same price.

Other Consequences

Any gain or loss recognized by a Netopia stockholder on the disposition of shares of our common stock pursuant to the merger will be characterized as capital gain or loss provided that such Netopia common stock was a capital asset in the hands of such Netopia stockholder at the effective time of the merger. Any such capital gain or loss should be long-term capital gain or loss if the Netopia common stock being disposed of was held by such Netopia stockholder for more than one year as of the effective time of the merger and otherwise should be short-term capital gain or loss.

Even if a Netopia stockholder would otherwise recognize capital gain with respect to the merger, to the extent that cash is considered to be received in exchange for services or property other than solely Netopia common stock, such Netopia stockholder could be required to recognize ordinary income.

Backup Withholding

Certain payments due to the Netopia stockholders under the merger agreement may be subject to information reporting and “backup withholding” (currently at a rate of 28%) for federal income tax purposes unless certain requirements are satisfied. In order to avoid backup withholding, a Netopia stockholder who is not a corporation or other exempt recipient must complete Form W-8IMY, Form W-8BEN or other Form W-8 (if the Netopia stockholder is a nonresident alien individual or foreign entity) or Form W-9 (if the Netopia stockholder is a United States resident or domestic entity) following the closing of the merger, in accordance with instructions that will be delivered to you by the exchange agent. Netopia stockholders should consult their tax advisors as to their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption.

Regulatory Approvals

The Hart-Scott-Rodino Act provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. Netopia and Motorola each intend to make the required Hart-Scott-Rodino Act filing.

In addition, state antitrust authorities and private parties in some circumstances may bring legal action under the antitrust laws seeking to enjoin the merger or seeking to impose conditions on it. Netopia conducts operations in a number of other jurisdictions where other merger control filings or approvals may be required or advisable in connection with the completion of the merger. We are currently in the process of reviewing whether merger control filings or approvals may be required or desirable in those jurisdictions.

Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act, certain foreign regulatory filings and approvals, and the filing of a certificate of merger in Delaware at or before the effective time of the merger, we are unaware of any material regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

The merger agreement provides that we, Motorola and Merger Sub will use commercially reasonable efforts to take, or cause to be taken, all actions necessary to complete the merger in a timely manner, including making all filings with, giving all notices to, and obtaining all consents from, governmental authorities and opposing or lifting any restraints or injunctions to the merger.

THE MERGER AGREEMENT

The following description of the merger agreement summarizes certain provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the text of the merger agreement. The merger agreement is included in this proxy statement as Annex A. We strongly encourage you to read the merger agreement in its entirety because it is the legal document that governs the merger.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Netopia. Such information can be found elsewhere in this document and in the other public filings we make with the SEC, which are available, without charge, at http://www.sec.gov.

The Merger

The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into Netopia, the separate corporate existence of Merger Sub will thereupon cease, and Netopia will continue as the surviving corporation and as a wholly-owned subsidiary of Motorola.

The merger will become effective at the time when a certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as the parties have designated in the certificate of merger. Such effective time will be no later than two business days after the satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement or such other time as Motorola and Netopia mutually agree. See “Conditions to the Completion of the Merger” beginning on page 41.

Delisting of Our Common Stock

If the merger is completed, our common stock will be removed from listing on the NASDAQ Capital Market.

Board of Directors and Officers of Netopia Following the Merger

The directors of Merger Sub immediately prior to the effective time shall be the directors of Netopia from and after the merger. The officers of Merger Sub immediately prior to the effective time shall be the officers of Netopia from and after the merger.

The Merger Consideration

Each share of our common stock issued and outstanding immediately before the merger, other than treasury shares, dissenting shares, if any, and shares owned by Motorola, Merger Sub or any other direct or indirect subsidiaries of Motorola, if any, will automatically be canceled, will cease to exist and will be converted into the right to receive $7.00 in cash, without interest and less any applicable withholding tax. After the merger is effective, each holder of a certificate representing any of these shares of our common stock will no longer have any rights with respect to the shares, except the right to receive the merger consideration upon the surrender of such certificate and except that if a holder validly exercises appraisal rights, the holder will have the right to receive payment of the judicially determined fair value of its shares upon compliance with the requirements of Delaware law. Each share, if any, of our common stock held by Motorola, Merger Sub or any other direct or indirect subsidiaries of Motorola, or by us as treasury shares, at the time of the merger will be canceled without any payment.

Treatment of Our Options

At the effective time of the merger, each option outstanding as of the effective time, will be canceled and will no longer be exercisable, but will entitle the holder to a cash payment equal to the product of:

•	the number of shares of our common stock subject to each option, whether vested or unvested; and

•	the excess, if any, of the $7.00 per share merger consideration over the exercise price per share of the option.

Subject to any applicable withholding taxes, the payment for option shares will be made by the surviving corporation or the exchange agent, without interest, as promptly as reasonably practicable following the closing date. In order to receive this payment, each holder of an unexercised and in-the-money option must sign and return to Motorola an agreement consenting to the cancellation of the option in return for the payment.

Treatment of Purchase Rights under Our Employee Stock Purchase Plan

We have agreed to terminate our employee stock purchase plan immediately prior to the effective time of the merger. If the closing of the merger occurs prior to the next purchase date (January 31, 2007) under our employee stock purchase plan, then all outstanding purchase rights will be terminated in exchange for a return to each purchase plan participant of his or her accumulated payroll deductions plus a payment to each participant equal to the product of (a) the number of shares of our common stock that could be purchased by the participant’s accumulated payroll deductions as of the closing of the merger and (b) the excess of $7.00 over the applicable purchase price per share of our common stock under our purchase plan. The cash payment will be reduced by applicable withholding taxes. If the closing of the merger occurs after the next purchase date, all outstanding purchase rights under the plan will be converted into our common stock in accordance with the terms of the purchase plan. Pursuant to the merger agreement, we have also agreed to limit participation in the purchase plan after the date of the merger agreement to only those employees that were participants on the date of the merger agreement, to restrict participants from increasing their payroll deductions or purchase elections from those in effect on the date of the merger agreement, and to not commence a new purchase plan period after the date of the merger agreement.

Surrender of Stock Certificates

At or prior to the effective time of the merger, Motorola will deposit or cause to be deposited the aggregate merger consideration into a merger fund with [Mellon Investor Services], as exchange agent. After the effective time of the merger, each certificate that previously represented shares of our common stock and each certificate or other agreement or instrument representing the grant of options to purchase shares of our common stock:

•	will no longer be outstanding;

•	will automatically be canceled;

•	will cease to exist; and

•	will represent only the right to receive the per share merger consideration into which the shares were converted in the merger, except that if a holder validly exercises appraisal rights, the holder will have the right to receive payment of the judicially determined fair value of its shares upon compliance with the requirements of Delaware law.

No interest will accrue or be paid with respect to the merger consideration. A holder of certificates previously representing shares of our common stock will not receive the merger consideration due in respect of the certificates until the holder has surrendered those certificates to the exchange agent for exchange.

No later than five business days after the effective time of the merger, the exchange agent will mail to each holder of record of shares of our common stock a letter of transmittal and instructions for its use in delivering certificates to the exchange agent in exchange for the merger consideration due in respect of the certificates. The holder may also submit an affidavit in proper form in lieu of any lost, stolen or destroyed certificates, and, if required by Motorola, the posting by such holder of a bond in such reasonable amount as Motorola requires as indemnity. After the exchange agent’s receipt of the certificates, together with a properly executed letter of transmittal, the exchange agent will deliver to each stockholder the per share merger consideration multiplied by the number of shares represented by the certificate(s) surrendered by the stockholder. In the event of a transfer of ownership of our common stock which is not registered in the transfer records of our transfer agent, payment of the merger consideration may be made to a person other than the person in whose name the surrendered certificate is registered if:

•	the certificate is properly endorsed or otherwise in proper form for transfer; and

•	the person requesting the merger consideration pays any transfer or other taxes required by reason of the payment of the merger consideration due in respect of the certificate to a person other than the registered holder of the surrendered certificate or establishes to Motorola’s reasonable satisfaction that such tax has been paid or is not applicable.

Two hundred and seventy days after the merger occurs, the exchange agent will return to Motorola all funds in its possession that constitute any portion of the merger consideration, and the exchange agent’s duties will terminate. After that time, stockholders may surrender their certificates to Motorola and, subject to applicable abandoned property laws, escheat and similar laws, will be entitled to receive the merger consideration from Motorola without interest. None of Motorola, Merger Sub, Netopia or the exchange agent will be liable to stockholders for any merger consideration delivered to a public official pursuant to applicable abandoned property laws, escheat and similar laws.

YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

Lost Certificates

If any certificate representing shares of our common stock is lost, stolen or destroyed, the exchange agent will deliver the applicable merger consideration due in respect of the shares represented by that certificate if:

•	the stockholder asserting the claim of a lost, stolen or destroyed certificate makes an affidavit of that fact; and

•	upon request of Motorola, the stockholder posts a bond in a reasonable amount designated by Motorola as security against any claim that may be made with respect to that certificate against the surviving corporation.

Representations and Warranties of Netopia

The merger agreement contains representations and warranties made by each of the parties regarding aspects of their relative businesses, financial condition and structure, as well as other facts pertinent to the merger. The merger agreement includes representations and warranties of Netopia relating to Netopia’s:

•	corporate organization, qualification and existence, and our subsidiaries;

•	capitalization and the capitalization of our subsidiaries;

•	corporate power and authority to own, lease and operate our property and assets and carry on our business;

•	corporate power and authority to enter into the merger agreement and to consummate the merger and the enforceability of the merger agreement;

•	board of directors’ approval and adoption of the merger agreement;

•	receipt by our board of directors of a fairness opinion from Thomas Weisel Partners;

•	required consents and approvals of governmental entities and third parties and the absence of conflicts;

•	company material contracts and the validity and enforceability of Netopia material contracts;

•	filings and reports with the SEC, the preparation of our financial statements and our undisclosed liabilities;

•	the accuracy of company information to be included in this proxy statement;

•	internal control over financial reporting and disclosure controls and procedures;

•	the absence of specified changes or events;

•	litigation and liability matters;

•	labor and employment matters, employee benefits matters and ERISA compliance;

•	compliance with applicable laws and reporting requirements and obtaining requisite permits, including, without limitation, compliance with import and export control laws, the Foreign Corrupt Practices Act, and similar laws;

•	environmental matters and compliance with environmental laws;

•	tax matters;

•	insurance;

•	intellectual property;

•	owned and leased property, including leased real property;

•	government contracts;

•	consent decrees;

•	products liability and recalls;

•	the inapplicability of Section 203 of the Delaware General Corporation Law and other state anti-takeover statutes with respect to the proposed merger;

•	required consents and notices under our material contracts;

•	the required vote of our stockholders; and

•	the absence of brokers’ fees (other than to Thomas Weisel Partners) payable in connection with the merger.

Many of the representations and warranties made by us are qualified by a material adverse effect standard. A material adverse effect on Netopia for purposes of the merger agreement means any materially adverse change in, or materially adverse effect on, either individually or in the aggregate with all such other changes in or effects on, (a) Netopia’s ability to consummate the merger and other transactions contemplated by the merger agreement in a timely manner and in accordance with the merger agreement, or (b) the condition (financial or otherwise), operations, properties, assets (including intangible assets), liabilities, results of operations or the business of Netopia and its subsidiaries taken as a whole.

In determining whether a material adverse effect has occurred, none of the following in and of themselves, shall constitute a material adverse effect on Netopia:

•	changes or effects that are primarily the result of general economic or business conditions in the United States; provided that we are required to successfully bear the burden of proving that any such change does not (i) primarily relate only to (or have the effect of primarily relating only to) Netopia and its subsidiaries or (ii) disproportionately adversely affect Netopia and its subsidiaries compared to other companies of similar size operating in the industry in which Netopia and its subsidiaries operate;

•	changes or effects that are primarily the result of factors generally affecting the industries or markets in which Netopia operates; provided that we are required to successfully bear the burden of proving that any such change does not (i) primarily relate only to (or have the effect of primarily relating only to) Netopia and its subsidiaries or (ii) disproportionately adversely affect Netopia and its subsidiaries compared to other companies of similar size operating in the industry in which Netopia and its subsidiaries operate;

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in and of itself, a decrease in our stock price or trading volume; provided, however, that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decrease or failure has or has not resulted in, or contributed to, a material adverse effect, and no such changes shall be used as evidence that some other change, effect, circumstance or development has had or has not had a material adverse effect;

•	delays in customer orders, reduction in sales, disruption in supplier, distributor, partner or similar relationships, in each case, which are, or are reasonably expected to be, temporary rather than permanent in nature and that are primarily the result of the announcement or pendency of the merger; and

•	changes or effects that are the result of or relate to compliance by Netopia with the terms of, or the taking of any action required or contemplated by, the merger agreement; provided, however, to the extent we reasonably believe that compliance by us with the terms of, or taking any action required or contemplated by, the merger agreement, would reasonably be expected to result in a material adverse effect, only if we provide prior written notification to Motorola of such belief and Motorola does not provide relief from the provisions of the merger Agreement, shall the changes or effects resulting from this subsection be deemed not to constitute a material adverse effect.

The merger agreement also contains representations and warranties of Motorola and Merger Sub relating to:

•	their corporate organization, qualification and existence;

•	their corporate power and authority to enter into the merger agreement and to consummate the merger and the enforceability of the merger agreement;

•	the accuracy of information supplied to Netopia for inclusion in this proxy statement;

•	the operations of Merger Sub since its formation;

•	the absence of litigation; and

•	the immediate availability of funds to pay the merger consideration and the option payments.

The representations and warranties of each of the parties to the merger agreement described above will expire upon completion of the merger. The representations included in the merger agreement were made by each of Netopia and Motorola to each other. These representations and warranties were made as of specific dates, are (along with the conduct of business covenants also described) subject to important qualifications and limitations agreed to by Netopia and Motorola in connection with negotiating the terms of the merger agreement, and have been included in the merger agreement for the purpose of allocating risk between Netopia and Motorola rather than to disclose matters of fact. This description of the representations and warranties, and their reproduction in the copy of the merger agreement attached to this document as Annex A, are included solely to provide investors with information regarding the terms of the merger agreement, and not to provide any other factual information regarding Netopia or its business.

Covenants

Under the merger agreement, we have agreed that, prior to the effective time of the merger (unless Motorola otherwise provides written consent, which may not be unreasonably withheld or delayed, and subject to certain exceptions), we will carry on our business in the ordinary and usual course and that we and our subsidiaries will use our respective commercially reasonable efforts to preserve our respective business organizations and maintain our respective existing relations and goodwill with customers, suppliers, distributors, strategic partners, creditors, lessors, employees and business associates.

In addition, we have agreed, among other things and subject to certain exceptions, that neither we nor any of our subsidiaries may, without Motorola’s prior written consent, which may not be unreasonably withheld or delayed:

•	issue, sell, pledge or otherwise encumber any of the capital stock of our subsidiaries;

•	amend any charter document;

•	split, combine or reclassify outstanding shares of any of our capital stock; declare or pay any dividend other than dividends from our wholly-owned subsidiaries;

•	purchase, redeem or otherwise acquire any shares of our capital stock or other securities or the shares of capital stock or other securities of our subsidiaries (other than the acquisition of the common shares of optionholders pursuant to optionholders’ exercise of such options);

•	issue, sell, pledge or encumber our or any of our subsidiaries’ capital stock, rights, voting debt or other securities (other than pursuant to then outstanding options);

•	transfer, sell, lease or otherwise dispose of or encumber any material property or material assets (other than in the ordinary course of business);

•	restructure, recapitalize, reorganize or liquidate or adopt a plan of liquidation of Netopia or its subsidiaries, or adopt any resolutions for such actions;

•	enter into any agreement that imposes material restrictions on our operations or those of our subsidiaries, or adopt any resolutions for such actions;

•	acquire through merger, consolidation or the purchase of all or a substantial portion of the assets or securities, any third party business entity;

•	acquire any material assets, except for purchases of inventory and raw material in the ordinary course of business;

•	incur any indebtedness for borrowed money, issue any debt securities, make any loans or advances (other than routine ones to company employees in the ordinary course of business) or capital contributions, guarantee debts or enter into agreements to maintain the financial statement condition of others, or enter into any hedging agreements or similar arrangements outside the ordinary course of business;

•	make any capital expenditures or expenditures with respect to property, plant or equipment in excess of $500,000 in the aggregate for Netopia and its subsidiaries;

•	make any material changes in accounting methods, principles or practices, or change any assumption underlying, or method calculating, any bad debt, contingency or other reserve, except as required by a change in GAAP or law;

•	subject to certain exceptions, other than in the ordinary course of business consistent with past practice, enter into, renew, modify, amend, terminate, waive, delay the exercise of, release or assign any material rights or claims under, any company material contract;

•	take any action with respect to, adopt, enter into, terminate or amend any employment, severance, change in control, retirement, retention, welfare, health, or incentive plans or programs or agreements;

•	pay any bonus or fringe benefits or increase compensation (except for annual increases of salaries of non-officers in the ordinary course of business that do not exceed 3.5%); amend or accelerate the payment, right to payment or vesting of compensation or benefits; pay any benefit not provided for under any company benefit plan as of the date of the merger agreement; or grant any awards under any bonus, incentive performance or other compensation plan or arrangement;

•	initiate, settle or compromise any intellectual property litigation or material litigation, claim, grievance, charge or proceeding;

•	make or rescind any material tax election, amend any material tax return or permit any insurance policy naming Netopia as a beneficiary to be cancelled or terminated, except in a manner consistent with past practice or as required by law;

•	take any action or omit to take any action that is reasonably likely to result in any of the conditions to the merger agreement not being satisfied; or

•	authorize, commit, resolve or agree to do any action described above.

Directors’ and Officers’ Indemnification and Insurance

Motorola has agreed to cause the surviving corporation’s certificate of incorporation and bylaws to contain, in all material respects, the same provisions with respect to the indemnification of and advancement of expenses to directors and officers that are set forth in Netopia’s certificate of incorporation and bylaws as of the date of the merger agreement, which provisions shall not be amended or modified in a manner that would adversely affect the persons entitled to indemnification (unless required by law). The merger agreement also provides that Motorola will cause the surviving corporation to indemnify and hold harmless, through the sixth anniversary of the effective time of the merger, each current and former director or officer, and each person who before the effective time of the merger becomes a director or officer, against all claims, liabilities, damages, judgments, fines and other losses, including reasonable fees, costs and expenses (including attorney’s fees), incurred by any of them in connection with any claim, suit, proceeding or investigation arising out of or pertaining to their service as an officer or director of Netopia or any of its subsidiaries or any action or omission occurring before the effective time of the merger, whether asserted prior to, at or after the effective time of the merger (including acts or omissions in connection with the merger agreement and the consummation of the merger), to the fullest extent permitted under Delaware law.

The merger agreement also provides that the surviving corporation will maintain, and Motorola will cause it to maintain, our current officers’ and directors’ liability insurance policies, for a period of six years from the effective time of the merger, subject to a cap on the annual premium of approximately $510,000. In the event, during the six-year period, of the expiration, cancellation or termination of such policies, or if the annual premium cap of approximately $510,000 is exceeded, the surviving corporation will be required, for the remainder of the six-year period, to provide substitute policies that provide coverage no less favorable than currently existing policies, to the extent that such coverage can be maintained at an annual cost of not greater than the cap of approximately $510,000. If the surviving corporation cannot maintain the existing or equivalent insurance coverage without exceeding the cap, the surviving corporation is required to maintain as much insurance as can be obtained by paying annual premiums that, in the aggregate, do not exceed the cap of approximately $510,000.

Other Actions and Agreements

Stockholders’ Meeting. We agreed to call and hold a stockholders’ meeting as promptly as practicable for the purpose of voting upon the adoption of the merger agreement and approval of the merger. We have agreed to use commercially reasonable efforts to solicit from our stockholders proxies in favor of the adoption of the merger agreement, and to take all other action necessary or advisable to secure the vote of our stockholders.

Employee Benefits. Prior to the effective time, if requested by Motorola, we agreed to terminate any and all of our employee benefit plans effective not earlier than the effective time, and to cause to be amended the employee benefit plans and arrangements to the extent necessary to provide that no employees of Motorola shall commence to participate therein following the effective time unless explicitly authorized.

De-listing. We agreed to use our commercially reasonable efforts to give timely notice of de-listing to, and to cause the shares of our common stock to cease trading on, the NASDAQ Capital Market as of the effective time.

Conditions to Completion of the Merger

The obligation of each of Netopia, Motorola and Merger Sub to complete the merger is subject to the satisfaction or waiver of, on or prior to the effective time of the merger, the following conditions:

•	Approval of the merger agreement by Netopia stockholders;

•	any applicable waiting period imposed by U.S. or foreign antitrust authorities has expired or been terminated and such authorities have granted any required approvals; and

•	no order, stay, decree, judgment or injunction or statute, rule or regulation by any governmental entity prohibits or makes illegal the consummation of the merger or the other transactions contemplated by the merger agreement.

The obligation of Motorola and Merger Sub to complete the merger is further subject to the satisfaction or waiver of, on or prior to the effective time of the merger, the following additional conditions:

•	our representations and warranties being true and correct (disregarding any qualifications as to “materiality” or “material adverse effect” (as defined above)) as of the date of the merger agreement and the date of consummation of the merger (except to the extent any representation or warranty speaks to an earlier date, in which case it shall be true as of the earlier date), except for such inaccuracies that have not had, and would not reasonably be expected to have, a material adverse effect on us, except that representations and warranties relating to our capital structure, corporate authority and approval of the merger, and the inapplicability of specified takeover statutes are required to be true and correct in all material respects;

•	Netopia shall have performed in all material respects its obligations required to be performed by it under the merger agreement prior to the date of consummation of the merger;

•	there shall not have been instituted, commenced, pending or threatened any action, investigation, proceeding or litigation:

•	in which a governmental entity seeks to impose, or actually imposes, a “Burdensome Condition” on Motorola. The merger agreement defines a “Burdensome Condition” to mean challenging or seeking to restrain or prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement, or seeking to prohibit or impair Motorola’s ability to own or operate any of the material businesses and assets of Netopia from and after the effective time of the merger or any of the businesses or assets of Motorola or its subsidiaries (including, through any divestiture, licensing, lease or hold separate arrangement). The merger agreement also defines a Burdensome Condition to mean seeking to prohibit or limit, in any material respect, Motorola’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation after the closing; or

•	which may reasonably be expected to result in the imposition of (i) criminal sanctions on Netopia or its subsidiaries or (ii) material penalties or fines to a governmental entity, or material restitution to a third party, in each case as a result of any (A) conviction of Netopia or its subsidiaries of a crime, or (B) settlement with a governmental entity for the purpose of closing an investigation, being imposed on Motorola or the surviving corporation after the closing or any of their respective affiliates;

•	no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order imposing a Burdensome Condition;

•	all approvals required by the merger agreement shall have been obtained or made, and all other authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger by the Netopia, Motorola and Merger Sub shall have been made or obtained, except those that the failure to make or obtain, individually or in the aggregate, could not have a “material adverse effect” (as defined above) on us or a change or effect that materially and adversely affects the ability of Motorola or Merger Sub to consummate, or materially delays the consummation of, the merger and the transactions contemplated by the merger agreement, or provide a reasonable basis to conclude that Netopia, Motorola or Merger Sub or any of their affiliates would be subject to risk of criminal sanctions or any of their representatives would be subject to the risk of criminal or civil sanctions;

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the aggregate number of shares of our common stock that properly have demanded appraisal rights under Delaware law shall not be greater than ten percent (10%) of the total issued and outstanding shares of our common stock as of immediately prior to the Effective Time; provided, however, that such threshold shall be twenty percent (20%) if all or substantially all of such dissenting shares are held by a single stockholder or by two or more stockholders acting as a “group” within the meaning of Section 13(b)(3) of the Exchange Act of 1934;

•	there are no amounts owed but unpaid to any governmental entity or regulatory agency in connection with, and no new investigation, action or other proceeding has been brought by a governmental entity based on the same allegations that are the subject of, our settlement agreement with the SEC dated March 29, 2006;

•	since the date of the merger agreement, there shall not have occurred any change, event, circumstance or development (which, if curable, has not been cured) that, either individually or in the aggregate, has had, or would reasonably be expected to have, a “material adverse effect” (as defined above) on us; and

•	neither our principal executive officer nor our principal financial officer has failed to provide the necessary certifications required under Section 302 and Section 906 of the Sarbanes-Oxley Act on any of our reports filed with the SEC since the date of the merger agreement.

The obligation of Netopia to complete the merger is further subject to the satisfaction or waiver of, on or prior to the effective time of the merger, the following additional conditions:

•	the representations and warranties of Motorola being true and correct (disregarding any qualifications as to “materiality” or “material adverse effect” (as defined above)) as of the date of the merger agreement and the date of consummation of the merger (except to the extent any representation or warranty speaks to an earlier date, in which case it shall be true as of the earlier date), except for such inaccuracies that, individually or in the aggregate, have not had, and would not reasonably be expected to have, any change or effect that materially affects the ability of Motorola or Merger Sub to consummate, or materially delays the consummation of, the merger and the other transactions contemplated by the merger agreement; and

•	each of Motorola and Merger Sub shall have performed in all material respects all of its obligations under the merger agreement.

The merger agreement permits each of Netopia and Motorola to waive conditions to its respective obligations to complete the merger. Any waiver must be in writing and would be effective only as to the waiving party.

Non-Solicitation

We have agreed that we will not, nor will we authorize or permit any of our subsidiaries, or any of our or their officers, directors, employees, accountants, counsel, financial advisors, agents or other representatives to, directly or indirectly:

•	solicit, initiate, facilitate, respond to or encourage any takeover proposal (to acquire 15% or more of Netopia);

•	participate in any discussions or negotiations, furnish to any person any information relating to us or our subsidiaries, provide access to any properties, books, records or employees of us or our subsidiaries, or otherwise take any other action regarding or to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, a takeover proposal;

•	enter into any agreement or commitment with respect to any takeover proposal or agree to, approve or resolve to recommend or approve any takeover proposal (except as discussed below);

•	grant any waiver or release under any standstill or similar agreement;

•	take any action to exempt any person or third party from the restrictions on “business combinations” contained in Section 203 of the Delaware General Corporation Law, or

•	authorize or direct representatives of Netopia to take such action.

Notwithstanding any of these restrictions, we may make disclosures to our stockholders as is required under applicable law, including to comply with our board of directors’ fiduciary duties, and we may provide notice of these restrictions to any person.

The merger agreement further provides that, notwithstanding the restrictions described above, if, at any time prior to the time that our stockholders vote on the adoption of the merger agreement, and provided we have not violated our obligations under the non-solicitation covenant (other than immaterial breaches that have not resulted in the making of a takeover proposal and did not adversely impact Motorola’s rights), we receive an unsolicited bona-fide written takeover proposal (to acquire 15% or more of Netopia), we may furnish nonpublic information (if it has previously been provided to Motorola) pursuant to a confidentiality agreement with terms and conditions substantially similar to those of our confidentiality agreement with Motorola, and negotiate and participate in discussions and negotiations with that person, if our board of directors determines, after consulting with outside legal counsel:

•	that the proposal is either (1) a superior proposal, or (2) reasonably likely to lead to a superior proposal and is more favorable to Netopia’s stockholders from a financial point of view than the merger with Motorola; and

•	that such action is necessary to discharge the board of director’s fiduciary duties under applicable law.

Netopia is generally required to notify Motorola within one business day of any proposal, negotiation, discussion or inquiry that is, or could reasonably be expected to constitute, a takeover proposal for 15% or more of Netopia, and communicate the terms of such proposal to Motorola. Netopia is also required to notify Motorola within one business day of any material change to any such proposal, negotiation, discussion or inquiry, or of any determination by Netopia’s board of directors that a takeover proposal constitutes a superior proposal.

The merger agreement further provides that our board of directors may change its recommendation for the merger with Motorola, approve or recommend a superior proposal, and/or we may enter into a merger agreement with another person if:

•	the proposal is a superior proposal which is pending;

•	our board of directors determines in good faith, after consulting with outside legal counsel, that such action is necessary to discharge our board of directors’ fiduciary duties; and

•	Motorola has failed to make an offer which is at least as favorable to our stockholders as such superior proposal within three business days after Motorola has received notice from Netopia that its board of directors had determined that such proposal constitutes as superior proposal.

Any material amendment to the financial terms or other material terms of any superior proposal will require a new notice to Motorola and a new three business day review period. Our board of directors is prohibited from withholding, withdrawing or modifying its recommendation to Netopia’s stockholders in favor of Motorola’s proposal until the earlier of the receipt of Motorola’s revised offer or three business days after receipt by Motorola of the notice of a change in our board of directors’ recommendation.

A “superior proposal” is an unsolicited written proposal or offer by a third party to acquire 50% or more of the shares of Netopia’s outstanding common stock, or all or substantially all of Netopia’s assets on terms that the board of directors determines in good faith, after consultation with independent financial advisors, to be more favorable to our stockholders, from a financial point of view, than the merger provided for in the merger agreement with Motorola, and which in the good faith reasonable judgment of the board of directors is reasonably capable of being consummated.

A “takeover proposal” is any inquiry, proposal, offer or indication of interest from a third party that constitutes, or could reasonably be expected to lead to, the acquisition of assets that constitute 15% or more of the consolidated assets of Netopia and its subsidiaries or 15% or more of any class of equity securities of Netopia or any of its subsidiaries (where such capital stock constitutes 15% or more of the consolidated assets of Netopia and its subsidiaries).

Termination; Payment of Termination Fee

Netopia and Motorola may mutually agree in writing, at any time before the effective time of the merger, to terminate the merger agreement. Either party may terminate the merger agreement without the consent of the other, before the effective time of the merger, if:

•	the merger is not consummated by April 30, 2007, unless mutually extended by the parties, unless the failure to complete the merger by that date is principally caused by the terminating party’s breach of the merger agreement in any material respect;

•	our stockholders fail to approve and adopt the merger agreement and the merger at the special meeting or any adjournment thereof, unless the terminating party has breached or failed to perform in any material respect its obligations under the merger agreement in any manner that shall have been the principal cause or resulted in the failure of the merger to be completed;

•	any ruling or order of any court or governmental entity which permanently restrains, enjoins or otherwise prohibits the consummation of the merger becomes final and non-appealable; or

•	if the other party fails to cure its breach of its closing conditions relating to the accuracy of its representations and warranties, and such breach would result in a material adverse effect, or relating to the performance in all material respects of its obligations under the merger agreement, within 20 days after receiving notice of such breach from the terminating party, in each case if the terminating party is not at that time in material breach of the merger agreement.

Netopia may terminate the merger agreement without Motorola’s consent if our board of directors has acted in compliance with the non-solicitation covenants in the merger agreement and has determined that a competing transaction is a superior proposal, and:

•	our board of directors has approved or recommended the superior proposal to Netopia’s stockholders;

•	a three business day period has expired since our board of directors provided Motorola with the right to match the competing superior proposal, and Motorola failed to match such proposal as determined by our board of directors; and

•	we have paid to Motorola the termination fee described below.

Motorola can terminate the merger agreement without our consent, and Netopia is obligated to pay Motorola a termination fee of $7.3 million, plus all of the reasonable expenses of Motorola actually incurred from third parties relating to the merger agreement and the transactions contemplated thereby prior to such termination if any of the following occur:

•	if our board of directors fails to recommend approval of the Motorola proposal in the proxy statement;

•	if our board of directors resolves to change, or changes, its recommendation of the Motorola transaction;

•	if our board of directors publicly announces it intends to recommend, or recommends, a competing transaction to our stockholders;

•	if our board of directors enters into any other acquisition agreement for a competing transaction;

•	if a tender offer or exchange offer for our outstanding shares is commenced and our board of directors fails to recommend against acceptance of such tender offer or exchange offer by our stockholders;

•	if our board of directors, following receipt of a competing takeover proposal, and after being requested by Motorola, fails to reaffirm its approval or recommendation of Motorola’s transaction within five business days after such request; or

•	if we or any of our officers, directors, representatives or agents knowingly and materially breach our obligations under the merger agreement’s non-solicitation provisions or specified provisions related to the special stockholders’ meeting.

We are also required to pay Motorola the termination fee at the time we approve, recommend to our stockholders, consummate or enter into a transaction with a third party for 35% or more (or equity securities representing 35% or more) of the consolidated assets of Netopia and our subsidiaries, if such approval, recommendation, consummation or entry into such transaction occurs within 12 months after any termination by us or Motorola based upon failure of the vote of our stockholders or the merger failing to be completed by April 30, 2007, if there had been such a third-party takeover proposal prior to the special stockholders’ meeting.

Motorola and Merger Sub have agreed that payment of the termination fee and expenses, to the extent paid and accepted, are their sole and exclusive remedy upon termination of the merger agreement.

Amendment, Extension and Waiver

Subject to applicable law, parties may agree to amend the merger agreement at any time before the effective time of the merger. After the effective time of the merger, Delaware law and the applicable listing standards may require stockholder approval to amend the merger agreement.

The parties can waive obligations owed to them by the other parties, as well as extend the time in which the obligations are to be performed, to the extent permitted by applicable law.

The Voting Agreement

The following summary of the material terms of the voting agreement is qualified in its entirety by reference to the complete text of the form of voting agreement, which is attached as an exhibit to the merger agreement attached as Annex A. You are encouraged to read the full text of the form of voting agreement in its entirety.

In order to induce Motorola to enter into the merger agreement, the members of our board of directors entered into a voting agreement and irrevocable proxy with Motorola concurrently with our execution of the merger agreement. The directors that owned shares of our stock owned as a group, as of the close of business on the record date, approximately     % of our outstanding shares that are entitled to vote at the special meeting. Outstanding stock options held by them are not entitled to vote and would not entitle them to vote shares underlying such options unless the options are exercised on or prior to the record date. Pursuant to this voting agreement, our directors have agreed to vote all shares of our common stock beneficially owned by them in favor of the adoption of the merger agreement and in favor of the proposal to adjourn the special meeting to solicit additional proxies, against approval of any proposal made in opposition to, or in competition with, the merger agreement or the merger, against any other merger or other business combination transaction and any other matter that would result in a breach of any of our obligations or agreements in the merger agreement or any other action that is intended, or could reasonably be expected, to, in any manner, impede, frustrate, prevent, nullify, interfere with, delay, postpone, discourage or otherwise adversely affect the merger agreement, the merger or any of the other transactions contemplated by the merger agreement. The members of the board of directors also have irrevocably appointed Motorola (or its designee) as the sole and exclusive attorneys-in-fact and proxies to vote the shares of our capital stock owned by such directors in the manner described above.

Pursuant to the voting agreement, subject to certain exceptions, each of our directors has agreed that he will not, directly or indirectly, assign, sell, transfer, pledge or otherwise dispose any shares of our common stock, deposit his shares into a voting trust or grant a proxy or enter into a voting agreement respect to the shares of our common stock beneficially owned by them.

None of our directors was paid any consideration for entering into the voting agreement.

The voting agreement will terminate upon the earlier of the termination of the merger agreement or the effective time of the merger.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the Delaware General Corporation Law (the “DGCL”), you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of Netopia common stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to receive under the merger agreement. These rights are known as appraisal rights. Netopia’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Netopia will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes Netopia’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to Netopia a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to, and separate from, any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote or otherwise submit a proxy in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•	You must continuously hold your shares from the date of making the demand through the effective time of the merger; a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares before the effective time of the merger, will lose any right to appraisal in respect of those shares.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Netopia’s common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Netopia common stock.

All demands for appraisal should be addressed to Netopia, Inc., 6001 Shellmound Street, 4th Floor, Emeryville, California 94608, Attention: General Counsel, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Netopia common stock. The demand must reasonably inform Netopia of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Netopia’s common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Netopia. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Netopia stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of common stock. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously submitted written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than, the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who has demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for his, her or its shares of Netopia common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

In view of the complexity of Section 262, Netopia’s stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their own legal advisors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 8, 2006, certain information with respect to shares beneficially owned by (i) each person who is known by Netopia to be the beneficial owner of more than five percent (5%) of Netopia’s outstanding shares of Common Stock, (ii) each of our directors and executive officers, and (iv) all of our directors and executive officers as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days after the date as of which the information is provided. In computing the percentage ownership of any person, the number of shares is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

	Shares Beneficially Owned as of December 8, 2006 (1)
Beneficial Owner*	Number of Shares	Percentage of Class
Glazer Capital, LLC (2)	2,307,289	8.69%
Cannell Capital LLC (3)	1,425,000	5.37%
Alan B. Lefkof (4)	873,663	3.19%
Charles Constanti (5)	105,002	**
Brooke A. Hauch (6)	290,648	1.08%
David A. Kadish (7)	438,894	1.63%
Raymond J. Smets (8)	98,750	**
J. Francois Crepin (9)	12,500	**
Reese M. Jones (10)	997,778	3.75%
Robert Lee (11)	90,000	**
Howard T. Slayen (12)	80,500	**
Harold S. Wills (13)	72,500	**
All current directors and executive officers as a group (10 people) (14)	3,060,235	10.72%

*	Unless otherwise indicated below, these beneficial owners can be reached at Netopia, Inc., 6001 Shellmound Street, 4th Floor, Emeryville, California 94608.
**	Less than 1% of the outstanding shares of Common Stock.
(1)	The number of shares of Common Stock deemed owned by each officer and director includes shares issuable pursuant to stock options that may be exercised within 60 days after December 8, 2006. On December 1, 2006, there were 26,551,051 shares of Common Stock outstanding.
(2)

The number of shares beneficially owned by Glazer Capital, LLC was reported in a Schedule 13G filed on December 8, 2006 with the United States Securities and Exchange Commission (the “Glazer Schedule 13G”). According to the Glazer Schedule 13G, the number of shares includes 2,307,289 shares of Common Stock beneficially owned by Mr. Paul J. Glazer as (i) the managing member of Paul J. Glazer, LLC, which in turn serves as the general partner of Glazer Capital Management, L.P., and (ii) the managing member of Glazer Capital, LLC, which in turn serves as the investment manager of Glazer Offshore Fund, Ltd. and manages on a discretionary basis separate accounts for three unrelated entities that own shares of Common Stock. In addition, Glazer Capital, LLC beneficially owns the 2,110,281 shares held by Glazer

Offshore Fund, Ltd. and the separate accounts. Mr. Glazer reports sole voting and dispositive power with respect to 197,008 of the shares, and Mr. Glazer and Glazer Capital, LLC report shared voting and dispositive power with respect to 2,110,281 of the shares. The address of Glazer Capital, LLC is reported as 237 Park Avenue, Suite 900, New York, New York 10017.

(3)	The number of shares beneficially owned by Cannell Capital LLC was reported in a Schedule 13G/Amendment No. 1 filed on February 13, 2006 with the United States Securities and Exchange Commission (the “Cannell Schedule 13G/A”). According to the Cannell Schedule 13G/A, J. Carlo Cannell beneficially owns, and has sole voting and dispositive power with respect to, 1,425,000 shares of Common Stock as the controlling member of Cannell Capital, LLC, which in turn acts as the investment adviser to The Cuttyhunk Fund Limited, The Anegada Master Fund Limited, and TE Cannell Portfolio, Ltd. and as the general partner of and investment adviser to Tonga Partners, L.P. The address of Cannell Capital LLC is reported as 150 California Street, San Francisco, California 94111.
(4)	Includes 812,757 shares issuable upon the exercise of stock options held by Alan B. Lefkof and 60,906 shares held by the Lefkof Family Trust over which Alan B. Lefkof has shared voting and investment authority.
(5)	Includes 95,002 shares issuable upon the exercise of stock options held by Charles Constanti.
(6)	Includes 268,101 shares issuable upon the exercise of stock options held by Brooke A. Hauch.
(7)	Includes 394,901 shares issuable upon the exercise of stock options held by David A. Kadish.
(8)	Includes 93,750 shares issuable upon the exercise of stock options held by Raymond J. Smets.
(9)	Includes 12,500 shares issuable upon the exercise of stock options held by J. Francois Crepin.
(10)	Includes 75,500 shares issuable upon the exercise of stock options held by Reese M. Jones.
(11)	Includes 90,000 shares issuable upon the exercise of stock options held by Robert Lee.
(12)	Includes 500 shares held in a retirement account and 2,500 shares held by a family partnership over which Howard T. Slayen has voting and investment authority, and 77,500 shares issuable upon the exercise of stock options held by Howard T. Slayen.
(13)	Includes 72,500 shares issuable upon the exercise of stock options held by Harold S. Wills.
(14)	Includes 1,992,511 shares issuable upon the exercise of stock options held by all current executive officers and directors.

In addition, as described under “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 28, immediately prior to the consummation of the merger, stock options held by our executive officers and directors, like stock options held by our other employees, will immediately vest and become exercisable. At the effective time of the merger, all in-the-money stock options will be cancelled in return for a cash payment for each option equal to, for each share of our common stock underlying such option, the excess of $7.00 over the exercise price per share of such option.

MARKET PRICES OF NETOPIA’S STOCK

Netopia common stock is traded on the NASDAQ Capital Market under the symbol “NTPA”. The following table sets forth the intraday high and low sales prices per share of Netopia common stock on the NASDAQ Capital Market for the periods indicated.

Market Information

	Netopia Common Stock
	High	Low
Year ending December 31, 2006
Fourth Quarter (through November 13, 2006)	$6.75	$5.48
Third Quarter	$5.80	$3.75
Second Quarter	$5.40	$4.10
First Quarter	$4.30	$2.51

Year ending December 31, 2005
Fourth Quarter	$3.10	$2.41
Third Quarter	$3.65	$2.51
Second Quarter	$3.90	$2.90
First Quarter	$4.60	$2.96

Year ending December 31, 2004
Fourth Quarter	$3.80	$1.84
Third Quarter	$6.66	$1.72
Second Quarter	$13.98	$5.01
First Quarter	$20.15	$11.14

On November 13, 2006, the last trading day prior to the execution and announcement of the merger agreement, Netopia common stock closed at $5.59 per share. On December [    ], 2006, which was the last trading day before the date of this proxy statement, Netopia common stock closed at $[            ] per share. You are encouraged to obtain current market quotations for Netopia common stock in connection with voting your shares.

No cash dividends have ever been paid on Netopia common stock and we are currently restricted by the terms of the merger agreement from paying cash dividends.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2)

Netopia may ask its stockholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement or in the event that the closing conditions contained in the merger agreement have not been satisfied. If necessary, Netopia will adjourn the meeting for up to 45 days. Our board of directors unanimously recommends that you vote “FOR” the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

FUTURE STOCKHOLDER PROPOSALS

We will hold an Annual Meeting of Stockholders in 2007, or the 2007 Annual Meeting, only if the merger is not completed. To be considered for inclusion in proxy materials for the 2007 Annual Meeting (if such meeting is held), you must have submitted your proposal in writing by August 25, 2006 to 6001 Shellmound Street, 4th Floor, Emeryville, California 94608, Attention: Senior Vice President, General Counsel and Secretary, unless our 2007 Annual Meeting of Stockholders is held before January 1, 2007 or after March 2, 2007, in which event notice by stockholders must be received a reasonable time before we begin to print and mail our proxy materials. Pursuant to Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, as amended, stockholders wishing to bring a proposal before the 2007 Annual Stockholder Meeting of Netopia (but not to include it in Netopia’s proxy statement for that meeting) should have provided written notice of the proposal to Netopia no later than November, 8, 2006 (45 days preceding the one year anniversary of the mailing of the proxy statement relating to the 2006 Annual Meeting of Stockholders), as proxies solicited for that meeting will confer discretionary authority to vote on any such matter of which Netopia did not have notice as of such date.

HOUSEHOLDING OF PROXY STATEMENT

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, known as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of brokers with customers who are our stockholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations at Netopia, Inc., 6001 Shellmound Street, 4th Floor, Emeryville, California 94608, or by telephone at (510) 420-7400.

Once a stockholder has received notice from his or her broker that the broker will be “householding” communications to the stockholder’s address, “householding” will continue until the broker is notified otherwise or until the stockholder revokes his or her consent. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive separate copies of this proxy statement, the stockholder should so notify his or her broker. Any stockholder who currently receives multiple copies of a proxy statement and annual report at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the stockholder’s name, our Investor Relations at the address or telephone number provided above.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Netopia files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information that we file with the Securities and Exchange Commission at the following location of the Securities and Exchange Commission:

Public Reference Room

100 F Street, N.W.

Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.W., Washington, D.C. 20549, at prescribed rates. Netopia’s public filings are also available to the public from document retrieval services and the Internet website maintained by the Securities and Exchange Commission at www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request (510) 420-7400, directed to us at Netopia, Inc., 6001 Shellmound Street, 4th Floor, Emeryville, California 94608, Attention: Investor Relations. If you would like to request documents, please do so by December [    ], 2006 in order to receive them before the special meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated December [    ], 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Among

MOTOROLA, INC.,

MOTOROLA GTG SUBSIDIARY IV CORP.

and

NETOPIA, INC.

Dated as of November 13, 2006

i

10.9	Obligations of Parent and of the Company	A-52
10.10	Definitions	A-52
10.11	Severability	A-52
10.12	Interpretation; Construction	A-52
10.13	Assignment	A-53
10.14	Expenses	A-53

DEFINED TERMS

Term	Section
1996 ESPP	5.2(a)
2005 ESPP	4.4
Actions	5.8(a)
Adverse Recommendation Notice	7.2(c)
Affiliate	5.2(d)
Agreement	Preamble
Alternative Acquisition Agreement	7.2(a)
Antitrust Laws	7.6(b)
Bid	5.17
Burdensome Condition	8.2(c)
Business Day	1.2
By-Laws	2.2
Certificate	4.2(b)
Certificate of Merger	1.2
Change in Company Recommendation	7.2(c)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	4.2(f)
Company	Preamble
Company Approvals	5.4(a)
Company Benefit Plans	5.9(a)
Company Board	5.1(a)
Company Board Recommendation	5.3(b)
Company Common Stock	4.1(b)
Company Disclosure Schedule	Article V
Company ERISA Plans	5.9(b)
Company Government Contract	5.17
Company Government Subcontract	5.17
Company Leases	5.16(b)
Company Material Adverse Effect	5.1(d)
Company Material Contract	5.5(a)
Company Meeting	7.5
Company Non-U.S. Benefit Plans	5.9(a)
Company Pension Plan	5.9(b)
Company Permit	5.10
Company Representatives	7.2(a)
Company SEC Reports	5.6(a)
Company Software	5.15(i)
Company Stock Option	5.2(a)
Company Stock Plans	5.2(a)
Company Triggering Event	9.4
Company U.S. Benefit Plans	5.9(b)
Company Voting Proposal	5.3(a)
Competing Transaction	7.2(d)
Confidentiality Agreement	10.7
Constituent Corporations	Preamble
Contracts	5.4(b)
Copyrights	5.15(q)

Term	Section
Costs	7.13(a)
Delaware Law	Recitals
Dissenting Shares	4.6(a)
Effective Time	1.2
Employees	5.13(a)
Environmental Law	5.11
ERISA	5.9(a)
ERISA Affiliate	5.9(a)
Exchange Act	5.4(a)
Exchange Agent	4.2(a)
Exchange Fund	4.2(a)
Expenses	10.14
Export Approvals	5.18(a)
FCPA	5.19
GAAP	5.6(b)
Governmental Entity	5.4(a)
Hazardous Substance	5.11
HSR Act	5.1(d)
Indemnified Parties	7.13(a)
Intellectual Property	5.15(q)
Investments	5.1(c)
IRS	5.9(b)
Key Employee	5.13(c)
Laws	5.10
Leased Real Property	5.16(b)
Liens	5.1(d)
Limited License	5.15(o)
Material Environmental Reports	5.11
Major Customer	5.5(a)(xi)
Major Customer Contract	5.5(a)(xi)
Major Supplier	5.5(a)(xv)
Major Supplier Contract	5.5(a)(xv)
Maximum Premium	7.13(b)
Merger	1.1
Merger Consideration	4.1(c)
Merger Sub	Preamble
Multiemployer Plan	5.9(c)
Off the Shelf Software	5.15(c)
Option Agreement	4.2(b)
Option Consent	4.3(b)
Option Holder	4.3(a)
Option Payment	4.3(b)
Order	8.1(c)
Owned Intellectual Property	5.15(q)
Parent	Preamble
Parent Approvals	6.2(c)
Parent Disclosure Schedule	Article VI
Parent Material Adverse Effect	6.1
Patents	5.15(q)
Permitted Liens	5.16(e)
Person	4.2(b)

v

Term	Section
Preferred Shares	5.2(a)
Proxy Statement	5.6(d)
Sarbanes-Oxley Act	5.6(a)
SEC	5.4(a)
Securities Act	5.4(a)
Software	5.15(q)
Stockholder Agreement	Recitals
Subsidiary	5.1
Superior Proposal	7.2(d)
Surviving Corporation	1.1
Takeover Proposal	7.2(d)
Takeover Statute	5.22
Tax	5.12
Taxable	5.12
Taxes	5.12
Tax Return	5.12
Tenant	5.16(c)
Termination Fee	9.5(b)
Third Party	7.2(d)
Third Party Embedded Software	5.15(c)
Third Party IP Licenses	5.15(d)
Third Party Licenses	5.15(d)
Third Party Software Licenses	5.15(c)
Trademarks	5.15(q)
Voting Debt	5.2(c)
Waiting Period	9.3(a)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of November 13, 2006, among Netopia, Inc., a Delaware corporation (the “Company”), Motorola, Inc., a Delaware corporation (“Parent”), and Motorola GTG Subsidiary IV Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub,” the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, Parent and the respective Boards of Directors of Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company consummate the business combination and other transactions provided for herein; and

WHEREAS, the respective Boards of Directors of Merger Sub and the Company have approved, in accordance with the Delaware General Corporation Law (“Delaware Law”), this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the members of the Board of Directors of the Company are entering into a Voting Agreement and Irrevocable Proxy in substantially the form attached hereto as Exhibit A (the “Stockholder Agreement”); and

WHEREAS, the Board of Directors of the Company has resolved to recommend to its stockholders approval and adoption of this Agreement and approval of the Merger; and

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger pursuant to the terms and subject to the conditions set forth herein; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the promises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) on the Closing Date. The closing of the Merger (the “Closing”) shall take place at the offices of Baker & McKenzie LLP, Two Embarcadero Center, San Francisco, California, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.” “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in Chicago, Illinois or San Francisco, California, are authorized or obligated by law or executive order to close.

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, obligations, claims, liabilities and duties of the Company and Merger Sub shall become the debts, obligations, claims, liabilities and duties of the Surviving Corporation.

ARTICLE II

CERTIFICATE OF INCORPORATION AND BY-LAWS

OF THE SURVIVING CORPORATION

2.1 The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to be identical to the certificate of incorporation of the Merger Sub (the “Charter”) attached hereto as Exhibit B (as the same may be amended as necessary to comply with Section 7.13(a)), until thereafter amended as provided therein or by applicable Law, subject to Section 7.13(a) of this Agreement; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Netopia, Inc.”. After the Effective Time, the authorized capital stock of the Surviving Corporation shall consist of 1,000 shares of common stock, par value $0.01 per share.

2.2 The By-Laws. At the Effective Time, the by-laws of the Company in effect at the Effective Time shall be amended and restated in their entirety to be identical to the by-laws of Merger Sub, as in effect immediately prior to the Effective Time (the “By-Laws”), until thereafter amended as provided therein or by applicable Law, subject to Section 7.13(a) of this Agreement.

ARTICLE III

OFFICERS AND DIRECTORS

OF THE SURVIVING CORPORATION

3.1 Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws, and the Board of Directors of the Company shall take all such actions as may be necessary or appropriate to give effect to the foregoing.

3.2 Officers. The officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

CONVERSION OF SECURITIES

4.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any holder of shares of the capital stock of the Company or capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent or Merger Sub or any direct or indirect Subsidiaries of Parent immediately prior to the Effective Time shall be cancelled and shall cease to exist and no payment shall be made with respect thereto.

(c) Merger Consideration for Company Common Stock. Subject to Section 4.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 4.1(b) and Dissenting Shares (as hereinafter defined)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $7.00 in cash per share, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 4.1(c) upon the surrender of such certificate in accordance with Section 4.2, without interest (or in the case of Dissenting Shares, the rights contemplated by Section 4.6 hereof).

(d) Adjustments to Prevent Dilution. In the event that the Company changes the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted; provided, however, that no such adjustment shall be made for issuances of shares of Company Common Stock (or securities convertible or exchangeable into or exercisable for shares of Company Common Stock) that occur in the ordinary course of the Company’s business pursuant to the exercise of Company Stock Options described as outstanding in Section 5.2 in accordance with the applicable terms of the Company Stock Options or for issuances of shares of Company Common Stock pursuant to the 2005 ESPP.

4.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger, and Company Stock Options for the Option Payments, are as follows:

(a) Exchange Agent. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with an exchange agent appointed by Parent and reasonably approved by the Company prior to the date hereof (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for payment through the Exchange Agent in accordance with this Section 4.2, cash in an amount equal to the product of the Merger Consideration and the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, (exclusive of any shares to be cancelled pursuant to Section 4.1(b)) (the “Exchange Fund”), plus any cash necessary to pay the Option Payments pursuant to Section 4.3(b). Pending distribution of the cash deposited with the Exchange Agent, such cash shall be held in trust for the benefit of the holders of Company Common Stock entitled to receive the Merger Consideration and the Option Holders entitled to receive the Option Payments and shall not be used for any other purposes; provided, however, any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(c), Section 4.3 and, if any, Section 4.4, shall be promptly returned to Parent. The Exchange Agent shall invest the Exchange Fund as directed by Parent provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, provided that no such investments shall have maturities that could prevent or delay payments to be made pursuant to this Article IV.

(b) Exchange Procedures. Promptly (and in any event within five (5) Business Days) after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a “Certificate”), and to each Option Holder from which Parent (or agent thereof) received prior to the Closing Date an Option Consent pursuant Section 4.3(b), (i) a letter of transmittal in customary form and as reasonably approved by the Company and (ii) instructions for effecting the surrender of (A) the Certificates in exchange for the Merger Consideration payable with respect thereto or (B) the agreements representing the grant of such Company Stock Option (each, an “Option Agreement”) (or other reasonably acceptable evidence of surrender of such Company Stock Option as required by the Exchange Agent) in exchange for the Option Payments payable with respect thereto. Upon surrender of a Certificate or Option Agreement (or effective affidavit of loss required by Section 4.2(g) in lieu thereof) for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate or Option Agreement shall be entitled to receive in exchange therefor the Merger Consideration or Option Payment that such holder has the right to receive pursuant to the provisions of this Article IV, after giving effect to any required withholding taxes pursuant to Section 4.2(f) and Section 4.3(b) hereof, and the Certificate or Option Agreement so surrendered shall immediately be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of such Certificates or Option Agreements. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, it will be a condition of payment of the Merger Consideration that the surrendered Certificate be properly endorsed, with signatures guaranteed, or otherwise in proper form for transfer and that the Person requesting such payment will pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or such Person will establish to the satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 4.2, each Certificate or Option Agreement (or effective affidavit of loss required by Section 4.2(g) in lieu thereof) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 4.2 or the Option Payment as contemplated by Section 4.3(b). For purposes of this Agreement, the term “Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(c) No Further Ownership Rights in Company Common Stock. From and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time and holders of Certificates shall cease to have any rights as stockholders of the Surviving Corporation other than the right to receive the Merger Consideration upon surrender of such Certificates in accordance with Section 4.2(b) and Section 4.2(g) (or in the case of Dissenting Shares, the rights contemplated by Section 4.6 hereof) and any dividend or distribution with respect to shares of Company Common Stock evidenced by such Certificates with a record date prior to the Closing Date. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article IV.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock two hundred seventy (270) days after the Effective Time shall be delivered to Parent, upon demand, and any former holder of Company Common Stock who has not previously complied with this Section 4.2 shall be entitled to receive only from Parent payment of its claim for the Merger Consideration, without interest.

(e) No Liability. To the extent permitted by applicable Law, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Withholding Rights. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as the case may be, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid pursuant to this Agreement in respect of the shares of Company Common Stock formerly represented by such Certificate.

4.3 Company Options.

(a) Not less than thirty (30) days before the Closing Date, the Company shall provide written notice to each holder (an “Option Holder”) of a Company Stock Option (as defined in Section 5.2(a)) that is outstanding as of the date of such notice that (i) such Option Holder may exercise his or her Company Stock Options, whether or not then vested or exercisable (it being understood that any such exercises of Company Stock Options that are not vested or exercisable as of the date of the Option Holder’s exercise shall only be effective immediately prior to the Effective Time), and (ii) each Company Stock Option, to the extent unexercised by the Closing Date, shall thereafter be terminated and shall no longer be exercisable. To the extent an Option Holder exercises his or her Company Stock Options prior to the Effective Time, such Option Holder shall thereafter be a holder of Company Common Stock and shall receive in exchange therefor (other than with respect to Dissenting Shares) the Merger Consideration in accordance with the provisions of Section 4.1(c).

(b) Notwithstanding the provisions of Section 4.3(a), in lieu of an Option Holder exercising his or her Company Stock Options, such Option Holder may choose to consent to the cancellation, effective immediately prior to the Effective Time, of each of his or her outstanding Company Stock Options in consideration for a cash payment (the “Option Payment”) in respect of such cancellation in an amount (if any) equal to (i) the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option held by such Option Holder, whether or not then vested or exercisable, and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, minus (ii) all applicable Taxes required to be withheld by the Company. In order to elect to receive the Option Payment, an Option Holder must execute and return a signed agreement (the “Option Consent”) to Parent (or agent thereof) prior to the Closing Date. The Option Payment shall be paid by the Exchange Agent as promptly as reasonably practicable after the Closing Date, subject to receipt by the Exchange Agent of all necessary documents as required by the Exchange Agent pursuant to Section 4.2(b)). The Company agrees to take any and all actions necessary (including the adoption of resolutions by the Company Board and any other action reasonably requested by Parent) to approve and effectuate the foregoing.

(c) Each Company Stock Option not exercised prior to the Closing Date pursuant to Section 4.3(a), or for which an Option Consent is not received by Parent (or agent thereof) prior to the Closing Date pursuant to Section 4.3(b), shall be terminated at the Effective Time, shall no longer be exercisable and shall not be entitled to any payment in connection with the Merger.

4.4 Employee Stock Purchase Plan. Immediately prior to the Effective Time, the Company shall terminate its 2005 Employee Stock Purchase Plan, as amended (the “2005 ESPP”), and shall cause all purchase rights then outstanding under the 2005 ESPP to be terminated in exchange for (a) a return by the Company to each participant in the 2005 ESPP of his or her accumulated payroll deductions, plus (b) a payment to each participant in the 2005 ESPP equal to the product of (i) the number of shares of Company Common Stock that could be purchased by the participant’s accumulated payroll deductions ( limited however to the amount of payroll deductions that does not exceed the dollar limitation set forth in section 8(b) of the 2005 ESPP) as of the earlier of the next purchase date or the Closing Date, based on the purchase price per share (determined in accordance with the terms of the 2005 ESPP) and (ii) the excess, if any, of the Merger Consideration over the purchase price per share (determined in accordance with the terms of the 2005 ESPP) of Company Common Stock, minus all applicable Taxes required to be withheld by the Company. Notwithstanding the foregoing, if the Effective Time occurs after the end of the accumulation period (as defined in the 2005 ESPP) in which the date of this Agreement occurs, the purchase price per share shall be determined in accordance with the 2005 ESPP as of the last business day of such accumulation period and the appropriate number of shares shall be issued in accordance with the 2005 ESPP at least one business day prior to the Effective Time, and the Company shall immediately thereafter terminate the 2005 ESPP prior to the Effective Time. In addition, and notwithstanding any other provisions above to the contrary, the Company shall take all actions with respect to the 2005 ESPP as are necessary to assure that (x) participation in the 2005 ESPP shall be limited to those employees who were participants on the date of this Agreement, (y) such participants may not increase their payroll deduction elections or purchase elections from those in effect on the date of this Agreement, and (z) there shall not be any additional 2005 ESPP Offering Period or Accumulation Period as defined in the 2005 ESPP commencing following the date of this Agreement.

4.5 Actions by the Company. Except as contemplated by Section 4.3, the Company shall take all actions reasonably necessary to ensure that from and after the Effective Time the Surviving Corporation will not be bound by any options, rights, awards or arrangements to which the Company is a party which would entitle any Person, other than Parent or Merger Sub, to beneficially own shares of the Surviving Corporation or Parent or receive any payments (other than as set forth in Section 4.3) in respect of such options, rights, awards or arrangements.

4.6 Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Common Stock held by a holder who is entitled to demand and properly demands (and has not effectively withdrawn or lost such demand) appraisal rights under Section 262 of Delaware Law (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration, but the holder thereof shall only be entitled to such rights as are provided by Delaware Law, including the right to receive payment of the fair value of such holder’s Dissenting Shares in accordance with the provisions of Section 262 of Delaware Law.

(b) Notwithstanding the provisions of Section 4.6(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Merger

Consideration, without interest thereon, upon surrender of the Certificate representing such shares in accordance with Section 4.2.

(c) The Company shall give Parent (i) prompt written notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law, and (ii) the opportunity to participate in any negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, negotiate with any holder of Company Common Stock the terms of any payment, or make any payment, with respect to any such demands or offer to settle or settle any such demands, and the Company shall not communicate with any holder of Company Common Stock with respect to such demands, without prior consultation with Parent, except for communications directed to the Company’s stockholders generally or as required by Law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article V are true and correct, except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article V, and the disclosure in any section or paragraph shall qualify (a) the corresponding section or paragraph in this Article V and (b) the other sections and paragraphs in this Article V to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

5.1 Organization and Qualification; Subsidiaries.

(a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, when taken together with all other such failures, has not had, and is not reasonably expected to have, a Company Material Adverse Effect. The Company has made available to Parent a complete and correct copy of the Company’s and its Subsidiaries’ certificate of incorporation and by-laws (or equivalent governing instruments), each as amended to the date hereof. The Company’s and its Subsidiaries’ certificate of incorporation and by-laws (or equivalent governing instruments) so made available are in full force and effect. The Company has made available to Parent correct and complete copies of the minutes of all meetings of the stockholders, the Board of Directors of the Company (the “Company Board”) and each committee of the Company Board and each of its Subsidiaries held between January 1, 2002 and the date of this Agreement, other than such minutes specified on Section 5.1(a) of the Company Disclosure Schedule which the parties have agreed can be subject to redaction with respect to matters of attorney-client privilege and matters relating to the transactions contemplated hereby.

(b) Section 5.1(b) of the Company Disclosure Schedule contains a complete and accurate list of (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) each jurisdiction where the Company and each of its Subsidiaries is organized and qualified to do business.

(c) Section 5.1(b) of the Company Disclosure Schedule also contains a complete and accurate list of any and all Persons, not constituting Subsidiaries of the Company, of which the Company directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest (collectively, the “Investments”).

(d) Except as set forth on Section 5.1(d) of the Company Disclosure Schedule, the Company or a Subsidiary of the Company, as the case may be, owns all Subsidiaries and Investments free and clear of all liens, pledges, security interests, claims or other encumbrances (“Liens”), and there are no outstanding contractual obligations of the Company or any of its Subsidiaries permitting the repurchase, redemption or other acquisition of any of its interest in any Subsidiary or Investment or requiring the Company or any of its Subsidiaries to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, provide any guarantee with respect to, or assume, endorse or otherwise become responsible for the obligations of, any Subsidiary or Investment. The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”).

As used in this Agreement, the term (i) “Subsidiary” means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries and (ii) “Company Material Adverse Effect” means any materially adverse change in, or materially adverse effect on, either individually or in the aggregate with all such other adverse changes in or effects on, (X) the ability of the Company to consummate the Merger and other transactions contemplated by this Agreement in a timely manner and in accordance with this Agreement, or (Y) the condition (financial or otherwise), results of operations, operations, properties, business, assets (including intangible assets), or liabilities of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, in and of itself or themselves, shall constitute a Company Material Adverse Effect:

(a) changes or effects that are primarily the result of general economic or business conditions in the United States;

(b) changes or effects that are primarily the result of factors generally affecting the industries or markets in which the Company operates; and

(c) in and of itself, a decrease in the Company’s stock price or trading volume; provided, however, that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decrease or failure has or has not resulted in, or contributed to, a Company Material Adverse Effect, and no such changes shall be used as evidence that some other change, effect, circumstance or development has had or has not had a Company Material Adverse Effect;

(d) delays in customer orders, reduction in sales, disruption in supplier, distributor, partner or similar relationships, in each case, which are, or are reasonably expected to be, temporary rather than permanent in nature and that are primarily the result of the announcement or pendency of the Merger; and

(e) changes or effects that are the result of or relate to compliance by the Company with the terms of, or the taking of any action required or contemplated by, this Agreement; provided, however, to the extent the Company reasonably believes that compliance by the Company with the terms of, or taking any action required or contemplated by, this Agreement, would reasonably be expected to result in a Company Material Adverse Effect, only if the Company provides prior written notification to Parent of such belief and Parent does not provide relief from the provisions of this Agreement, shall the changes or effects resulting from this subsection (e) be deemed not to constitute a Company Material Adverse Effect;

provided, further, that the Company successfully bears the burden of proving that any such change in clause (a) or (b) immediately above does not (i) primarily relate only to (or have the effect of primarily relating only to) the Company and its Subsidiaries or (ii) disproportionately adversely affect the Company and its Subsidiaries compared to other companies of similar size operating in the industry in which the Company and its Subsidiaries operate.

5.2 Capital Structure.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Shares”). All of the outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. At the close of business on October 31, 2006, 26,279,997 shares of Company Common Stock and no Preferred Shares were issued and outstanding. The Company has no shares of Company Common Stock or Preferred Shares reserved for issuance, except that, at the close of business on November 8, 2006: (i) 7,631,005 shares of Company Common Stock were reserved for issuance by the Company pursuant to outstanding options (a “Company Stock Option”) and 290,788 shares of Company Common Stock were reserved for issuance pursuant to outstanding purchase rights arising under the following plans, as follows:

Plan of the Company, in each case, as amended

1996 Stock Option Plan

2000 Stock Incentive Plan

2002 Equity Incentive Plan

1996 Employee Stock Purchase Plan

(the “1996 ESPP”)

2005 ESPP

(collectively, the “Company Stock Plans”), and no form of equity award under the Company Stock Plans has been granted except for Company Stock Options under the 1996 Stock Option Plan, 2000 Stock Incentive Plan, and 2002 Equity Incentive Plan and stock purchase rights under the 1996 ESPP (prior to its termination) and 2005 ESPP; (ii) no shares of Company Common Stock were reserved for issuance pursuant to equity awards not yet granted under the 1996 Stock Option Plan; (iii) 587,975 shares of Company Common Stock were reserved for issuance pursuant to equity awards not yet granted under the 2000 Stock Incentive Plan and 2002 Equity Incentive Plan; (iv) 290,788 shares of Company Common Stock were reserved for purchase and issuance under the Accumulation Period currently pending pursuant to the 2005 ESPP (with a total of 542,326 shares of Company Common Stock reserved for all future purchases under the 2005 ESPP), and the 1996 ESPP terminated in 2005 and no shares may be acquired thereunder; and (v) no shares of Company Common Stock were held by the Company in its treasury. Section 5.2(a) of the Company Disclosure Schedule sets forth a true and complete list, as of November 8, 2006, of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Company Stock Plan, the number of shares of Company Common Stock subject to outstanding options or purchase rights under such Company Stock Plan and the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan; and (ii) all outstanding Company Stock Options and purchase rights, indicating with respect to each such Company Stock Option or purchase right the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the execution of this Agreement, the adoption of the Company Voting Proposal, the consummation of the Merger or termination of employment or change in position following consummation of the Merger. The Company has made available to Parent complete and accurate copies of all Company Stock Plans and the forms of all stock option agreements and notices of grants or awards evidencing Company Stock Options, and forms of all purchase or participation elections under the 2005 ESPP and 1996 ESPP. The Company Common Stock is listed on the NASDAQ Capital Market. Except for the issuance of shares of Company Common Stock pursuant to the exercise of Company Stock Options outstanding on November 8, 2006, or pursuant to the terms of the 2005 ESPP, from and after the close of business on such latter date, through and including the date of this Agreement, the Company has not (i) issued or granted any shares of Company Common Stock, Company Stock Options, other stock awards or other capital stock or equity securities of the Company except as set forth on Section 5.2(a) of the

Company Disclosure Schedule or as provided under the terms of the 2005 ESPP, or (ii) changed the authorized share capital of the Company.

(b) Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a Subsidiary of the Company, free and clear of any Lien (except as set forth on Section 5.2(b) of the Company Disclosure Schedule).

(c) Except as set forth above in this Section 5.2, there are no preemptive or other outstanding rights, options, warrants, conversion rights, phantom stock units, restricted stock units, or stock appreciation rights or similar rights, “rights or poison pill” agreements, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations (i) the terms of which provide the holders the right to vote with the stockholders of the Company on any matter or (ii) that are convertible into or exercisable for securities having the right to vote with the stockholders of the Company on any matter (any such bonds, debentures, notes or obligations, “Voting Debt”).

(d) There are no registration rights to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company. Other than the Stockholder Agreement and the irrevocable proxies granted pursuant to the Stockholder Agreement, neither the Company nor, to the Company’s knowledge, any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries. As used in this Agreement with respect to any party, the term “Affiliate” means any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

(e) Except as set forth in Section 5.2(e) of the Company Disclosure Schedule, (i) all stock options awarded under the Company Stock Plans were duly and lawfully granted and approved in accordance with the requirements of the applicable corporate, Tax and securities Laws and the terms of the applicable Company Stock Plan, (ii) the Company’s minutes, grantee documentation and other equity plan administration records each reflect the proper measurement date of each such Company Stock Option pursuant to the applicable requirements of GAAP in effect at the time of each grant, and (iii) all of the Company’s financial statements filed with the SEC have accounted for and reflected in accordance with GAAP all awards, modifications, exchanges, or other transactions in connection with the Company Stock Plans. The fair market value of each Company Stock Option on the date of grant was established in accordance with a valuation methodology set forth under the terms the applicable Company Stock Plan and that meets the requirements of Sections 409A, 422 and 423 of the Code, as applicable. The purchase rights granted under the 2005 ESPP and 1996 ESPP were granted in accordance with all of the requirements of Section 423(b) of the Code. Each Company Stock Option was granted with an exercise price per share that was not less than the fair market value per share of the Company Common Stock on the date of grant. The Company has complied with all required income and payroll tax withholding and reporting requirements with respect to the Company Stock Plans and all grants, exercises, issuances and other transactions thereunder.

(f) Except as set forth in Section 5.2(f) of the Company Disclosure Schedule, the Company has not offered, sold or issued any Common Stock, Company Stock Options or other equity awards in connection with the Company Stock Plans in violation or contravention of the registration or qualification requirements of the Securities Act of 1933, as amended, the California Corporate Securities Law of 1968, as amended, any other U.S. state securities Laws, or any non-U.S. securities Laws.

5.3 Corporate Authority; Approval and Fairness.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, and to consummate the Merger, subject only to approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Voting Proposal”), and the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting enforcement of creditors’ rights generally now or hereafter in effect and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law).

(b) The Company Board acting unanimously, has (i) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and the holders of Company Common Stock, (ii) approved and adopted this Agreement and declared its advisability in accordance with the provisions of Delaware Law, (iii) resolved to recommend this Agreement and the Merger to the holders of Company Common Stock for approval in accordance with Section 7.5 of this Agreement (the “Company Board Recommendation”) and (iv) directed that this Agreement and the Merger be submitted to the holders of Company Common Stock for consideration in accordance with this Agreement; provided, however, that any withdrawal, modification or qualification of the foregoing in accordance with Section 7.2 hereof shall not be deemed a breach of this representation. The Company Board has received the opinion of its financial advisor, Thomas Weisel Partners LLC, to the effect that (subject to the assumptions and qualifications set forth in such opinion) the consideration to be received by the holders of the shares of Company Common Stock in the Merger is fair, as of the date of such opinion, from a financial point of view to such holders, a copy of which opinion has been delivered to Parent.

5.4 Governmental Filings; No Violations; Certain Contracts, Etc.

(a) Other than (i) the filings, approvals and/or notices pursuant to Section 1.2, (ii) the pre-merger notification requirements under the HSR Act (or similar foreign filings, if applicable), (iii) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the requirement to file the Proxy Statement with the Securities and Exchange Commission (“SEC”), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable U.S. state securities Laws, (v) applicable requirements under rules and regulations under the NASDAQ Capital Market, (vi) applicable requirements under rules and regulations under state takeover Laws and (vii) the notifications, consents and approvals set forth in Section 5.4(a) of the Company Disclosure Schedule (all of such filings, approvals, notices, consents, orders, authorizations, registrations, declarations and notifications described in clauses (i) through (vii) above, collectively, the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any foreign or domestic governmental or regulatory authority (including self-regulatory authorities), agency, commission, body or other governmental entity, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (“Governmental Entity”), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not,

constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the equivalent governing instruments of any of its Subsidiaries, (ii) a breach or violation of, a termination (or right of termination) or a default under, or the acceleration of any obligations or the creation of a Lien on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation, whether oral, written or otherwise (“Contracts”) binding upon the Company or any of its Subsidiaries or, assuming all consents, approvals, authorizations and other actions described in Section 5.4(a) have been made or complied with, any Laws or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (ii) or (iii) above, for any conflict, breach, violation, termination, default, acceleration or creation that has not had and would not reasonably be expected to have a Company Material Adverse Effect.

5.5 Contracts.

(a) For purposes of this Agreement, “Company Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii) any employment, service or consulting Contract or arrangement with any current or former executive officer or other employee of the Company or member of the Company Board having ongoing obligations of the Company or its Subsidiaries, other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to the Company or any of its Subsidiaries;

(iii) (A) any Contract containing any covenant granting any exclusivity rights or limiting in any respect the right of the Company or any of its Affiliates to engage in any line of business, compete with any Person in any line of business or to compete with any party or the manner or locations in which any of them may engage, (B) any Major Customer Contract (as defined below) granting “most favored nation” status that, following the Merger, would in any way apply to Parent or any of its Subsidiaries, including the Company and its Subsidiaries, or (C) any Contract otherwise prohibiting or materially limiting the right of the Company or any of its Affiliates to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any Owned Intellectual Property rights of the Company or any of its Subsidiaries;

(iv) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries (including, without limitation, joint venture, partnership or other similar agreements);

(v) any Contract which provides access to source code to any third party for all or any portion of any product of the Company or Owned Intellectual Property in any circumstance other than an event of bankruptcy, liquidation, assignment for the benefit of creditors or similar event;

(vi) any Contract to license or otherwise authorize any third party to manufacture, or reproduce, develop or modify any portion of the Company’s products, services or technology or any Contract to authorize any third party to sell or distribute any of the Company’s products, services or technology, except (A) agreements with distributors, OEMs and other channel partners, sales representatives or other resellers in the ordinary course of business, (B) agreements allowing internal backup copies to be made by end-user customers in the ordinary course of business or (C) any independent contractor agreements in the ordinary course of business;

(vii) any contract or other arrangement constituting a “direct financial obligation” or “off-balance sheet arrangement” as defined under Item 2.03(c) and (d) in SEC Form 8-K (without regard to its materiality) and any other mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit having an outstanding principal amount in excess of $100,000, other than (A) accounts receivables and payables in the ordinary course of business and (B) purchase order commitments in the ordinary course of business which do not exceed $5,000,000 in the aggregate;

(viii) any settlement agreement entered into by the Company or, to the extent possessed by or available to the Company, by any current or former executive officer within five (5) years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the routine cessation of such employee’s or independent contractor’s employment with the Company, or (B) settlement agreements with Persons other than Government Entities for cash only (which has been paid) that do not exceed $50,000 as to such settlement;

(ix) any Contract not described in clause (iii) above under which the Company or any of its Subsidiaries has licensed or otherwise made available any Owned Intellectual Property or Third Party License to a third party, other than to customers, distributors, OEMs, sales representatives, channel partners and other resellers in the ordinary course of business;

(x) any Contract under which the Company or any of its Subsidiaries has received a Third Party License, but excluding generally commercially available, off-the-shelf software programs with a purchase price or annual license or use fee of less than $10,000;

(xi) any Contract between the Company or any of its Subsidiaries and any current customer of the Company and its Subsidiaries with respect to which the Company and its Subsidiaries recognized cumulative revenue during the twelve-month period ended September 30, 2006, in excess of $1,000,000 (each such customer, a “Major Customer,” and each Contract referenced in this Section 5.5(a)(xi), a “Major Customer Contract”);

(xii) any Contract not otherwise listed in this Section 5.5(a) which has aggregate future sums due from the Company or any of its Subsidiaries in excess of $100,000 and is not terminable by the Company or any such Subsidiary (without penalty or payment) on ninety (90) (or fewer) days’ notice;

(xiii) Contracts that contain any (A) “take or pay” or volume commitment provisions, (B) most favored pricing provision, (C) penalties for late deliveries or breach of other performance obligations, (D) penalties associated with repairs, returns or quality performance, or (E) provisions granting any exclusive rights, rights of first refusal, rights of first negotiation or substantially similar rights to any Person in a manner which is material to the business of the Company and its Subsidiaries, taken as a whole;

(xiv) any Contract (A) with any Affiliate of the Company (other than its Subsidiaries), other than (x) offer letters or employment agreements providing solely for “at will” employment with no right to severance benefits except as required by applicable Law, and (y) invention assignment and confidentiality agreements, (B) with investment bankers, financial advisors, attorneys, accountants or other advisors retained by the Company or any of its Subsidiaries involving payments by or to the Company or any of its Subsidiaries of more than $100,000 on an annual basis, (C) providing for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is (x) not material to the Company or any of its Subsidiaries and (y) entered into in the ordinary course of business, (D) containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries have agreed not to acquire assets or securities of another Person, or (E) relating to currency hedging or similar transactions; or

(xv) any Contract between the Company or any of its Subsidiaries and any supplier of goods, products or components (including software) and/or services, including “outsourcing,” “OEM,” electronic manufacturing services, original design and manufacturing, transportation, and other contract manufacturing Contracts, with respect to any of one of which the Company and its

Subsidiaries made cumulative expenditures during the twelve-month period ended September 30, 2006, greater than $1,000,000, and any such Contracts entered into after such latter date under which annualized expenditures are or could reasonably expected to be greater than $1,000,000 (each such supplier, a “Major Supplier,” and each Contract referenced in this Section 5.5(a)(xv), a “Major Supplier Contract”), and whether or not expenditures occur pursuant to purchase orders in the Company’s standard unmodified form (a copy of which has been provided to Parent).

(b) Section 5.5(b) of the Company Disclosure Schedule sets forth a list (arranged in clauses corresponding to the clauses set forth in Section 5.5(a)) of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or bound by as of the date hereof. A complete and accurate copy of each Company Material Contract has been made available to Parent or has been filed prior to date of this Agreement by the Company with the SEC and is accessible to the public in the SEC’s electronic database (including all amendments, modifications, extensions, renewals, guarantees or other Contracts with respect thereto).

(c) All Company Material Contracts are valid and binding and in full force and effect, except to the extent they have previously expired in accordance with their terms. Except as set forth in Section 5.5(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has violated in any material respect, and, to the knowledge of the Company, no other party to any of the Company Material Contracts has violated in any material respect, any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a material default under the provisions of any Company Material Contract. Neither the Company nor any of its Subsidiaries has, and, to the knowledge of the Company, no other party has, repudiated by oral or written notice to the Company any material provision of any Company Material Contract.

(d) Except as set forth in Section 5.5(d) of the Company Disclosure Schedule, during the last twelve (12) months, to the knowledge of the Company, none of the Major Customers has terminated or failed to renew or informed the Company of any intention to materially reduce purchases under, any of its Major Customer Contracts and neither the Company nor any of its Subsidiaries has received any written notice of termination or such reduced purchases from any of the Major Customers.

(e) The Company has made available to Parent a copy of each of the standard form Contracts currently in use by the Company or any of its Subsidiaries (including, without limitation, end user, maintenance and reseller standard form Contracts) in connection with their respective businesses.

(f) Section 5.5(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all active vendors, resellers and distributors or similar Persons through which the products of the Company and its Subsidiaries are marketed, sold or otherwise distributed (determined on the basis of product revenues received by the Company and its Subsidiaries during the twelve months preceding the date of this Agreement). Each reseller and distributor agreement of the Company and its Subsidiaries is terminable by the Company or its Subsidiary (without penalty or cost) upon 90 days’ or less notice.

(g) Section 5.5(g) of the Company Disclosure Schedule sets forth each Major Supplier and the cumulative expenditures made by the Company and its Subsidiaries during the twelve-month period ended September 30, 2006. Section 5.5(e) of the Company Disclosure Schedule sets forth any Major Supplier Contracts that materially deviate from the Company’s standard form supplier contracts attached to Section 5.5(e) of the Company Disclosure Schedule.

5.6 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since October 1, 2003. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing), together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under or pursuant to such act (the “Sarbanes-Oxley Act”), are referred to herein as the “Company SEC Reports.” Except to the extent that information contained in any Company SEC Report filed and publicly available prior to the date of this Agreement has been specifically revised or superseded by a later filed Company SEC report filed prior to the date of this Agreement, the Company SEC Reports (i) were or will be filed on a timely basis (except for the Company’s Form 10-K for fiscal year 2004 filed on February 1, 2005), (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act. The Company has made available to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since October 1, 2003, including (i) all SEC comment letters and responses to such comment letters by or on behalf of the Company, and (ii) any letters, complaints, or other documents from the SEC or any staff or office of the SEC informing the Company of any inquiry, claim or proceeding (formal, informal or otherwise) or request for documents or information, and all written responses thereto by or on behalf of the Company. To the knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. Except as set forth in Section 5.6(a) of the Company Disclosure Schedule, there are no off-balance sheet arrangements as defined in Item 2.03(d) of SEC Form 8-K with respect to the Company or any of its Subsidiaries that would be required to be reported or set forth in the Company SEC Reports or any such reports required to be filed in the future.

(b) Except to the extent that information contained in any Company SEC Report filed and publicly available prior to the date of this Agreement has been specifically revised or superseded by a later filed Company SEC report filed prior to the date of this Agreement, each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in or incorporated by reference in the Company SEC Reports at the time filed (or to be filed) (i) complied (or will comply) as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (ii) were (or will be) prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC with respect to Form 10-Q under the Exchange Act). Except to the extent that information contained in any Company SEC Report filed and publicly available prior to the date of this Agreement has been specifically revised or superseded by a later filed Company SEC report filed prior to the date of this Agreement, each of the consolidated balance sheets (including, in each case, any related notes and schedules) contained or incorporated by reference in the Company SEC Reports at the time filed fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and each of the consolidated statements of income and of changes in financial position contained or to be contained or incorporated by reference in the Company SEC Reports (including, in each case, any related notes and schedules) fairly presented in all material respects the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, except that the unaudited interim financial statements were subject to normal and recurring year-end adjustments.

(c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at September 30, 2005 (including the notes thereto and related management discussion and analysis) included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise, and whether or not required to be disclosed), except for liabilities and obligations (i) incurred in connection with the transactions contemplated hereby, (ii) incurred in the ordinary course of business and in a manner consistent with past practice since September 30, 2005, or (iii) that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d) The information to be supplied by or on behalf of the Company for inclusion in the proxy statement to be sent to the stockholders of the Company (the “Proxy Statement”) in connection with the Company Meeting will not, on the date it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. The representations and warranties contained in this Section 5.6(d) will not apply to statements or omissions included in the Proxy Statement or any other filings made with the SEC based upon information furnished in writing to the Company by Parent or Merger Sub specifically for use therein.

(e) The Company maintains disclosure controls and procedures and internal control over financial reporting as required under Rule 13a-15(a) promulgated under the Exchange Act. Such disclosure controls and procedures were effective as of September 30, 2006, such internal control over financial reporting was effective as of September 30, 2005, and the same are otherwise reasonably designed to comply with the respective definitions of such controls in Rule 13a-15 (e) and (f). The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since October 1, 2003, and Section 5.6(e) of the Company Disclosure Schedule sets forth a summary of all current significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting. Except as set forth in Section 5.6(e) of the Company Disclosure Schedule, since October 1, 2003, no current or former employee of the Company or any of its Subsidiaries has alleged to any of the senior officers of the Company or such Subsidiaries that the Company or any such Subsidiaries has engaged in questionable or fraudulent accounting or auditing practices. Except as set forth in Section 5.6(e) of the Company Disclosure Schedule, since October 1, 2003, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director, in his or her capacity as a director, or officer, in his or her capacity as an officer, of the Company or any of its Subsidiaries.

(f) The Company and, to the knowledge of the Company, each of its officers and directors (in their capacities as such) are in compliance with, and have complied, in each case in all material respects, with (i) since the enactment of the Sarbanes-Oxley Act, the applicable provisions of the Sarbanes-Oxley Act at the time that such provisions became effective, and (ii) since the date that the Company Common Stock has been listed on the NASDAQ Capital Market, the applicable Marketplace Rules of the NASDAQ Capital Market (and since any such listing date, the Company has not given or been required to give notice to the NASDAQ Capital Market, and has not received notice from the NASDAQ Capital Market, to the effect that the Company is or may be in violation of any of the applicable NASDAQ Marketplace Rules). There are no outstanding loans made by the Company or any of its Affiliates to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Subsidiary of the Company. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) personal loans or “extension of credit” to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Subsidiary of the Company.

5.7 Absence of Certain Changes. Since September 30, 2005, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and, since such date, there has not been (a) any change in the financial condition, properties, business or results of operations of the Company and its Subsidiaries or any development, circumstance or occurrence or combination thereof which has had or would reasonably be expected to have a Company Material Adverse Effect (including any adverse change with respect to any development, circumstance or occurrence existing on or prior to such date); (b) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; or (c) any other action or event that would have required the consent of Parent under Section 7.1 of this Agreement had such action or event occurred after the date of this Agreement.

5.8 Litigation and Liabilities.

(a) Except as set forth in Section 5.8(a) of the Company Disclosure Schedule, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings (collectively, “Actions”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (ii) judgments, orders or decrees outstanding against the Company or any of its Subsidiaries, or (iii) other facts or circumstances which, to the knowledge of the Company, are reasonably expected to result in any material claims against, or material obligations or liabilities of, the Company or any of its Affiliates. Except as set forth in Section 5.8(a) of the Company Disclosure Schedule, there has not been since October 1, 2003, nor are there currently, any internal investigations, or inquiries reasonably expected to lead to a material internal investigation, being conducted by the Company Board (or any committee thereof) or any third party at the request of the Company Board concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

(b) The indemnification obligations of the Company (including, without limitation, advancement of expenses) with respect to any present and former directors, officers or employees of the Company and its Subsidiaries arising out of any past, pending or threatened proceedings or other events that have given rise to or would reasonably be expected to give rise to any indemnification obligations of the Company pursuant to any agreement, the certificate of incorporation or bylaws, as amended, of the Company, or any statute, are specified in Section 5.8(b) of the Company Disclosure Schedule.

(c) The only agreement or other obligation of the Company and its Subsidiaries for borrowed money, currently outstanding or that could become outstanding in the future (but not including intercompany amounts or capital leases), is the Loan and Security Agreement dated June 27, 2002, between the Company and Silicon Valley Bank and amendments or waivers thereto, as set forth in the forms, and only those forms, filed as exhibits to the Company SEC Reports through the Company’s Form 10-K filed on December 16, 2005.

5.9 Employee Benefits.

(a) All benefit and compensation plans, policies or arrangements, other than commission arrangements, currently maintained or contributed to by the Company, any of its Subsidiaries or any other entity, which together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414 of the Code (an “ERISA Affiliate”) (or in respect of which the Company, any of its Subsidiaries or any ERISA Affiliate has any outstanding liability) and covering current or former employees, independent contractors, consultants (including, without limitation, outsourcing), temporary employees and current or former directors of the Company, any of its Subsidiaries or any ERISA Affiliate, which are “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other written plan, policy or arrangement (whether or not subject to ERISA) involving direct or indirect compensation, other than commission arrangements, currently maintained by the Company, any of its Subsidiaries or any ERISA Affiliate (or in respect of which the Company, any of its Subsidiaries or any ERISA Affiliate has any outstanding liability) and covering current or former employees, independent contractors, consultants (including, without limitation, outsourcing), temporary employees and current or former directors of the Company, any of its Subsidiaries or any ERISA Affiliate, including insurance coverage, vacation, loans, fringe benefits, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock ownership or purchase, phantom stock, stock appreciation, stock based or other forms of incentive compensation, bonus or post-retirement compensation or benefits (the “Company Benefit Plans”), other than Company Benefit Plans maintained outside of the United States primarily for the benefit of employees working outside of the United States (such plans hereinafter being referred to as “Company Non–U.S. Benefit Plans”), are listed on Section 5.9(a)-1 of the Company Disclosure Schedule. Complete and accurate copies of all Company Benefit Plans listed on Section 5.9(a)-1 of the Company Disclosure Schedule, any amendments thereto, all summary plan descriptions, any summary of material modifications thereto, all other descriptions furnished to participants in a Company Benefit Plan, and any benefits schedule, trust instruments, insurance contracts or other funding vehicle forming a part of any such Company Benefit Plans, the Annual Report (Form 5500 series) and schedules, if any, for the most recent prior three years and opinions of independent accountants have been provided or made available to Parent. Section 5.9(a)-2 of the Company Disclosure Schedule identifies each employee or other service provider covered by any change in control, employment or retention agreement of the Company or any of its Subsidiaries and complete and accurate copies of the forms of each such agreement, and any variations thereof, have been provided to Parent. Each Company Benefit Plan that is a deferred compensation arrangement has been identified as either being exempt from or subject to Section 409A of the Code (and identified as either an account balance plan, a non-account balance plan, a severance plan or “other” plan) and for each deferred compensation arrangement that is subject to Section 409A of the Code, the Company has provided a written description of how such arrangement has been operated in accordance with Code Section 409A to the extent such operations are not part of the written plan arrangement.

(b) All Company Benefit Plans, other than Company Non–U.S. Benefit Plans (“Company U.S. Benefit Plans”), are in substantial compliance with ERISA, the Code and other applicable Laws. Each Company U.S. Benefit Plan which is subject to ERISA (the “Company ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a current favorable determination letter from the Internal Revenue Service (the “IRS”), and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Company Pension Plan under Section 401(a) of the Code. The Company has not at any time maintained a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company ERISA Plan that, assuming the Taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA. With respect to any Company Benefit Plan that is subject to Section 409A of the Code, the Company has adopted or will adopt amendments by December 31, 2006 (or such other extended deadline as may be permitted under Section 409A of the Code), so that no such Company Benefit Plan is likely to result in any participant’s incurring income acceleration or penalties under Section 409A of the Code.

(c) No Company Benefit Plan is a “Multiemployer Plan” within the meaning of Section 4001(a)(3) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiemployer Plan”). None of the Company Pension Plans is or ever has been (i) subject to Section 302 of ERISA, Section 412 of the Code, or Title IV of ERISA, or (ii) a Multiemployer Plan, nor does the Company, any of its Subsidiaries or any ERISA Affiliate have any liability, contingent or otherwise, in respect of any employee pension benefit plan described in clauses (i) or (ii) of this Section 5.9(c).

(d) All contributions required to be made under each Company Benefit Plan, whether pursuant to applicable Laws or the terms of such Company Benefit Plan, have been timely made and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Reports prior to the date hereof.

(e) There is no material pending or, to the knowledge of the Company, threatened, litigation relating to the Company Benefit Plans. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company ERISA Plan or collective bargaining agreement. By its terms, the Company or its Subsidiaries may amend or terminate any such Company ERISA Plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination, and no summary plan description or other written communication distributed generally to participants or employees prohibits the Company or its Subsidiaries from amending or terminating any such Company Benefit Plan.

(f) There has been no amendment to, announcement by the Company, any of its Subsidiaries or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Company Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Section 5.9(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all contracts, plans or arrangements obligating the Company or any of its Subsidiaries to pay severance to any current or former directors, employees, independent contractors or consultants (including without limitation outsourcing) of the Company or any of its Subsidiaries, except for obligations pursuant to, required by or arising under applicable Law. Except pursuant to retention or other agreements set forth in Section 5.9(a)-2 of the Company Disclosure Schedule, neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) except as specifically contemplated in Sections 4.3 and 4.4, accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans, (iii) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Benefit Plans or (iv) result in payments under any of the Company Benefit Plans which would not be deductible under Section 280G of the Code.

(g) All Company Non-U.S. Benefit Plans are in substantial compliance with applicable local Law, and have received all necessary rulings or determinations as to the qualification (to the extent such concept or a comparable concept exists in the relevant jurisdiction) of such Company Non-U.S. Benefit Plans from the appropriate Governmental Entity. All Company Non-U.S. Benefit Plans, and all governmental plans, funds or programs to which the Company or any of its Subsidiaries contributes on behalf of any of their employees, are listed on Section 5.9(g) of the Company Disclosure Schedule. All material contributions required to be made under each Company Non-U.S. Benefit Plan, whether pursuant to applicable Laws or the terms of such Company Non-U.S. Benefit Plan, have been timely made and all obligations in respect of each Company Non-U.S. Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Reports prior to the date hereof. The Company and its Subsidiaries have no material unfunded liabilities with respect to any such Company Non-U.S. Benefit Plan. There is no pending or, to the knowledge of the Company, threatened, litigation relating to the Company Non-U.S. Benefit Plans (except for individuals’ claims for benefits payable in the normal operation of such Company Non-U.S. Benefit Plans) that has resulted in, or is reasonably expected to result in, a material expense in respect of the Company or any of its Subsidiaries. Except pursuant to retention or other agreements set forth in Section 5.9(a)-2 of the Company Disclosure Schedule, neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any employees of the Company or any of its Subsidiaries who are employed outside of the United States to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) except as specifically contemplated in Sections 4.3 and 4.4, accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Non-U.S. Benefit Plans, (iii) except as disclosed in Section 5.9(a)-2 of the Company Disclosure Schedule, limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Non-U.S. Benefit Plans or (iv) result in payments under any of the Company Non-U.S. Benefit Plans which would not be deductible under Section 280G of the Code.

5.10 Compliance with Laws; Permits. Except as set forth in Section 5.10 of the Company Disclosure Schedule, the businesses of each of the Company and its Subsidiaries have been, and are being, conducted in compliance with all applicable federal, state, local, municipal, foreign or other laws, statutes, constitutions, principles of common law, resolutions, ordinances, codes, edicts, rules, regulations, judgments, orders, rulings, injunctions, decrees, directives, arbitration awards, agency requirements, licenses and permits of all Governmental Entities (collectively, “Laws”) applicable to the Company or its Subsidiaries, except where the failure to comply, individually or in the aggregate, (i) has not had, and would not reasonably be expected to have, a Company Material Adverse Effect and (ii) has not resulted, and is not reasonably likely to result in, the imposition of a criminal fine, penalty or sanction against the Company, any of its Subsidiaries, or any of their respective directors or officers. Except as set forth in Section 5.10 of the Company Disclosure Schedule, no (i) material investigation or review (for which the Company or one of its Subsidiaries has received notice) or (ii) other investigation or review (for which the Company or one of its Subsidiaries has received written notice) by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity (x) indicated to the Company or one of its Subsidiaries an intention to conduct any such material investigation or review or (y) indicated in writing to the Company or one of its Subsidiaries an intention to conduct any other such investigation or review. The Company and its Subsidiaries each have all governmental permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted (each, a “Company Permit”) except those the absence of which have not had, and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 5.10 of the Company Disclosure Schedule, no material Company Permit will cease to be effective as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

5.11 Environmental Matters.

(a) Except for such matters that would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have complied with all applicable Environmental Laws during the previous five (5) years; (ii) to the Company’s knowledge, no property currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance that requires, or is reasonably expected to require, investigation, monitoring, contribution or other financial responsibility and/or remediation by the Company or any of its Subsidiaries under applicable Environmental Laws; (iii) to the Company’s knowledge, no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation that requires, or is reasonably expected to require, investigation, monitoring, contribution or other financial responsibility and/or remediation by the Company or any of its Subsidiaries under applicable Environmental Laws; (iv) to the Company’s knowledge, neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has caused or, the Company’s knowledge, could be held liable for any release or threat of release of any Hazardous Substance; (vi) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vii) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party pursuant to which it has assumed any liability or obligation under any Environmental Law; (viii) to the Company’s knowledge, there are no other existing circumstances or conditions (including plans for modification or expansion which are the subject of an approved capital authorization request) involving the Company’s or any of its Subsidiaries’ owned or leased properties or operations that are reasonably likely to result in any claim, liability, investigation, cost or restriction on the Company’s or any of its Subsidiaries’ ownership, use or transfer of any property pursuant to any Environmental Laws; and (ix) the Company has delivered or made available to Parent copies of all Material Environmental Reports, studies, assessments, soil or groundwater sampling data and other material environmental information in its possession relating to the Company or its Subsidiaries or their respective current and former properties or operations which were prepared within the last five years. For purposes of subsection (ix) above, “Material Environmental Reports” means any reports generated by any third party consultants or experts, including any due diligence reports prepared under the ASTM standards and any reports submitted to any Governmental Entity within the last five years.

As used herein, the term “Environmental Law” means any applicable federal, state, local or foreign statute, Law, regulation, order, decree, permit, authorization, opinion, directive, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, (C) noise, odor, indoor air, worker safety and health, wetlands, pollution or contamination, or any injury or threat of injury to Persons or property relating to any Hazardous Substance, or (D) the labeling, packaging, takeback or recycling of products or the manufacturing of products.

As used herein, the term “Hazardous Substance” means any substance that is listed, classified or regulated pursuant to any Environmental Law, including any petroleum product or by-product, asbestos-containing material, lead, polychlorinated biphenyls, radioactive material or radon.

(b) The products of the Company or any of its Subsidiaries sold or otherwise made available in the EU market comply in all material respects with the Restrictions on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (2002/95/EC) Directive, and the Waste Electrical and Electronic Equipment (2002/96/EC) Directive, to the extent such directives and/or any legislation enacted or implemented thereunder by applicable European Union member nations are applicable to such products.

5.12 Taxes. The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and, except to the extent a reserve for Taxes has been established on the most recent balance sheet included in the financial statements contained in the Company SEC Reports, all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid or accrued for all Taxes that are required to be paid as shown in such Tax Returns or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and, except as set forth in Section 5.12 of the Company Disclosure Schedule, (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Except as set forth in Section 5.12 of the Company Disclosure Schedule, there are not pending or, to the knowledge of the Company, threatened, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. The Company has made available to Parent correct and complete copies of the income Tax Returns filed by the Company and its Subsidiaries for each of their respective Taxable years ending in 2005, 2004, 2003, 2002, and 2001. For the periods covered by the financial statements included in the Company SEC Reports filed on or prior to the date hereof, neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes in excess of the amounts accrued with respect thereto that are reflected in such financial statements. None of the Company or any of its Subsidiaries has any liability for Taxes of any Person other than members of the tax consolidated group of which the Company is the common parent. None of the Company or any of its Subsidiaries was the distributing corporation or the controlled corporation in a distribution intended to qualify under Section 355(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in any transaction that is the same as, or substantially similar to, a transaction which is a “reportable transaction” for purposes of § 1.6011-4(b) (including without limitation any transaction which the IRS has determined to be a “listed transaction” for purposes of § 1.6011-4(b)(2)). None of the Company or any of its Subsidiaries has engaged in a transaction of which it made disclosure to any taxing authority to avoid penalties. None of the Company or any of its Subsidiaries has participated in a “tax amnesty” or similar program offered by any Tax authority to avoid the assessment of penalties or other additions to Tax. Neither the Company nor any of its Subsidiaries has entered into any contract, agreement, plan or arrangement covering any employee or former employee or independent contractor that, individually or collectively, could give rise to the payment by the Company or any of its Subsidiaries of any amount that would not be deductible by reason of Code section 280G or would give rise to a payment that could subject the recipient to excise tax imposed by Code section 4999.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the terms “Taxes”, and “Taxable”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

5.13 Employees; Independent Contractors.

(a) The Company has provided to Parent a list of all employees of the Company and its Subsidiaries as of the date hereof (“Employees”), (anonymized if appropriate) along with the position, date of hire and the annual rate of compensation of each such person (including salary or, with respect to Employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation and estimated or target annual incentive compensation, promised increases in compensation, promised promotions, accrued but unused sick and vacation leave and service credited for purposes of vesting and eligibility to participate under any Company Benefit Plans or Company Non-U.S. Benefit Plans), and has identified any Employees who are on a Company-approved leave of absence and the type of such approved leave. Each such Employee has entered into a confidentiality and assignment of inventions agreement with the Company or a Subsidiary of the Company.

(b) The Company has provided to Parent a list of all independent contractors (anonymized if appropriate) performing services or under contract to perform future services for the Company or any of its Subsidiaries as of the date hereof along with the start date, type of services, estimated completion date, payment rate, and limits on termination, if any, of each such person. The Company and its Subsidiaries have properly classified all such independent contractors under applicable Law.

(c) To the knowledge of the Company, no employee identified on Section 5.13(c) of the Company Disclosure Schedule under the heading “Key Employee” (“Key Employee”) has any plans to terminate employment with the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, works council or representative of any employee group, or otherwise required to bargain with any union, works council or representative of any employee group, nor has any of them experienced within the last twenty-four months any strikes or other industrial actions, grievances, claims of unfair labor practices, or other collective bargaining disputes or trade disputes. No organizational effort has been made or threatened by or on behalf of any labor union (which includes any application or request for recognition) within the last twenty-four months with respect to any employees of the Company or any of its Subsidiaries. There is no union, works council or representative of any employee group that must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement.

(e) Neither the Company nor any of its Subsidiaries has committed any unfair labor practice or materially violated any applicable Laws, including foreign Laws, or its own policies, including handbooks, work rules, or internal regulations, within the last twenty-four months relating to employment or employment practices or termination of employment, including but not limited to those relating to wages and hours, including overtime, rest and meal periods, discrimination in employment, occupational health and safety, fair employment practices, terms and conditions of employment, equal employment opportunity, benefits, workers’ compensation, and collective bargaining, including any applicable foreign national collective bargaining agreement. Except as set forth in Section 5.13(e) of the Company Disclosure Schedule, there is no pending or threatened charge or complaint against the Company or any of its Subsidiaries involving any employment matter, including any charge or complaint before the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable state, local, or foreign agency. All Employees have been properly classified as exempt or non-exempt in accordance with applicable Laws.

(f) The Company and its Subsidiaries are in compliance in all material respects with the Fair Credit Reporting Act and state and foreign counterparts.

(g) The Company is in compliance in all material respects with the Company’s Injury and Illness Prevention Program, including the recordkeeping requirements.

(h) The Company has distributed the California Department of Fair Employment and Housing pamphlet “Sexual Harassment is Forbidden by Law” (DFEH-185) or otherwise made a one-time dissemination of the DFEH mandated information to all former and current employees.

(i) Neither the Company, nor, to the Company’s knowledge, any director or officer of the Company, nor any immediate family members of any director or officer, owns directly or indirectly, individually or collectively, any economic interest in any corporation, company, partnership, entity or organization which is in a business similar or competitive to the businesses of the Company or which has any existing undisclosed contractual relationship with the Company, except that directors and officers, and members of such persons immediate families, may own stock in publicly traded companies whose businesses are similar to or competitive with the Company’s, which stock holdings do not exceed 5% of the outstanding shares of any publicly traded company.

(j) The Company and its Subsidiaries have properly paid all wages and salaries and employment Taxes (including social security taxes and other payroll taxes and including any share owed by the employer and any share that the Company and its Subsidiaries were required to withhold from the compensation paid to Employees) and are not liable for any penalties or arrears, except for any arrears that would exist in the ordinary course of business and would be in compliance with applicable Law.

(k) Except as set forth in Section 5.13(k) of the Company Disclosure Schedule, no Employee is entitled to receive any payments or other compensation or benefits as a result of the Closing (other than payments or other consideration provided to the stockholders of the Company as described in this Agreement).

(l) To the knowledge of the Company, all Employees are authorized and have appropriate documentation to work in the countries in which they are assigned and the Company and its Subsidiaries are in compliance with all applicable immigration laws.

(m) To the knowledge of the Company, no former or current employee, consultant, or contractor of the Company or any of its Subsidiaries is in violation of any agreement with the Company or any of its Subsidiaries relating to inventions, competition, solicitation, or confidentiality.

(n) The Company and its Subsidiaries have not experienced a layoff or plant closing within the last twelve months that would give rise to liability under the Worker Adjustment and Retraining Notification Act or any similar state, local, or foreign law or regulation.

5.14 Insurance. The Company and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of the business of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). Except as set forth on Section 5.14 of the Company Disclosure Schedule, since October 1, 2003, no insurer of the Company or any of its Subsidiaries has (a) cancelled or invalidated any insurance policy of the Company or any of its Subsidiaries or (b) refused any coverage or rejected any material claim under any such insurance policy, and each such insurance policy is in full force and effect and all premiums due with respect to all such insurance policies have been paid.

5.15 Intellectual Property.

(a) Section 5.15(a) of the Company Disclosure Schedule sets forth, for the Owned Intellectual Property, a correct and complete list of all Patents (including issued Patents and filed and pending applications for Patents), registered Trademarks, domain name registrations, and registered Copyrights indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed).

(b) All Trademarks, Patents and Copyrights listed in Section 5.15(a) of the Company Disclosure Schedule are currently in compliance in all material respects with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to Trademarks, and the payment of filing, examination and annuity and maintenance fees and proof of working or use with respect to Patents), are not subject to any maintenance fees or actions falling due within ninety (90) days after the Closing Date and, to the knowledge of the Company, are valid and enforceable. No such Trademark is currently involved in any opposition or cancellation proceeding and no such action has been threatened with respect to any of the Trademarks or trademark registration applications. No Patent is currently involved in any interference, reissue, re-examination or opposition proceeding and no such action has been threatened with respect to any Patent. The Company is not aware of any potentially conflicting Trademarks or potentially interfering Patents of any Person as defined under 35 U.S.C. 135 of the United States Patent Code.

(c) Section 5.15(c)-1 of the Company Disclosure Schedule sets forth a complete and accurate list of any and all Contracts or other arrangements (excluding license agreements for off-the-shelf software applications programs having an acquisition price of less than $10,000 per unit (“Off the Shelf Software”)) pursuant to which the Company or any of its Subsidiaries has been granted or otherwise receives any right to use or distribute any Software (including the Third Party Embedded Software, as defined below), indicating for each such Contract and arrangement the title, the parties and date executed (the “Third Party Software Licenses”). Section 5.15(c)-2 of the Company Disclosure Schedule sets forth a complete and accurate list of all third party Software that is contained or embedded in, or otherwise distributed in connection with, any products of the Company (“Third Party Embedded Software”).

(d) Except for the Third Party Software Licenses and Off the Shelf Software, Section 5.15(d) of the Company Disclosure Schedule sets forth a complete and accurate list of any and all Contracts or other arrangements pursuant to which the Company or any of its Subsidiaries has been granted or otherwise receives any right to use, exercise or practice any right under any third party Intellectual Property (excluding customary agreements addressing only non-disclosure of confidential information), indicating for each such Contract and arrangement the title, the parties, date executed, whether or not it is exclusive and the Intellectual Property covered thereby (the “Third Party IP Licenses” and, together with the Third Party Software Licenses, the “Third Party Licenses”).

(e) Section 5.15(e) of the Company Disclosure Schedule sets forth a complete and accurate list of all Third Party Licenses pursuant to which any royalty, honorarium or other fee is payable by the Company or any of its Subsidiaries for the use of or right to use any Intellectual Property. Except as set forth in Section 5.15(e) of the Company Disclosure Schedule, no such royalties, honoraria or other fees are due and owing by the Company or any of its Subsidiaries with respect to Third Party Licenses.

(f) The Owned Intellectual Property and the Intellectual Property covered by the Third Party Licenses and Off the Shelf Software constitute all of the Intellectual Property that the Company is aware is used in or necessary for the Company’s business as currently conducted. The Company and its Subsidiaries exclusively own, free and clear of all Liens, all Owned Intellectual Property, and, to the knowledge of the Company, the Company and its Subsidiaries, have valid, enforceable and transferable rights to use all of the Intellectual Property covered by the Third Party Licenses. The Company and its Subsidiaries have taken reasonable steps to protect the Owned Intellectual Property, including reasonable steps to prevent infringement of the Owned Intellectual Property. No Person has challenged in writing the Company’s ownership, use, validity or enforceability of any of the Owned Intellectual Property.

(g) Except as set forth in Section 5.15(g) of the Company Disclosure Schedule, the conduct of the Company’s business as currently conducted and as it is intended to be conducted does not infringe upon any Intellectual Property rights of any Person; provided that the foregoing representation as it relates to Patents and Trademarks is only given to the Company’s knowledge. Neither the Company nor any of the its Subsidiaries has been notified by any third party in writing of any allegation that the conduct of the Company’s business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any Person. No Person has notified the Company or any of the Company’s Subsidiaries in writing that (i) any of such Person’s Intellectual Property rights are infringed, or (ii) the Company or any of its Subsidiaries requires a license to any of such Person’s Intellectual Property rights. Further, neither the Company nor any of its Subsidiaries has received a written offer to license any of such Person’s Intellectual Property rights.

(h) Except as set forth in Section 5.15(h) of the Company Disclosure Schedule, (i) to the knowledge of the Company, no Person is misappropriating, infringing, diluting, or violating any Owned Intellectual Property and (ii) no such claims have been brought or threatened against any Person by or on behalf of the Company or any of its Subsidiaries.

(i) Section 5.15(i) of the Company Disclosure Schedule contains a complete and accurate list of all Software owned by the Company that is sold, licensed, leased or otherwise distributed by the Company or any of its Subsidiaries or resellers (the “Company Software”). Each of the Company Software was either (a) developed by (i) employees of the Company and its Subsidiaries within the scope of their employment, or (ii) independent contractors who have assigned their rights to the Company or one of its Subsidiaries pursuant to enforceable written agreements; or (b) acquired by the Company.

(j) All registered Trademarks and unregistered Trademarks currently used in the business of the Company and its Subsidiaries have been in continuous use by the Company or a Subsidiary of the Company. To the knowledge of the Company, there has been no prior use of any such Trademarks or other action taken by any Person that would confer upon said Person superior rights in such Trademarks in connection with similar services or products, and the Company has taken reasonable steps to prevent infringement of the Trademarks that are Owned Intellectual Property, and the registered Trademarks that are Owned Intellectual Property have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or identified in their respective pending applications.

(k) The Copyrights that are Owned Intellectual Property which are used in any material way in connection with the conduct of the Company’s business relate to works of authorship (i) created by (A) employees of the Company and its Subsidiaries within the scope of their employment, or (B) independent contractors who have assigned their rights to the Company pursuant to enforceable written agreements, or (ii) acquired from the original author(s) or subsequent assignees. The works covered by such Copyrights were not copies of nor derivative works of any work for which the Company or any of its Subsidiaries does not own the Copyrights, and no other Person has any claim to authorship or ownership of any part thereof.

(l) The Company and its Subsidiaries have taken reasonable steps to protect the respective rights in confidential information and trade secrets used in connection with the conduct of the Company’s business. Without limiting the foregoing, the Company and its Subsidiaries have enforced a policy of requiring each employee, consultant, contractor and potential business partner or corporate investor (in each case, who have received confidential information from the Company) to execute proprietary information and confidentiality agreements substantially consistent with the Company’s standard forms thereof (complete and current copies of which have been delivered or made available). The Company has secured proprietary information and confidentiality agreements and assignments substantially consistent with the Company’s Employee Invention Assignment and Confidentiality Agreement from each employee of the Company and its Subsidiaries that has contributed to the development of the Owned Intellectual Property of the Company. Except under valid and binding confidentiality obligations, there has been no material disclosure of any confidential information or trade secrets used in connection with the conduct of the Company’s business.

(m) The Company and its Subsidiaries have valid registrations for each of the domain names set forth in Section 5.15(a) of the Company Disclosure Schedule. The registration of each such domain name is free and clear of all Liens and is in full force and effect. The Company has paid all fees required to maintain each registration. None of the Company’s registrations or uses of the domain names has been disturbed or placed “on hold” and neither the Company nor any of the Company’s Subsidiaries has received written notice of any claim asserted against the Company or any of its Subsidiaries adverse to its rights to such domain names.

(n) All Company Software and Third Party Embedded Software is free from any significant defect or failures of the Software to operate in all material respects as described in the related documentation, and conforms to the specifications thereof in all material respects. With respect to Software owned by the Company and its Subsidiaries, the applications thereof can be compiled from the associated source code without undue burden.

(o) Except as set forth in Section 5.15(o) of the Company Disclosure Schedule, none of the Company Software or any Owned Intellectual Property are, in whole or in part, subject to the provision of any open source or other type of license agreement or distribution model that: (i) requires the distribution or making available of the source code for the Company Software, (ii) prohibits or limits the Company or any of its Subsidiaries from charging a fee or receiving consideration in connection with sublicensing or distributing any Company Software, (iii) except as specifically permitted by law, grants any right to any Person (other than the Company and its Subsidiaries) or otherwise allows any such Person to decompile, disassemble or otherwise reverse-engineer any Company Software, or (iv) requires the licensing of any Company Software for the purpose of making derivative works (any such open source or other type of license agreement or distribution model described in clause (i), (ii), (iii) or (iv) above, a “Limited License”). By way of clarification, but not limitation, the term “Limited License” shall include: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), and (F) the Sun Industry Standards License (SISL). None of the Company Software constitutes a derivative work of, dynamically links with or otherwise interacts with any such Software.

(p) No government funding, facilities of a university, college, other educational institution or research center was used in the creation or development of the Owned Intellectual Property. To the knowledge of the Company, no current or former employee, consultant or independent contractor, who was involved in, or who contributed to, the creation or development of any Owned Intellectual Property, has performed services for any Governmental Authority, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services used in the creation or development of the Owned Intellectual Property. Neither the Company nor any of its Subsidiaries are party to any contract, license or agreement with any Governmental Authority that grants to such Governmental Authority any right or license with respect to the Owned Intellectual Property, other than as granted in the ordinary course of business pursuant to a non-exclusive license to any Company Software.

(q) As used in this Agreement, unless otherwise noted, the term:

(i) “Copyrights” means all copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions;

(ii) “Intellectual Property” means (a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending Patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending Patent application or applications, (c) Patents, (d) Trademarks, (e) Copyrights, (f) Software, (g) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, designs, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (h) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (i) copies and tangible embodiments of all the foregoing, in whatever form or medium, (j) all rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights, (k) all rights under the Third Party Licenses and any licenses, registered user agreements, technology or materials, transfer agreements, and other agreements or instruments with respect to items in (a) to (k) above; and (l) all rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the Intellectual Property rights hereinabove set out;

(iii) “Owned Intellectual Property” means all Intellectual Property in and to which the Company owns or purports to own (solely or jointly), right, title and interest;

(iv) “Patents” means all national (including the United States) and multinational statutory invention registrations, patents, patent registrations, patent applications, provisional patent applications, industrial designs, industrial models, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application;

(v) “Software” means any and all computer programs and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, subroutines, algorithms, program architecture, design concepts, system design, program structure, sequence and organization, screen displays and report layouts, and all other material related to such software, used or held for use in any way in connection with the conduct of the Company’s business; and

(vi) “Trademarks” means all trademarks, service marks, trade dress, logos, trade names, corporate names, business names, domain names, whether or not registered, including all common law rights, and registrations, applications for registration and renewals thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions.

5.16 Owned and Leased Properties.

(a) The Company and its Subsidiaries own no real property.

(b) Section 5.16(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased or subleased by the Company or any of its Subsidiaries with space in excess of 5,000 square feet (the “Leased Real Property”), together with a true and complete list of all leases (including the parties thereto, date thereof and address of the real property covered thereby), lease guaranties, subleases, licenses, easements, and or any other agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property with space in excess of 5,000 square feet, entered into by the Company or any of its Subsidiaries, including all amendments, terminations and modifications thereof (each, a “Company Lease”). The Company has made available to Parent complete and accurate copies of all Company Leases. To the Company’s knowledge, the Company or one of its Subsidiaries has a valid and existing leasehold estate in and the right to quiet enjoyment of the Leased Real Property for the full term thereof, subject to the terms of the Company Leases, to any Permitted Liens with respect thereto and to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) Other than as set forth in Section 5.16(c) of the Company Disclosure Schedule, with respect to each Company Lease: (i) the Company Lease as modified or amended is legal, valid, binding, enforceable by the Company or any of its Subsidiaries which is a party thereto (the “Tenant”), and in full force and effect; (ii) the Company Lease will continue to be legal, valid, binding, enforceable, and in full force and effect on substantially the same terms following the consummation of the Merger, and the landlord will not be entitled to terminate such Company Lease upon the Merger; (iii) the Tenant has not received or given any notice of any material default or event that with notice or lapse of time, or both would constitute a material default by the Tenant under the Company Lease for which such Company Lease could be terminated, and, to the knowledge of the Company, no other party is in material default thereof and no party to the Company Lease has exercised any termination rights with respect thereto as a result of an event of default; (iv) the Tenant has not, and, to the knowledge of the Company, no other party has, repudiated in writing any material provision of any Company Lease, except in connection with any dispute with respect thereto, described in Section 5.16(c) of the Company Disclosure Schedule, which is being pursued or defended by the Company or any of its Subsidiaries in good faith by appropriate proceedings, (v) neither Tenant nor, to the knowledge of the Company, any other party to the Company Lease, is engaged in any material dispute, oral agreement, or forbearance program with respect to the Company Lease which could have a material adverse effect on the rights or obligations of the Tenant under the Company Lease, (vi) except for Permitted Liens, the Tenant has not subleased, assigned, transferred, conveyed, mortgaged, granted a deed of trust, or encumbered its leasehold interest in the Leased Real Property subject to the Company Lease; (vii) the monthly rent and all other charges due and payable by the Tenant under such Company Lease have been paid in full through the respective dates such amounts are due thereunder, except for any such amounts which are being contested, described in Section 5.16(c) of the Company Disclosure Schedule, in good faith by appropriate proceedings by the Company or any of its Subsidiaries, (viii) to the extent the Tenant is responsible therefor under a Company Lease, all facilities leased under such Company Lease have received all approvals of Governmental Entities (including licenses and permits) required in connection with the operation and use thereof by the Tenant and have been operated and maintained by the Tenant in accordance with applicable Law, except for any such approvals or Laws, which if not obtained, or if not operated and maintained in accordance with which, would not materially and adversely affect the present use by the Tenant of the Leased Real Property; (ix) all facilities leased under the Company Lease are supplied with utilities and other services necessary for the operation of said facilities as used by the Tenant; (x) there are no parties (other than the Company and its Subsidiaries) in possession of such Leased Real Property; (xi) the Tenant has not received written notice of, nor does the Company have knowledge of, any pending or threatened, condemnation proceedings, lawsuits, or administrative actions relating to Leased Real Property subject to the Company Lease; (xii) neither the Company nor any of its Subsidiaries owes any brokerage commissions with respect to any such Leased Real Property, other than any such brokerage commissions which are being contested, described in Section 5.16(c) of the Company Disclosure Schedule, by the Company or any of its Subsidiaries in good faith by appropriate proceedings; and (xiii) all real estate taxes and assessments owed by the Tenant which are due and payable with respect to the Leased Real Property have been paid prior to the delinquency thereof except for those which are being contested, described in Section 5.16(c) of the Company Disclosure Schedule, in good faith by appropriate proceedings.

(d) The Company has not received any notice of any special tax assessment affecting any Leased Real Property which the Company or any of its Subsidiaries is responsible for paying, and, to the knowledge of the Company, no such assessments are pending or threatened. Other than as set forth in Section 5.16(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries leases or subleases any Leased Real Property to any Person other than to the Company and its Subsidiaries.

(e) The Company and each of its Subsidiaries, as applicable, has good and marketable title to, or valid leasehold interests in, all of its material tangible assets and properties, including the Leased Real Property, except for (i) such tangible assets and properties which are disposed of or, with respect to the Leased Real Property, the leasehold interests in which are terminated or expire, in the ordinary course of business, (ii) Permitted Liens and (iii) any other defects in title, easements, restrictive covenants, and other encumbrances of any nature that have not had and are not reasonably expected to have a Company Material Adverse Effect. All such material tangible assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for (i) Liens for Taxes which are not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings, (ii) Liens for assessments and other governmental charges or Liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (iv) Liens that do not materially interfere with the conduct of the Company’s business and do not materially adversely affect the present use or value of the Company’s assets, (v) zoning, building and other land use and environmental regulations by any Governmental Entities which are not currently violated or with respect to which the violation thereof, if any, does not materially interfere with the conduct of the Company’s business and does not materially adversely affect the present use by the Company and its Subsidiaries of the Real Property, (vi) such other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, and other occupancy agreements, reciprocal easement agreements, restrictions and other encumbrances on title that do not materially interfere with the conduct of the Company’s business and do not materially adversely affect the present use by the Company and its Subsidiaries of the Real Property, (vii) as to any Real Property that is not also Owned Real Property, Liens affecting the lessor thereof which have not been created by the Company or any of its Subsidiaries or caused by the actions of the Company or any of its Subsidiaries, (viii) Liens relating to any debt or liabilities, including any contingent liabilities, that are reflected on the consolidated balance sheet of the Company and its Subsidiaries, (ix) matters which an accurate survey would disclose, provided such matters do not interfere with the present use or occupancy of the property subject thereto or affected thereby, (x) such other exceptions to or imperfections in title, charges, easements, covenants, conditions, restrictions and encumbrances which, individually or in the aggregate, do not materially interfere with the present use of any property subject thereto or affected thereby and (xi) Liens consented to in writing pursuant to Section 7.1 by Parent (such Liens set forth in clauses (i) through (xi) constituting, “Permitted Liens”).

5.17 Government Contracts. With respect to each Contract between the Company or any Subsidiary of the Company, on the one hand, and any Governmental Entity, on the other hand, and each outstanding bid, quotation or proposal by the Company or any Subsidiary of the Company (each, a “Bid”) that if accepted or awarded could lead to a Contract between the Company or any Subsidiary of the Company, on the one hand, and any Governmental Entity, on the other hand (each such Contract or Bid, a “Company Government Contract”), and each Contract between the Company or any Subsidiary of the Company, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such person and any Governmental Entity, and each outstanding Bid that if accepted or awarded could lead to a Contract between the Company or a Subsidiary of the Company, on the one hand, and a prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such person and any Governmental Entity (each such Contract or Bid, a “Company Government Subcontract”):

(a) Each such Company Government Contract or Company Government Subcontract (other than Bids) (i) is set forth on Section 5.17(a) of the Company Disclosure Schedule, and (ii) was, to the knowledge of the

Company, legally awarded, is binding on the parties thereto, and is in full force and effect, except any failure to be legally awarded or in full force and effect that, individually or in the aggregate, is not reasonably likely to result in a material liability to the Company and its Subsidiaries taken as a whole.

(b) There is no material action, suit, claim or proceeding pending or, to the knowledge of the Company, threatened, in connection with any Company Government Contract or Company Government Subcontract, against the Company or any of its Subsidiaries alleging fraud or under the United States False Claims Act, the United States Procurement Integrity Act or the United States Truth in Negotiations Act. Neither the Company, any Company Subsidiary or any cost incurred by the Company or any Company Subsidiary pertaining to a Company Government Contract or Company Government Subcontract is the subject of any audit or, to the knowledge of the Company, investigation or has been disallowed by any Governmental Entity, except any investigation, audit or disallowance (i) that, individually or in the aggregate, is not reasonably likely to result in a material liability to the Company and its Subsidiaries taken as a whole or (ii) which commenced prior to the three year period prior to the date hereof and is closed and no longer pending.

(c) The Company and its Subsidiaries have complied in all material respects with all requirements of the Company Government Contracts or Company Government Subcontracts and any material Law relating to the safeguarding of, and access to, classified information. The Company is not aware of any facts that are reasonably likely to give rise to the revocation of any security clearance of the Company, any Company Subsidiary or any employee of the Company or any Company Subsidiary.

5.18 Import and Export Control Laws. The Company and each of its Subsidiaries has at all times as to which the applicable statute of limitations has not yet expired, conducted its import and export transactions materially in accordance with (i) all applicable U.S. import, export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts material business. Without limiting the foregoing:

(a) The Company and each of its Subsidiaries has obtained, and is in material compliance with, any material export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b) There are no pending or, to the knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such Export Approvals;

(c) To the knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ import or export transactions that may give rise to any future claims;

(d) No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost;

(e) None of the Company, its Subsidiaries or any of their respective Affiliates (i) is a party to any Contract or bid with, or has conducted business with (directly or, to the knowledge of the Company, indirectly), a third party located in Cuba, Myanmar (Burma), Iran, Iraq, North Korea, Libya, Rwanda, Syria, or Sudan or (ii) otherwise has any operations in, or sales to, any of such countries;

(f) Since October 1, 2003, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Entity claimed or alleged that the Company or any of its Subsidiaries was not in compliance in a material respect with any applicable Laws relating to the export of goods and services to any foreign jurisdiction against which the United States or the United Nations maintains sanctions or export controls, including applicable regulations of the United States Department of Commerce and the United States Department of State; and

(g) None of the Company, its Subsidiaries or any of their respective Affiliates has made any voluntary disclosures to, or has been subject to any fines, penalties or sanctions from, any Governmental Entity regarding any past import or export control violations.

5.19 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United States (collectively, the “FCPA”), or, to the knowledge of the Company, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly, except for any of the foregoing which is no longer subject to potential claims of violation as a result of the expiration of the applicable statute of limitations. The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

5.20 Consent Decrees. Section 5.20 of the Company Disclosure Schedule sets forth a list of all material consent decrees to which the Company or any of its Subsidiaries is subject and any material voluntary agreements with any Governmental Entity that impose any continuing duties on the Company, including any additional reporting or monitoring requirements.

5.21 Product Liability and Recalls.

(a) Except as set forth in Section 5.21(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material liability (and, to the knowledge of the Company, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any material liability) arising out of any injury to individuals or tangible property as a result of the license or use of any product of the Company or any of its Subsidiaries.

(b) There are no pending internal investigations, material external investigations for which the Company has received notice, other external investigations for which the Company has received written notice, or voluntary or involuntary recalls, of any product of the Company or any of its Subsidiaries nor, to the knowledge of the Company, has it received any notifications from any third parties or regulatory agencies that might give rise to any potential investigation, or the recall, of product of the Company or any of its Subsidiaries. Each product that is sold or licensed by the Company or any of its Subsidiaries is designed and manufactured, and functions or operates, in all material respects in accordance with such product’s design or specifications, and in accordance with applicable product safety or regulatory requirements.

5.22 Takeover Statutes. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203), will not apply to Parent during the pendency of this Agreement, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. No other “fair price”, “moratorium”, “control share acquisition”, “interested shareholder”, “business combination” or other similar anti-takeover statute or regulation of any jurisdiction (each, including the business combination provisions of Section 203 of Delaware Law, a “Takeover Statute”) is applicable to the Merger or any of the other transactions contemplated hereby.

5.23 Change of Control. Except as set forth in Section 5.23 of the Company Disclosure Schedule, the Merger and the other transactions contemplated hereby will not constitute a “change of control” under, require the consent or waiver from or the giving of notice to a third party pursuant to, permit a third party to terminate or claim a breach or accelerate vesting or repurchase rights or create any other detriment under the terms, conditions or provisions of, any Company Material Contract, Company Lease, agreement for Third Party Embedded Software or Third Party IP Licenses (other than software subject to open source or similar type license agreements) to which the Company or any Subsidiary of the Company is a party or by which any of them or any of their properties or assets may be bound.

5.24 Vote Required. The approval of this Agreement by the Company Board constitutes approval of this Agreement and the Merger for purposes of Section 203 of Delaware Law and represents the only action necessary to ensure that Section 203 of Delaware Law does not and will not apply to the execution and delivery of this Agreement or the consummation of the Merger. The only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement or consummate the other transactions contemplated hereby is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon in favor of the Company Voting Proposal.

5.25 Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Thomas Weisel Partners LLC as its financial advisor. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which Thomas Weisel Partners LLC is entitled to any fees or expenses in connection with any of the transactions contemplated by this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article VI are true and correct, except as set forth in the disclosure schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article VI, and the disclosure in any section or paragraph shall qualify (a) the corresponding section or paragraph in this Article VI and (b) the other sections and paragraphs in this Article VI to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

6.1 Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, when taken together with all other such failures, has not had, and is not reasonably likely to have, a Parent Material Adverse Effect. For purposes of this Agreement, the term “Parent Material Adverse Effect” means any change or effect that materially and adversely affects the ability of Parent or Merger Sub to consummate, or materially delays the consummation of, the Merger and the other transactions contemplated by this Agreement.

6.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Parent and Merger Sub have been duly authorized by all necessary corporate action on the part of each of

Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting enforcement of creditors’ rights generally now or hereafter in effect and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law).

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on Parent’s or Merger Sub’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 6.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to Parent or Merger Sub or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 6.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

(c) Other than (i) the filings, approvals and/or notices pursuant to Section 1.2, (ii) filings, approvals and/or notices under the HSR Act (or similar foreign filings), the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, (iii) filings, approvals and/or notices required to be made with or obtained from the New York Stock Exchange, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable U.S. state securities Laws and (v) the notifications, consents and approvals set forth in Section 6.2(c) of the Parent Disclosure Schedule (collectively, the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

(d) No vote of the holders of any class or series of Parent’s capital stock or other securities is necessary for the consummation by Parent of the transactions contemplated by this Agreement.

6.3 Information Provided. The information concerning Parent and Merger Sub that is supplied by or on behalf of Parent expressly for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Meeting will not, on the date it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

6.4 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

6.5 Financing. Parent has available all funds necessary to perform all of its obligations under this Agreement, including payment of the aggregate Merger Consideration and the Option Payments.

6.6 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent and Merger Sub, threatened, against either Parent or Merger Sub or any of their Affiliates before any Governmental Entity that would or seeks to materially delay or prevent the consummation of the Merger. As of the date of this Agreement, neither Parent nor Merger Sub nor any of their Affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the officers of Parent and Merger Sub, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would or seeks to materially delay or prevent the consummation of the Merger and the other transactions contemplated hereby.

ARTICLE VII

COVENANTS

7.1 Interim Operations. The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise consent in writing, which consent shall not unreasonably be withheld or delayed, and except as otherwise expressly set forth in or contemplated by this Agreement or described on Section 7.1 of the Company Disclosure Schedule):

(a) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, strategic partners, creditors, lessors, employees and business associates;

(b) it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend its certificate of incorporation or by-laws; (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned Subsidiaries; or (v) purchase, redeem or otherwise acquire, except for the acquisition of shares of Company Common Stock from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required or permitted under the terms of such Company Stock Options, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

(c) neither it nor any of its Subsidiaries shall (i) authorize, issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind (including but not limited to any “rights or poison pill” agreement) to acquire, any shares of its capital stock of any class, or any Voting Debt or any other property or assets (other than shares of Company Common Stock and associated rights issuable pursuant to options and other stock-based awards outstanding on the date hereof under the Company Stock Plans); or (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, abandon, cancel, surrender or allow to lapse or expire or encumber any material property or material assets (including capital stock of any of its Subsidiaries) or business, except for such transactions conducted in the ordinary course of the Company or any Subsidiaries’ business;

(d) neither it nor any of its Subsidiaries shall restructure, recapitalize, reorganize or completely or partially liquidate or adopt a plan of complete or partial liquidation or otherwise enter into any agreement or arrangement imposing material changes or restrictions on the operation of its assets or businesses or adopt resolutions providing for or authorizing any of the foregoing;

(e) neither it nor any of its Subsidiaries shall acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or (ii) any assets that are material, individually or in the aggregate, to the Company and any of its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the ordinary course of business (or as permitted by Section 7.1(g));

(f) neither it nor any of its Subsidiaries shall (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the ordinary course of business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, or (iv) other than in the ordinary course of business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(g) neither it nor any of its Subsidiaries shall make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $500,000 in the aggregate for the Company and its Subsidiaries, taken as a whole;

(h) neither it nor any of its Subsidiaries shall make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(i) neither it nor any of its Subsidiaries shall, except in the ordinary course of business consistent with past practice, enter into, renew, modify, amend, terminate, waive, delay the exercise of, release or assign any material rights or claims under, any Company Material Contract or Company Lease; provided, that, nothing herein shall permit the Company or any of its Subsidiaries to (i) enter into any Contract of the type specified in Section 5.5(a)(iii) to the extent such Contract would survive after the Effective Time or modify or amend in a manner adverse to the Company or any of its Subsidiaries any existing Contract of the type specified in Section 5.5(a)(iii) or (ii) except to the extent permitted by Section 7.2(a) of this Agreement, enter into, renew, modify, amend, terminate, waive, delay the exercise of, or release or assign any material rights or claims under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is bound by or subject;

(j) neither it nor any of its Subsidiaries shall, except as required to comply with applicable Law, any express provision of this Agreement, or agreements, plans or arrangements existing on the date hereof, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance, change in control, retirement, retention, welfare, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for annual increases of salaries of Persons who are not officers in the ordinary course of business that do not exceed 3.5%), (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (iv) pay any benefit not provided for as of the date of this Agreement under any Company Benefit Plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder;

(k) neither it nor any of its Subsidiaries shall initiate, settle or compromise any litigation, claim, grievance, charge or proceeding involving any Intellectual Property or any matters reported as “Legal

Proceedings” in any Company SEC Reports, or any other material litigation, claim, grievance, charge or proceeding (other than in connection with the enforcement of the Company’s rights under this Agreement);

(l) neither it nor any of its Subsidiaries shall make or rescind any material Tax election, amend any material Tax Return or permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated in each case except in a manner consistent with past practice or as required by applicable Law;

(m) neither it nor any of its Subsidiaries shall take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VIII not being satisfied; and

(n) neither it nor any of its Subsidiaries will authorize any of, or commit, resolve or agree, in writing or otherwise, to take, any of the foregoing actions;

provided, however, that nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the operations of the Company prior to Closing. Prior to Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

7.2 No Solicitation.

(a) The Company shall not, nor shall it permit or authorize any of its Subsidiaries or any officer, director, employee, accountant, counsel, financial advisor, agent or other representative of the Company or any of its Subsidiaries (collectively, the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, facilitate, respond to or encourage, including by way of furnishing non-public information, any inquiries regarding or relating to, or the submission of, any Takeover Proposal, (ii) participate in any discussions or negotiations, furnish to any Person any information or data relating to the Company or its Subsidiaries, provide access to any of the properties, books, records or employees of the Company or its Subsidiaries or take any other action, in each such case regarding or to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement or commitment with respect to any Takeover Proposal (an “Alternative Acquisition Agreement”) or agree to, approve, endorse or resolve to recommend or approve any Takeover Proposal, except in each case as otherwise specifically provided in Section 7.2(c); (iv) grant any waiver or release under any standstill or similar agreement; (v) take any action to exempt any Person from the restrictions on “business combinations” contained in Section 203 of Delaware Law or otherwise cause such restrictions not to apply, or (vi) authorize or direct any Company Representative to take any such action; provided, however, that nothing contained in this Section 7.2(a) or any other provision hereof shall prohibit the Company or the Company Board from (A) taking and disclosing to the Company’s stockholders a position required by Rules 14d-9 and 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (B) making such disclosure to the Company’s stockholders as, in the good faith judgment of the Company Board, after consultation with its outside counsel, is required under applicable Law in order to comply with its fiduciary duties, or (C) notifying any Person solely of the existence of and restrictions under the provisions of this Section 7.2, provided that the Company may not, except as permitted by Section 7.2(b) or (c), withdraw or modify, or propose to the public or any Third Party (other than the Company’s agents and representatives) to withdraw or modify, its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Merger, or approve or recommend, or propose to the public or any Third Party (other than the Company’s agents and representatives) to approve or recommend any Takeover Proposal, or enter into any Alternative Acquisition Agreement. Upon execution of this Agreement, the Company shall, and it shall cause the Company Representatives and its Subsidiaries to, immediately cease and cause to be terminated any existing activities, discussions, solicitations or negotiations with any parties conducted heretofore with respect to any Takeover Proposal. Notwithstanding any of the foregoing restrictions set forth in this Section 7.2(a), nothing in this Agreement shall prevent the

Company or the Company Board from furnishing (or causing to be furnished), prior to, but not after, the time the vote is taken with respect to the approval of the Company Voting Proposal at the Company Meeting, information concerning its business, properties or assets, which information is not of greater scope, area or detail than was provided to Parent, to any Person or group pursuant to a confidentiality agreement with terms and conditions substantially similar to those of the Confidentiality Agreement, and may negotiate and participate in discussions and negotiations with such Person or group who has made a bona fide, written Takeover Proposal, but only if: (w) such Takeover Proposal was made after the date of this Agreement (it being understood that such a Takeover Proposal made after the date of this Agreement by a Person who has made a Takeover Proposal prior to the date of this Agreement shall be considered a new Takeover Proposal made after the date of this Agreement) and none of the Company, its Subsidiaries and their representatives has violated any of the restrictions set forth in this Section 7.2 (other than immaterial violations that have not (1) directly or indirectly resulted in the making of such Takeover Proposal or (2) otherwise had an adverse impact on Parent’s rights under this Section 7.2) with respect to such Person making the Takeover Proposal; (x) such Person or group has submitted a Takeover Proposal that the Company Board has determined (after consultation with outside legal counsel) either (i) constitutes a Superior Proposal (as defined below) or (ii) is more favorable to the Company’s stockholders from a financial point of view than the Merger and is reasonably likely to lead to a Superior Proposal; and (y) the Company Board determines in good faith, after consultation with its outside counsel, that such action is required to discharge the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law. The Company shall not release or permit the release of any Person from, or waive or permit the waiver of any provision of, any confidentiality, standstill or similar agreement to which the Company is a party or under which the Company has any rights. The Company will promptly (and in any event within one (1) Business Day) notify Parent telephonically and in writing of the existence of any proposal, discussion, negotiation or inquiry received by the Company that is or could reasonably be expected to constitute a Takeover Proposal, and the Company will promptly communicate in writing to Parent the terms and conditions of any such proposal, discussion, negotiation or inquiry which it may receive and a copy thereof and the identity of the Person making the same. The Company shall inform Parent within one (1) Business Day after any change to the material terms of any such Takeover Proposal. Within one (1) Business Day after any determination by the Company Board that a Takeover Proposal constitutes a Superior Proposal, the Company shall deliver to Parent and Merger Sub a written notice advising them of such determination, specifying the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal, and providing Parent and Merger Sub with a copy of the Superior Proposal. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other Person or group which was not previously provided to Parent.

(b) Neither the Company Board nor any committee thereof shall withdraw or modify, or propose to the public or any Third Party (other than the Company’s agents and representatives) to withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, unless the Company Board shall have determined in good faith, after consultation with its outside counsel, that such action is required to discharge the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law.

(c) Neither the Company Board nor any committee thereof shall (i) approve or recommend, or propose to the public or any Third Party (other than the Company’s agents and representatives) to approve or recommend, any Takeover Proposal or (ii) enter into any Alternative Acquisition Agreement (other than a confidentiality agreement expressly permitted by and in accordance with Section 7.2(a)). Notwithstanding the foregoing, prior to, but not after, the time the vote is taken with respect to the adoption of this Agreement at the Company Meeting, the Company Board may make a change in the Company Board Recommendation in a manner adverse to Parent or Merger Sub (a “Change in Company Recommendation”) and/or approve or recommend a Superior Proposal, and, in connection with such Superior Proposal, make any approvals, consents or actions to exempt such Takeover Proposal from any Takeover Statute, and the Company may enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in connection with the termination of this Agreement, in each case if (A) the Company shall have received a

Superior Proposal which is pending at the time the Company determines to take such action, (B) the Company Board shall have determined in good faith, after consultation with its outside counsel, that such action is required to discharge the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law and (C) at least three (3) Business Days shall have passed following Parent’s receipt of written notice from the Company (the “Adverse Recommendation Notice”) advising Parent that the Company Board has received such a Superior Proposal which it intends to accept or recommend or advising Parent that it intends to make a Change in Company Recommendation, specifying the material terms and conditions of such Superior Proposal and the other information required by Section 7.2(a) (it being understood and agreed that any material amendment to the financial terms or other material terms of such Superior Proposal shall require a new Adverse Recommendation Notice and a new three (3) Business Day period), and Parent does not make an offer within such three (3) Business Day period that the Company Board shall have concluded in its good faith judgment, after consultation with its financial advisors and its outside counsel, is at least as favorable to the Company’s stockholders as such Superior Proposal (it being agreed that the Company Board shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof and that the Company Board will not withhold, withdraw or modify its recommendation to the Company’s stockholders in favor of the Company Voting Proposal until the earlier of the receipt of Parent’s revised offer or three (3) Business Days after receipt by Parent of the Adverse Recommendation Notice).

(d) For purposes of this Agreement:

(i) “Takeover Proposal” means any inquiry, proposal, offer or indication of interest (including any inquiry, proposal, offer or indication of interest to its stockholders), whether in writing or otherwise, from a Third Party that constitutes, or could reasonably be expected to lead to, a Competing Transaction;

(ii) “Superior Proposal” means an unsolicited written proposal or offer (whether a Takeover Proposal or otherwise) by a Third Party to acquire (whether by way of merger, acquisition or otherwise), directly or indirectly, greater than fifty percent (50%) of the shares of Company Common Stock then outstanding (or the effect of which would be that the stockholders of the Company beneficially own less than 50% of the voting power of the combined or ongoing entity), or to acquire all or substantially all of the assets of the Company, and (A) otherwise on terms which the Company Board determines in good faith (after consultation with its financial advisors), and taking into account all relevant terms and conditions of the proposal or offer that it deems relevant (including, without limitation, all legal, financial, regulatory and other aspects, including time to consummation), to be more favorable to the Company’s stockholders from a financial point of view than the Merger, and (B) which, in the good faith reasonable judgment of the Company Board, is reasonably capable of being consummated;

(iii) “Competing Transaction” means any transaction, other than the transactions contemplated by this Agreement, to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of (i) assets that constitute fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or (ii) fifteen percent (15%) or more (in number or voting power) of any class of equity securities or other capital stock of the Company or any of its Subsidiaries (if the securities or ownership interests acquired in such Subsidiaries represent an amount equal to or greater than fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole), in any such case pursuant to any transaction or series of transactions, including without limitation (w) a merger, consolidation, share exchange, or other business combination (including without limitation any so-called merger-of-equals and whether or not the Company is the entity surviving any such transaction) involving the Company or any of its Subsidiaries, (x) sale, issuance, exchange, transfer or other disposition of shares of capital stock of the Company or any of its Subsidiaries, (y) sale, lease, license, exchange, transfer or other disposition of assets of the Company or any of its Subsidiaries or (z) tender offer, exchange offer or similar transaction with respect to either the Company or any of its Subsidiaries, including any single or multi-step transaction or series of related transactions, which is structured to permit such Third Party or another Third Party to acquire beneficial ownership of assets that constitute fifteen percent (15%) or more of the assets of the Company and its Subsidiaries, taken as a whole, or fifteen percent (15%) or more of the equity interest in either the Company or any of its Subsidiaries (if the securities or ownership interests acquired in such Subsidiaries represent an amount equal to or greater than fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole); and

(iv) “Third Party” means any Person or group other than Parent, Merger Sub or any Affiliate thereof.

7.3 Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company, in cooperation with Parent, shall prepare and file with the SEC the Proxy Statement. Prior to filing the Proxy Statement or any other filing with the SEC or any other Governmental Entity related to the Merger and the other transactions contemplated by this Agreement (but not including any filing related to a Competing Transaction), the Company shall provide Parent with reasonable opportunity to review and comment (in light of the requisite deadline for the filing) on each such filing in advance of its filing with the SEC (and Parent shall use reasonable efforts to provide comments, if any, as promptly as practicable), and the Company shall consider and act in good faith with respect to the incorporation of any changes in such filings reasonably proposed by Parent. The Company shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company shall use its commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 7.3 to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder. If at any time prior to the Effective Time, any event occurs, or any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors should be discovered by the Company, Parent or Merger Sub, which is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing with any Governmental Entity, so that the Proxy Statement or such other filing shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

7.4 Listing. The Company agrees to use its commercially reasonable efforts to continue the quotation of the Company Common Stock on the NASDAQ Capital Market during the term of this Agreement.

7.5 Company Meeting. The Company, acting through the Company Board, shall take all actions in accordance with applicable Law, its certificate of incorporation and by-laws and (if applicable) NASDAQ Marketplace Rules to promptly and duly call, give notice of, convene and hold as promptly as practicable a meeting of the holders of shares of Company Common Stock (the “Company Meeting”) for the purpose of considering and voting upon the Company Voting Proposal. Unless this Agreement is terminated in accordance with Article IX, the obligation of the Company to convene and hold the Company Meeting will not be limited or otherwise affected by a Change in Company Recommendation or by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal. Except as otherwise provided in Section 7.2, (i) the Company Board will recommend to the stockholders of the Company the adoption of the Company Voting Proposal and include such recommendation in the Proxy Statement and (ii) the Company Board shall not withhold, withdraw, qualify or modify, or publicly propose or resolve to withhold, withdraw, qualify or modify in a manner adverse to Parent, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal. Unless such recommendation shall have been withdrawn or modified in accordance with Section 7.2 (but without affecting in any manner the Company’s obligations pursuant to Section 7.3), the Company shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of the Company required by Delaware Law and, if applicable, the NASDAQ Marketplace Rules, to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn the Company Meeting, but only to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.

7.6 Filings; Other Actions; Notification.

(a) Subject to the terms hereof, including Section 7.2 and Section 7.6(b), the Company and Parent shall each use commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or Parent or any of their Subsidiaries, or otherwise reasonably requested by Parent, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, and on a mutually agreed date, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act and any other applicable federal or state securities Laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable Law, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and Parent shall consult and cooperate with each other, and consider in good faith the views of one another, in connection with the obtaining of all such consents, licenses, permits, waivers, approvals, authorizations, or orders, including, without limitation, (i) keeping the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, (ii) providing copies of written notices or other communications received by such party or any of its respective Subsidiaries with respect to the transactions contemplated hereby, (iii) subject to applicable Laws relating to the sharing of information, providing copies of any proposed filings to be made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated hereby (including, without limitation, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto) and (iv) if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company and Parent shall each use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Parent and the Company agree that nothing contained in this Section 7.6(a) shall modify or affect their respective rights and responsibilities under Section 7.6(b). In connection with the foregoing, each party shall (i) promptly notify the other party in writing of any communication received by that party or its Affiliates from any Governmental Authority, and subject to applicable Laws, provide the other party with a copy of any such written communication (or an oral or written summary of any oral communication), and (ii) not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation or inquiry concerning the transactions contemplated by this Agreement unless, where practicable, it consults with the other party in advance, and to the extent permitted by such Governmental Authority and where practicable, gives the other party the opportunity to attend and participate thereat.

(b) Subject to the terms hereof, each of Parent and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. Notwithstanding the foregoing or anything to the contrary herein, nothing contained in this Agreement shall require, or be construed to require, Parent or any of its Affiliates to (i) proffer to, or agree to, sell, license, lease, transfer or otherwise encumber (or consent to any sale, license, lease, transfer or other encumbrance or agreement to sell, license, lease, transfer or otherwise encumber by the Company), before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates, (ii) proffer to, or agree to, hold separate, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates, (iii) agree to any other changes (including, without limitation, through a licensing arrangement) or restriction on, or other impairment of Parent’s ability to own or operate the operations of any such assets or businesses or Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation, or (iv) take any other action under this Section 7.6 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act.

(c) During the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (i) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, (ii) any material failure of Parent and Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (iii) any actions, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relate to the consummation of the Merger, or (iv) any offers received by the Company and its Subsidiaries to settle or compromise any litigation, claim, grievance, charge or proceeding involving Intellectual Property or any other material litigation, claim, grievance, charge or proceeding. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

7.7 Access. Subject to applicable Law relating to the sharing of information, upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall (and shall cause its Subsidiaries to) afford Parent and its representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, including information relating to Contracts with Governmental Entities, insurance, pending litigation or claims, employee and employment matters, and information regarding Company membership in standards organizations, provided that no investigation pursuant to this Section 7.7 shall affect or be deemed to modify any representation or warranty made by the Company, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used its commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (ii) to disclose any privileged information of the Company or any of its Subsidiaries or any information that is reasonably expected to jeopardize any attorney client or other legal privilege of the Company or any of its Subsidiaries, or (iii) to disclose any information where such disclosure would violate any applicable Laws. All requests for information made pursuant to this Section 7.7 shall be directed to an executive officer of the Company or such Person as may be designated by such executive officer. All information that is made available pursuant to this Section 7.7 shall be governed by the terms of the Confidentiality Agreement.

7.8 Notice of Certain Matters. Each party will notify the other party in writing promptly after learning of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Entity in connection with the Merger; (iii) any action, suit, arbitration, mediation, proceeding, claim or investigation by or before any Governmental Entity or arbitrator initiated by or against it or any of its Subsidiaries, or known by it or any of its Subsidiaries to be threatened against it or any of its Subsidiaries or any of their respective directors, officers, employees or shareholders in their capacity as such, or of any oral or written correspondence from any Person asserting or implying a claim against it or with respect to any of its assets or properties (including Intellectual Property) that is, or is reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole; (iv) any change, occurrence or event which is reasonably likely to cause any of the conditions to closing set forth in Article VIII not to be satisfied; (v) any claim, or any written inquiry by any Taxing authority, regarding a material deficiency to pay Taxes payable by the Company; or (vi) any event that occurs after the date of this Agreement, that had it occurred prior to the date of this Agreement, would have constituted a material exception to the representation set forth in Section 5.6(e). Each party shall give prompt notice to the other party of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties herein or affect the satisfaction or non-satisfaction of any conditions to the obligations of the parties under this Agreement or otherwise limit or affect the remedies available hereunder.

7.9 De-listing. If immediately prior to the Effective Time, the Company Common Stock is listed on the NASDAQ Capital Market, the Company shall use its commercially reasonable efforts to give timely notice of de-listing to, and cause the shares of Company Common Stock to cease trading on, the NASDAQ Capital Market effective as of the Effective Time and, if applicable, to report timely such event on Form 8-K.

7.10 Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations (if applicable) pursuant to the NASDAQ Marketplace Rules. Notwithstanding anything to the contrary contained in this Section 7.10, either party may respond to questions from stockholders or inquiries from financial analysts and media representatives in a manner that is consistent with then-existing public disclosures.

7.11 Company and Parent Benefit Plans. Prior to the Effective Time, if requested by Parent in writing, the Company shall take all actions necessary to terminate any and all Company Benefit Plans effective not earlier than the Effective Time. Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence to participate therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation. In addition, prior to the Effective Time, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, Parent shall cause to be amended, or take any actions Parent deems appropriate, the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of the Company and its Subsidiaries shall commence to participate therein following the Effective Time unless Parent or such Subsidiary explicitly authorizes such participation.

7.12 Loans to Company Employees, Officers and Directors. Prior to the Effective Time, all loans (other than travel advances, payroll advances and other advances made in the ordinary course of business, which in each case do not exceed $1,000) by the Company or any of its Subsidiaries to any of their employees, officers or directors shall be no longer outstanding.

7.13 Indemnification; Directors’ and Officers’ Insurance.

(a) The certificate of incorporation and by-laws of the Surviving Corporation shall contain, in all material respects and to the extent permitted by applicable Law the same provisions with respect to indemnification, advancement and director and officer exculpation set forth in the certificate of incorporation and by-laws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of persons who at any time prior to the Effective Time were entitled to indemnification, advancement or exculpation under the certificate of incorporation and by-laws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law. From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation to indemnify and hold harmless each person who was, is now, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries or (ii) acts or omissions occurring prior to the Effective Time (including acts or omissions in connection with this Agreement and the consummation of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Delaware Law for officers and directors of Delaware corporations. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided, that, any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(b) Subject to the next sentence, the Surviving Corporation shall maintain, and Parent shall cause the Surviving Corporation to maintain, at no expense to the Indemnified Parties, in effect for six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of 150% of the annual premium paid by the Company in its most recent fiscal year, which premium is set forth in Section 7.13(b) of the Company Disclosure Schedule (150% of such annual premium, the “Maximum Premium”). If the Company’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Parent shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum

Premium, on terms and conditions as favorable as can be obtained in comparison to the Company’s existing directors’ and officers’ liability insurance. The provisions of this Section 7.13(b) shall be deemed to have been satisfied if Parent, with the cooperation of the Company, obtains prepaid policies prior to the Closing for purposes of this Section 7.13, which policies provide such Indemnified Parties with coverage no less advantageous to the insured for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time (including those related to this Agreement and the transactions contemplated hereby).

(c) If Parent fails to comply with its obligations under this Section 7.13, and, in order to enforce an Indemnified Party’s rights under this Section 7.13, an Indemnified Party commences a suit that results in a judgment against Parent that Parent breached its obligations under this Section 7.13, Parent shall pay to the Indemnified Party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit after delivery to Parent of reasonable documentation evidencing such costs and expenses.

(d) In the event that Parent, the Surviving Corporation or any of their respective Subsidiaries (or any of their respective successors or assigns) consolidates or merges with any other Person and is not the continuing or surviving Person in such consolidation or merger, then in each case proper provision shall be made so that the continuing or surviving Person (or its successors or assigns, if applicable) shall assume the obligations set forth in this Section 7.13.

(e) The provisions of this Section 7.13 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives in accordance with Section 10.8 hereof.

7.14 Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and the Company Board shall grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise take such lawful actions to eliminate the effects of such statute or regulation on such transactions.

7.15 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VIII

CONDITIONS

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. The Company Voting Proposal shall have been duly adopted at the Company Meeting, at which a quorum is present, by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock on the record date for the Company Meeting entitled to vote thereon.

(b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, any filings required to be made under any other applicable Antitrust

Laws shall have been made, and any approvals required to be obtained under any other applicable Antitrust Laws shall have been obtained (or applicable waiting periods shall have expired).

(c) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation (each, an “Order”) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

8.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except for such inaccuracies (other than with respect to Section 5.2, Section 5.3, and Section 5.22 which shall be true and correct in all material respects) that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule purported to have been made after the execution of this Agreement shall be disregarded). Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the effect that each has read this Section 8.2(a) and the conditions set forth in this Section 8.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) No Restraints. There shall not be instituted, commenced, pending or threatened any action, investigation, proceeding or litigation:

(i) in which a Governmental Entity is (A) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or (B) seeking to (x) prohibit or impair Parent’s ability to own or operate any of the material businesses and assets of the Company or its Subsidiaries from and after the Effective Time or any of the businesses or assets of Parent or its Subsidiaries (including, without limitation, through any divestiture, licensing, lease or hold separate arrangement) or (y) prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation (any such restraint, prohibition, impairment, limitation or result described in clause (A) and (B) above, a “Burdensome Condition”); or

(ii) which may reasonably be expected to result in the imposition of (A) criminal sanctions on the Company or any of its Subsidiaries or (B) material penalties or fines to a Governmental Entity, or material restitution to a Third Party, in each case, resulting from the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendere) of the Company or any of its Subsidiaries of a crime or (y) settlement with a Governmental Entity for the purpose of closing an investigation, being imposed on Parent or the Surviving Corporation or any of their respective Affiliates.

No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order imposing a Burdensome Condition.

(d) Governmental Approvals. All Company Approvals shall have been obtained or made. Other than the filing pursuant to Section 1.2, all other authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be) except those that the failure to make or obtain, individually or in the aggregate, could not have a Company Material Adverse Effect or Parent Material Adverse Effect or provide a reasonable basis to conclude that the parties hereto or any of their Affiliates would be subject to risk of criminal sanctions or any of their representatives would be subject to the risk of criminal or civil sanctions.

(e) Required Consents.

(i) The consents, approvals or waivers indicated on Schedule 8.2(e)(i) shall have been obtained or made, as applicable.

(ii) Those contracts on Schedule 8.2(e)(ii) shall remain in full force and effect as of the Effective Time.

(f) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, circumstance or development (which, if curable, has not been cured) that, either individually or combined with all other changes, events, circumstances or developments, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(g) Dissenting Shares. The aggregate number of Dissenting Shares, if any, shall not be greater than ten percent (10%) of the total issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time; provided, however, that such aggregate Dissenting Shares threshold shall be twenty percent (20%) if all or substantially all of such Dissenting Shares are held by a single stockholder or by two or more stockholders acting as a “group” within the meaning of Section 13(b)(3) of the Exchange Act.

(h) SEC Consent. There are no amounts owed but unpaid to any Governmental Entity or regulatory agency in connection with, and no new investigation, action or other proceeding has been brought by a Governmental Entity based on the same allegations that are the subject of, the Company’s settlement agreement with the SEC dated March 29, 2006.

(i) Sarbanes-Oxley Certifications. Neither the principal executive officer nor the principal financial officer of the Company shall have failed to provide the necessary certifications in the form required under Section 302 and Section 906 of the Sarbanes-Oxley Act on any Company SEC Reports filed with the SEC since the date of this Agreement.

8.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except for such inaccuracies that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. The Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that such executive officer has read this Section 8.3(a) and the conditions set forth in this Section 8.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

ARTICLE IX

TERMINATION

9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 8.1(a), by mutual written consent of the Company by action of its board of directors and Parent by action of its Chief Executive Officer or Chief Financial Officer.

9.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 8.1(a), by Parent by action of its Chief Executive Officer or Chief Financial Officer or action of the board of directors of the Company and by written notice if:

(a) the Merger shall not have been consummated by April 30, 2007, (unless such date shall have been extended by mutual written consent of Parent and the Company) whether such date is before or after the date of approval by the stockholders of the Company;

(b) the approval of the Company’s stockholders required by Section 8.1(a) shall not have been obtained at the Company Meeting (after giving effect to any adjournment or postponement thereof if a vote on the Company Voting Proposal is taken at such Company Meeting or adjournment or postponement thereof); or

(c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, whether before or after the Company Meeting;

provided, that the right to terminate this Agreement pursuant to clause (a) or (b) above shall not be available to any party that has breached or failed to perform in any material respect its obligations under this Agreement in any manner that shall have been the principal cause of or primarily resulted in the failure of the Merger to be consummated; and provided, further, that, prior to or upon any termination by the Company pursuant to clause (b) above, the Company shall have paid to Parent any Termination Fee then due and payable under Section 9.5 under the terms specified therein.

9.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the time and date of the approval by stockholders of the Company referred to in Section 8.1(a), by action of the Company Board:

(a) if (i) the Company Board, pursuant to and in compliance with Section 7.2, shall have approved or recommended to the stockholders of the Company any Superior Proposal and (ii) prior to or upon termination pursuant to this Section 9.3(a), the Company shall have paid to Parent the Termination Fee then due and payable under Section 9.5; provided, that, (A) prior to such termination pursuant to this Section 9.3(a) the Company notified Parent in writing promptly of its intention to terminate this Agreement and to enter into a binding written agreement concerning a Superior Proposal promptly following the Waiting Period (as hereinafter defined), attaching the most current version of such agreement (or, to the extent no such agreement is contemplated to be entered into by the Company in connection with such Superior Proposal, a description of all material terms and conditions of such Superior Proposal), and (B) Parent did not make, within three (3) Business Days after its receipt of such written notification (the “Waiting Period”), an offer that the Company Board determined, in good faith after consultation with its financial advisor, is at least as favorable from a financial point of view to the stockholders of the Company as such Superior Proposal (it being understood that (1) the Company shall not enter into any such binding agreement prior to or during the Waiting Period, (2) the Company shall keep Parent reasonably informed at all times during the Waiting Period of the status and material terms and conditions (including any amendment thereto) of such Superior Proposal and provide copies of all draft Alternative Acquisition

Agreements related to such Superior Proposal (and any executed confidentiality agreement entered into in the circumstances referred to in Section 7.2(a)), and (3) the Company shall notify Parent promptly if the Company’s intention to enter into such binding written agreement shall change at any time after giving notification of such Superior Proposal); or

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, such that the condition set forth in Section 8.3(a) or 8.3(b), as the case may be, would not be satisfied and such breach is not cured within twenty (20) days after written notice thereof is given by the Company to Parent; provided, however, that the right to terminate this Agreement by the Company shall not be available to the Company if the Company is at that time in material breach of this Agreement.

9.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent by action of its Chief Executive Officer or Chief Financial Officer:

(a) if a Company Triggering Event (as hereinafter defined) shall have occurred; or

(b) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, such that the condition set forth in Section 8.2(a) or 8.2(b), as the case may be, would not be satisfied and such breach is not cured within twenty (20) days after written notice thereof is given by Parent to the Company; provided, however, that the right to terminate this Agreement by Parent shall not be available to Parent if Parent or Merger Sub is at that time in material breach of this Agreement.

For purposes of this Agreement, a “Company Triggering Event” shall be deemed to have occurred if:

(A) the Company Board shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement, a Change in Company Recommendation shall have occurred or the Company Board shall have resolved to make a Change in Company Recommendation;

(B) the Company Board shall have recommended to the stockholders of the Company a Competing Transaction or shall have publicly announced it intends to do so or shall have entered into any Alternative Acquisition Agreement accepting any Competing Transaction;

(C) a tender offer or exchange offer for the outstanding shares of capital stock of the Company is commenced (other than pursuant to the transactions contemplated by this Agreement), and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders;

(D) the Company Board, upon request of Parent following receipt of a proposal or offer for a Competing Transaction, fails to reaffirm to Parent the approval or recommendation of the Merger and this Agreement within five (5) Business Days after such request; or

(E) the Company or any of its officers, directors, representatives, or agents knowingly and materially breaches its obligations under Section 7.2 or 7.5.

9.5 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than as set forth in Section 10.1) shall become void and of no effect with no liability or obligation on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any fraud or willful or intentional breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive in accordance with their terms.

(b) The Company agrees to pay Parent a fee, by wire transfer in immediately available funds, of $7,300,000 (the “Termination Fee”) and shall pay all of the Expenses (as defined in Section 10.14) of Parent actually incurred from third-parties relating to the transactions contemplated by this Agreement prior to termination (in each case payable by wire transfer of same day funds on the date that the Termination Fee or the Expenses, as applicable, is due as provided below), in the event this Agreement is terminated:

(i) by Parent or the Company pursuant to Section 9.2(a) or (b), if the following shall have occurred:

(A) after the date of this Agreement and prior to the Company Meeting, a Takeover Proposal (substituting 35% for the 15% threshold set forth in the definition of Competing Transaction for purposes of this Section 9.5(b)(i)(A)) was made to the Company or publicly disclosed, prior to either (1) with respect to any termination pursuant to Section 9.2(a), the date of such termination or (2) with respect to any termination pursuant to Section 9.2(b), the date of the Company Meeting; and

(B) within twelve (12) months of such termination the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement to consummate, or shall have consummated or shall have approved or recommended to the Company’s stockholders or otherwise not opposed, a Competing Transaction (substituting 35% for the 15% threshold set forth in the definition of Competing Transaction for purposes of this Section 9.5(b)(i)(B));

(ii) by the Company (A) pursuant to Section 9.2(b) and, prior to the date of the Company Meeting, any event giving rise to Parent’s right of termination under Section 9.4(a) shall have occurred or (B) pursuant to Section 9.3(a); or

(iii) by Parent pursuant to Section 9.4(a).

The Termination Fee shall be paid by the Company no later than: (x) two (2) Business Days after the first to occur of the execution of an Alternative Acquisition Agreement (other than a confidentiality agreement), approval or recommendation to the Company’s stockholders of a Takeover Proposal, failure to oppose a Takeover Proposal or the consummation of a Competing Transaction, in the case of clause (i) above; (y) on the date of termination of this Agreement in the case of clause (ii) above; and (z) two (2) Business Days after termination of this Agreement in the case of clause (iii) above. The Expenses shall be paid to Parent within two (2) Business Days after demand therefor and delivery to the Company of reasonable documentation therefor following the occurrence of the termination event giving rise to the Termination Fee payment obligation described in this Section 9.5(b). Notwithstanding anything in this Agreement to the contrary, Parent and Merger Sub agree that payment of such Termination Fee, if such payment is actually paid and is accepted by Parent, shall be the sole and exclusive remedy of Parent and Merger Sub upon the termination of this Agreement, and that all other damages or remedies, at law or in equity (including provisional remedies), that might otherwise have been available to Parent and Merger Sub are waived by Parent and Merger Sub upon the acceptance of such payment; provided, however, that prior to payment of such Termination Fee to Parent and acceptance by Parent thereof, nothing herein shall prohibit Parent from seeking specific performance of this Agreement; provided, however, Parent shall not unreasonably reject the payment of any Termination Fee paid in connection with the termination of this Agreement in accordance with the termination provisions set forth in this Article IX. Under no circumstances shall the Termination Fee be payable more than once pursuant to this Article IX. The Company acknowledges that the agreements contained in this Section 9.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. If the Company fails to pay both the Termination Fee and Expenses in accordance with this Section 9.5(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee and/or Expenses, as the case may be, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Termination Fee and/or Expenses, from the date such payment was required to be made until the date of payment at the prime rate as announced in the The Wall Street Journal in effect on the date such payment was required to be made, after delivery to the Company of reasonable documentation evidencing such costs and expenses.

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1 Survival. This Article X and the covenants and agreements of the Company, Parent and Merger Sub that by their terms apply or are to be performed following the Effective Time, including Article IV and Section 7.13 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article X, the agreements of the Company, Parent and Merger Sub contained in Section 9.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

10.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing signed on behalf of each of the parties hereto; provided that no amendment shall be made subsequent to adoption of the Agreement by the stockholders of the Company without obtaining further approval of such stockholders if such approval is required by law or in accordance with any applicable listing standards.

10.3 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

10.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

10.5 Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND, TO THE EXTENT PERMITTED BY LAW, OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.6 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND

DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

(a) if to Parent or Merger Sub, to:

Motorola, Inc.

1303 E. Algonquin Road

Schaumburg, Illinois 60196

Attn: Corporate Vice President, Mergers and Acquisitions

Facsimile No: (847) 761-1837

with a copies to:

Motorola, Inc.

Law Department

1303 E. Algonquin Road

Schaumburg, Illinois 60196

Attention: General Counsel

Facsimile No: (847) 576-3628

     with a copy (which shall not constitute notice) to:

Baker & Mckenzie LLP

Two Embarcadero Center, 24th Floor

San Francisco, California 94111

Attention: Shane M. Byrne

Facsimile: (415) 576-3300

(b) if to the Company, to:

Netopia, Inc.

6001 Shellmound Street

Emeryville, California 94608

Attention: David Kadish

Facsimile: (510) 420-7608

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve

Franklin & Hachigian, LLP

155 Constitution Drive

Menlo Park, California 94025

Attention: Christopher D. Dillon

Fax: (650) 321-2800

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

10.7 Entire Agreement. This Agreement (including any annexes, exhibits and schedules hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule, the Stockholder Agreement and the Confidentiality Agreement, dated February 28, 2006, by and between the Company and Parent (as may be amended by the parties in writing, the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

10.8 No Third Party Beneficiaries. Except as provided in Section 7.13 (Indemnification; Directors’ and Officers’ Insurance) and with respect to Parent’s obligations under Article IV, this Agreement is not intended and shall not be deemed or construed to confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder. For the avoidance of doubt, Parent and the Company hereby agree that their respective representations and warranties set forth herein are solely for the benefit of the other party hereto in accordance with and subject to the terms of this Agreement. The parties hereto further agree that the rights of third party beneficiaries under Section 7.13 and Article IV shall not arise unless and until the Effective Time occurs.

10.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

10.10 Definitions. Each of the terms set forth in the list of defined terms included in this Agreement is defined in the Section of this Agreement set forth opposite such term.

10.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.12 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) For purposes of this Agreement, “knowledge” or “known” shall means, with respect to the Company, the actual knowledge, after reasonable due inquiry, of Alan Lefkof, Charles Constanti, David Kadish, Charlotte Weisel, Debra Machado, Kathy Gearhart, Brooke Hauche, Geng Lin and Philip Simmons.

(c) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.13 Assignment. This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation. Any purported assignment in violation of this Agreement is void.

10.14 Expenses. Except as set forth in Section 9.5, all fees, charges and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, brokers, finders, agents, accountants and legal counsel) (“Expenses”) shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

MOTOROLA, INC.

By:	/s/ Daniel Moloney
Name:	Daniel Moloney
Title:	Executive Vice President

MOTOROLA GTG SUBSIDIARY IV CORP.

/s/ Daniel Moloney
Name:	Daniel Moloney
Title:	President

NETOPIA, INC.

/s/ Alan B. Lefkof
Name:	Alan B. Lefkof
Title:	CEO

EXHIBIT A

VOTING AGREEMENT AND IRREVOCABLE PROXY

THIS VOTING AGREEMENT AND IRREVOCABLE PROXY (this “Agreement”) is made and entered into as of November 13, 2006, by and among Motorola, Inc., a Delaware corporation (“Parent”),and each of the stockholders whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

A. Concurrently with the execution of this Agreement, Parent, GTG Subsidiary IV Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Netopia, Inc., a Delaware corporation (the “Company”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company.

B. Pursuant to the Merger, all of the issued and outstanding shares of capital stock of the Company will be canceled and converted into the right to receive the consideration set forth in the Merger Agreement upon the terms and subject to the conditions set forth in the Merger Agreement.

C. As of the date hereof, each Stockholder Beneficially Owns (as defined below) the number of Shares (as defined below) of capital stock of the Company as set forth on the signature page of this Agreement.

D. In order to induce Parent and Merger Sub to execute the Merger Agreement, the Stockholders desire to restrict the transfer or disposition of, and desire to vote, the Shares as provided in this Agreement, and the execution and delivery of this Agreement is a material condition to Parent’s willingness to enter into the Merger Agreement.

E. As stockholders of the Company, the Stockholders will benefit from the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Certain Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

(a) A Person shall be deemed to “Beneficially Own” a security if such Person has “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(b) “Constructive Sale” means, with respect to any security, a short sale or entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership of such security.

(c) “Expiration Date” means the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement and (ii) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article IX thereof.

(d) “Options” means, with respect to each Stockholder: (i) all securities Beneficially Owned by such Stockholder as of the date of this Agreement that are convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, including, without limitation, options, warrants and other rights to acquire shares of Company Common Stock or other shares of capital stock of the Company; and (ii) all securities of which such Stockholder acquires Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date that are convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, including, without limitation, options, warrants and other rights to acquire shares of Company Common Stock or other shares of capital stock of the Company.

(e) “Shares” means, with respect to each Stockholder: (i) all shares of capital stock of the Company Beneficially Owned by such Stockholder as of the date of this Agreement; and (ii) all shares of capital stock of the Company of which such Stockholder acquires Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date, including, without limitation, in each case, shares issued upon the conversion, exercise or exchange of Options, but excluding in each case any shares of capital stock deemed to be Beneficially Owned by such stockholder solely by virtue of such stockholder having a right to acquire such shares within 60 days upon exercise of Options Beneficially Owned by such Stockholder.

(g) “Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, gift, placement in trust, Constructive Sale or other disposition of such security (excluding transfers by testamentary or intestate succession), of any right, title or interest in such security (including, without limitation, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise) or of the record or beneficial ownership of such security, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing, but excluding any Transfer pursuant to a court order or any Transfer to an affiliate or trust, in each case that is under the control of a Stockholder.

2. No Transfer of Shares or Options. Each Stockholder agrees that, at all times during the period beginning on the date hereof and ending on the Expiration Date, such Stockholder shall not Transfer (or cause or permit any Transfer of) any Shares or Options, or make any agreement relating thereto, in each case, without the prior written consent of Parent, in each case except for (i) Transfers under plans adopted prior to the date of this Agreement pursuant to Rule 10b-5 promulgated under the Securities Exchange Act of 1934, as amended, to which such Stockholder is a party that relates to the Shares, (ii) Transfers of Shares issuable upon exercise of Options held by such Stockholder to the extent necessary to permit a “cashless exercise” of such Options by such Stockholder or (iii) the Transfers specified on Schedule 1 hereto. Each Stockholder agrees that any Transfer in violation of this Agreement shall be void and of no force or effect.

3. No Transfer of Voting Rights. Each Stockholder agrees that, during the period from the date of this Agreement through and including the Expiration Date, such Stockholder shall not deposit (or cause or permit the deposit of) any Shares or Options in a voting trust or grant (or cause or permit the grant of) any proxy or enter into (or cause or permit the entry into) any voting agreement or similar agreement with respect to any of the Shares or Options other than as contemplated by this Agreement. This Section 3 shall not prohibit Transfers permitted by Section 2 of this Agreement.

4. Agreement to Vote Shares.

(a) Until the Expiration Date, at every meeting of stockholders of the Company, however called, at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, each Stockholder shall vote, to the extent not voted by the Person(s) appointed under the proxy granted under Section 5 hereof, all of the Shares or cause the Shares to be voted:

(i) in favor of (1) adoption of the Merger Agreement, including all actions and transactions contemplated by the Merger Agreement and (2) the adjournment or postponement of the meeting of stockholders of the Company to approve the Merger Agreement and all actions and transactions contemplated by the Merger Agreement, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement;

(ii) against (1) approval of any proposal made in opposition to, or in competition with, the Merger Agreement or consummation of the Merger and the other transactions contemplated by the Merger Agreement, and (2) any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement; and

(iii) against (1) any merger agreement or merger (other than the Merger Agreement and the Merger), Takeover Proposal, consolidation, business combination, reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any Subsidiary of the Company, (2) any sale, lease, license or transfer of any significant part of the assets of the Company or any Subsidiary of the Company, or (3) any other action that is intended, or could reasonably be expected, to, in any manner, impede, frustrate, prevent, nullify, interfere with, delay, postpone, discourage or otherwise adversely affect the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement.

(b) No Stockholder shall enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with this Section 4.

5. Irrevocable Proxy. Each Stockholder hereby irrevocably (to the fullest extent permitted by law) appoints Parent, and any designee of Parent, and each of them individually, as the sole and exclusive attorneys-in-fact and proxies of such Stockholder with full power of substitution and resubstitution, at any time after the date hereof and prior to the Expiration Date to vote and exercise all voting and related rights with respect to, and to grant a consent or approval in respect of (in each case, to the full extent that such Stockholder is entitled to do so), all of the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting in accordance with Section 4 hereof. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Upon the execution of this Agreement by each Stockholder, such Stockholder hereby revokes any and all prior proxies or powers of attorney given by such Stockholder with respect to voting of the Shares on the matters referred to in Section 4 and agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of the Shares on the matters referred to in Section 4 until after the Expiration Date. Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholders execution and delivery of this Agreement and the Stockholders’ granting of the proxies contained in this Section 5. Each Stockholder hereby affirms that the proxy granted in this Section 5 is given in connection with the execution of the Merger Agreement, and that such proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder agrees to execute any further agreement or form reasonably necessary to confirm and effectuate the grant of the proxy contained herein.

6. Representations, Warranties and Covenants of the Stockholders. As of the date hereof, each Stockholder represents, warrants and covenants to Parent as follows:

(a) Such Stockholder is the Beneficial Owner of the Shares and the Options indicated on the Exhibit A to this Agreement.

(b) Such Stockholder does not Beneficially Own any shares of capital stock of the Company or any securities convertible into, or exchangeable or exercisable for, shares of capital stock of the Company, other than the Shares and Options set forth on Exhibit A hereto.

(c) Such Stockholder has the full power to dispose, vote or direct the voting of the Shares for and on behalf of all beneficial owners of the Shares.

(d) The Shares are, and at all times up to and including the Expiration Date the Shares will be, Beneficially Owned by such Stockholder, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, options, charges, proxies, voting trusts or agreements, or any other encumbrances of any kind or nature (“Encumbrances”).

(e) The execution and delivery of this Agreement by such Stockholder do not, and such Stockholder’s performance of its obligations under this Agreement will not conflict with or violate or require any consent, approval or notice under, any order, decree, judgment, statute, law, rule, regulation or agreement applicable to such Stockholder or by which such Stockholder or any of such Stockholder’s properties or assets, including, without limitation, the Shares and Options, is bound.

(f) Such Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement with respect to all of the Shares without limitation, qualification or restriction on such power and authority.

(g) The failure of the spouse, if any, of such Stockholder to be a party or signatory to this Agreement shall not (i) prevent such Stockholder from performing such Stockholder’s obligations and consummating the transactions contemplated hereunder or (ii) prevent this Agreement from constituting the legal, valid and binding obligation of such Stockholder in accordance with its terms.

7. Consents and Waivers. Each Stockholder hereby gives all consents and waivers that may be required from it for the execution delivery of this Agreement and for the consummation of the Merger under the terms of any agreement or instrument to which such Stockholder is a party or subject or in respect of any rights such Stockholder may have. Each Stockholder further consents to the Company placing a stop transfer order on the Shares with its transfer agent(s), which stop transfer order shall, at the request of Parent remain in effect during the term of this Agreement and in accordance with the terms of this Agreement, each Stockholder further consents and authorizes Parent and the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in connection therewith) such Stockholder’s identity and ownership of the Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement.

8. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

9. Legending of Shares. Each Stockholder agrees that, if so requested by Parent, certificates evidencing the Shares of such Stockholder shall bear the following legend:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS PURSUANT TO THAT CERTAIN VOTING AGREEMENT AND IRREVOCABLE PROXY, DATED AS OF NOVEMBER 13, 2006, BY AND AMONG MOTOROLA, INC. AND [STOCKHOLDER] WHICH INCLUDES AN IRREVOCABLE PROXY IN FAVOR OF MOTOROLA, INC. ANY TRANSFER OF SUCH SHARES OF COMMON STOCK IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH VOTING AGREEMENT SHALL BE NULL AND VOID AND HAVE NO FORCE OR EFFECT WHATSOEVER.

10. Takeover Proposals.

(a) Each Stockholder agrees that it shall not, and that it shall use all reasonable efforts to cause such Stockholder’s agents and representatives (including any investment banker, attorney or accountant retained by such Stockholder) to not (and shall not authorize or permit any of them to), directly or indirectly (a) solicit, initiate, facilitate, respond to or encourage, including by way of furnishing non-public information, any inquiries regarding or relating to, or the submission of, any Takeover Proposal or (b) participate in any discussions or negotiations, furnish to any Person any information or data relating to the Company or its Subsidiaries, provide access to any of the properties, books, records or employees of the Company or its Subsidiaries or take any other action, in each such case regarding or to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that nothing in this Section 10 shall prevent a Stockholder, in his capacity as a director or executive officer of the Company from engaging in any activity permitted pursuant to Section 7.2 of the Merger Agreement.

(b) Each Stockholder will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations (including, without limitation, any such activities, discussions or negotiations conducted by agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative)) of such Stockholder with any third parties conducted heretofore with respect to consideration of any Takeover Proposal.

11. Stockholder Capacity. So long as a Stockholder is an officer or director of the Company, nothing in this Agreement shall be construed as preventing, limiting or otherwise affecting any actions taken (or not taken) by such Stockholder in his capacity as an officer or director of the Company or any of its Subsidiaries or from fulfilling the obligations of such office (including, without limitation, the performance of obligations required by the fiduciary obligations of such Stockholder acting solely in his or her capacity as an officer or director).

12. Miscellaneous.

(a) Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally or by courier service, (ii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if sent via facsimile (receipt confirmed), or (iii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered to the parties at the following addresses or facsimile numbers (or pursuant to such other instructions as may be designated in writing by the party to receive such notice):

(i)	if to Parent or Merger Sub, to:

Motorola, Inc.

1303 E. Algonquin Road

Schaumburg, Illinois 60196

Attn: Corporate Vice President, Mergers and Acquisitions

Facsimile No: (847) 761-1837

with a copies to:

Motorola, Inc.

Law Department

1303 E. Algonquin Road

Schaumburg, Illinois 60196

Attention: General Counsel

Facsimile No: (847) 576-3628

with a copy (which shall not constitute notice) to:

Baker & Mckenzie LLP

Two Embarcadero Center, 24th Floor

San Francisco, California 94111

Attention: Shane M. Byrne

Facsimile No: (415) 576-3300

(ii)	if to the Stockholders, to:

c/o Netopia, Inc.

Marketplace Tower

6001 Shellmound Street, 4th Floor

Emeryville, CA 94608

Attention: David Kadish

Facsimile No: (510) 420-7608

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

155 Constitution Drive

Menlo Park, California 94025

Attention: Christopher D. Dillon

Facsimile No: (650) 321-2800

(c) Headings. All captions and section headings used in this Agreement are for convenience only and do not form a part of this Agreement.

(d) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(e) Entire Agreement; Amendment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing specifically referencing this Agreement and executed by each of Parent and the Stockholders.

(f) Severability. In the event that any provision of this Agreement, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

(h) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(i) Remedies. The parties acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law in the event of a violation or breach of any of the terms of this Agreement.

Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation or breach, Parent shall have the right to enforce the terms hereof by specific performance, injunctive relief or by any other means available to Parent at law or in equity, and that each Stockholder waives the posting of any bond or security in connection with any proceedings related thereto. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Parent.

(j) Binding Effect; No Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of this Section 13(j) shall be void.

IN WITNESS WHEREOF, the undersigned have executed this Voting Agreement and Irrevocable Proxy on the date first above written.

MOTOROLA, INC.

Name:
Title:

STOCKHOLDERS

Name: J. Francois Crepin
Title: Director

Name: Alan B. Lefkof
Title: Director and Chief Executive Officer

Name: Reese M. Jones
Title: Director

Name: Robert Lee
Title: Director

Name: Howard T. Slayen
Title: Director

Name: Harold S. Wills
Title: Director and Chairman of the Board

Exhibit A

Stockholder: J Francois Crepin

Number of Shares: 0

Number of Options: 65,000

Stockholder: Reese M. Jones

Number of Shares: 922,278

Number of Options: 90,500

Stockholder: Robert Lee

Number of Shares: 0

Number of Options: 110,000

Stockholder: Alan Lefkof

Number of Shares: 67,100 (by family trust)

Number of Options: 1,073,000

Stockholder: Howard T. Slayen

Number of Shares: 500 (in a retirement account); 2,500 (in a family partnership)

Number of Options: 110,000

Stockholder: Harold Wills

Number of Shares: 0

Number of Options: 92,500

EXHIBIT B

CERTIFICATE OF INCORPORATION

of

MOTOROLA GTG SUBSIDIARY IV CORP.

FIRST:	The name of the corporation is Motorola GTG Subsidiary IV Corp.

SECOND:	The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

THIRD:	The name of the corporation’s initial agent for service of process in the state of Delaware is:
The Corporation Trust Company 1209 Orange Street Wilmington, DE 19801 County of New Castle

FOURTH:	The total number of shares which the corporation shall have authority to issue is One Thousand (1,000) with $.01 par value.

FIFTH:	The name and mailing address of the incorporator are as follows:

	Name:	Laura C. Rasmussen
	Mailing Address:	1303 East Algonquin Road
Schaumburg, IL 60196

I, THE UNDERSIGNED, for the purposes of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 13th day of June 2006.

Laura C. Rasmussen

State of Delaware Secretary of State Division of Corporations Delivered 01:06 PM 06/13/2006 FILED 12:57 PM 06/13/2006 SRV 060568812 - 4173993 FILE

ANNEX B

Thomas Weisel Partners

November 13, 2006

Board of Directors

Netopia, Inc.

6001 Shellmound Street, 4th Floor

Emeryville, CA 94608

Gentlemen:

We understand that Netopia, Inc., a Delaware corporation (“Seller”), Motorola, Inc., a Delaware corporation (“Buyer”), and Motorola GTG Subsidiary IV Corp., a Delaware corporation and wholly owned subsidiary of Buyer (“Merger Sub”), intend to enter into an Agreement and Plan of Merger in substantially the form presented to us on the date hereof (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into Seller, which will be the surviving entity and a wholly owned subsidiary of Buyer (the “Merger”). Pursuant to the Merger, as more fully described in the Merger Agreement, we understand that each outstanding share of the common stock, $0.001 par value per share, of Seller (“Seller Common Stock”), other than shares to be cancelled in accordance with the Merger Agreement and dissenting shares, will be converted into the right to receive $7.00 in cash (the “Consideration”). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

You have asked for our opinion as investment bankers as to whether the Consideration to be received by the stockholders of Seller (other than such stockholders who exercise dissenters’ rights or Buyer and its affiliates) pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof. As you are aware, we were not retained to nor did we advise Seller with respect to alternatives to the Merger or Seller’s underlying decision to proceed with or effect the Merger.

In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Seller, including the consolidated financial statements for recent years and certain other relevant financial and operating data relating to Seller made available to us from published sources and from the internal records of Seller; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) compared Seller from a financial point of view with certain other companies in the communications equipment industry which we deemed to be relevant; (iv) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the communications equipment industry which we deemed to be comparable, in whole or in part, to the Merger; (v) reviewed and discussed with representatives of the management of Seller certain information of a business and financial nature regarding Seller, furnished to us by them, including financial forecasts and related assumptions of Seller; (vi) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Seller’s counsel; and (vii) performed such other analyses and examinations as we have deemed appropriate.

In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Seller provided to us by Seller’s management, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective management at the time of preparation as to the future financial performance of Seller and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in Seller’s assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel and independent accountants to Seller as to all legal and

B-1

Board of Directors

Netopia, Inc.

November 13, 2006

financial reporting matters with respect to Seller, the Merger and the Merger Agreement, including with respect to litigation involving Seller. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Seller or Buyer of any of the conditions to its obligations thereunder. We have further assumed that the merger agreement into which the parties will enter will not be different in any material respect than the draft that you provided to us dated November 12, 2006.

We have acted as financial advisor to Seller in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we actively trade the equity securities of Seller and Buyer for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also performed various investment banking services for Seller and Buyer.

Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the stockholders of Seller (other than such stockholders who exercise dissenters’ rights or Buyer and its affiliates) pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof.

This opinion is directed to the Board of Directors of Seller in its consideration of the Merger and is not a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to the stockholders and does not address the relative merits of the Merger and any alternatives to the Merger, Seller’s underlying decision to proceed with or effect the Merger, or any aspect of the Merger. This opinion may not be used or referred to by Seller, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement filed with the Securities and Exchange Commission in connection with the Merger.

Very truly yours,

/s/ THOMAS WEISEL PARTNERS LLC

THOMAS WEISEL PARTNERS LLC

B-2

ANNEX C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

DETACH HERE

NETOPIA, INC.

Proxy for the Special Meeting of Stockholders [            ], 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NETOPIA, INC.

The undersigned hereby appoints Alan B. Lefkof and David A. Kadish, and each of them, with full power of substitution, attorneys-in-fact and proxies to represent the undersigned at the Special Meeting of Stockholders of Netopia, Inc. to be held on [            ], 2007, at [            ], local time, and at any adjournment or adjournments thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of and Proxy Statement for the Special Meeting in accordance with the following instructions and with discretionary authority upon such other matters as may come before the Special Meeting. All previous proxies are hereby revoked.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” BOTH PROPOSALS. IF YOU SIGN THIS PROXY AND NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” BOTH PROPOSALS AND AT THE DISCRETION OF THE NAMED PROXIES ON ANY OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name appears on the books of Netopia, Inc. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?

NETOPIA, INC.

6001 Shellmound Street, 4th floor

Emeryville, California 94608

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www. [ ]

OR

Vote-by-Telephone Call toll-free 1-[ ]

Please register your vote by [            ] on [            ], 2007 or sooner.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☑	Please mark votes as in this example.

1.    To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 13, 2006, among Motorola, Inc., a Delaware corporation, Motorola GTG Subsidiary IV Corp., a Delaware corporation, and Netopia.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.    To consider and vote to adjourn the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.    To transact such other business as may properly come before the meeting and any and all adjourned sessions thereof.

THE BOARD OF DIRECTORS OF NETOPIA RECOMMENDS A VOTE “FOR” THE PROPOSALS.

Mark box at right if an address change has been noted on the reverse side of this card:    ☐

Please sign exactly as your name appears. Joint owners should each sign personally. If acting as attorney, executor, trustee, or in other representative capacity, sign name and title.

Signature: ___________________ Date: _______________ Signature: ___________________ Date: ________________